Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254608

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.700% Senior Notes due 2031	$675,000,000	99.897%	$674,304,750	$73,566.65
Guarantees of 2.700% Senior Notes due 2031(2)	—	—	—	—
3.750% Senior Notes due 2051	$675,000,000	99.520%	$671,760,000	$73,289.02
Guarantees of 3.750% Senior Notes due 2051(2)	—	—	—	—

(1)	Pursuant to Rule 457(r), the total registration fee for this offering is $146,855.67.
(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the 2.700% Senior Notes due 2031 or the guarantees of the 3.750% Senior Notes due 2051.

Prospectus supplement

(to prospectus dated March 23, 2021)

STERIS Irish FinCo Unlimited Company

$675,000,000 2.700% Senior Notes due 2031

$675,000,000 3.750% Senior Notes due 2051

Fully and unconditionally guaranteed by

STERIS plc, STERIS Corporation and STERIS Limited

STERIS Irish FinCo Unlimited Company, an Irish public unlimited company (the “Issuer”), is offering $675,000,000 aggregate principal amount of 2.700% senior notes due 2031 (the “2031 notes”) and $675,000,000 aggregate principal amount of 3.750% senior notes due 2051 (the “2051 notes,” and, together with the 2031 notes, the “notes”). The 2031 notes will mature on March 15, 2031 and the 2051 notes will mature on March 15, 2051. The Issuer will pay interest on the notes on each March 15 and September 15, commencing on September 15, 2021. The notes will be issued in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof. The Issuer may redeem all of the notes at any time at the redemption prices set forth in this prospectus supplement under “Description of notes—Optional redemption.” The Issuer may also redeem all of the notes of a particular series at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date in the event of certain changes in respect of withholding taxes applicable to the notes or guarantees, as described in this prospectus supplement under “Description of notes—Tax redemption.”

The notes will be jointly and severally guaranteed on a senior unsecured basis (the “guarantees”) by STERIS plc, an Irish public limited company, STERIS Corporation, an Ohio corporation, and STERIS Limited, a private limited company incorporated under the laws of England and Wales (the “guarantors”). Each of the Issuer, STERIS Corporation and STERIS Limited is an indirect wholly owned subsidiary of STERIS plc.

On January 12, 2021, STERIS plc and certain of its affiliates entered into an Agreement and Plan of Merger, as amended (the “Acquisition Agreement”) with Cantel Medical Corporation (“Cantel”) that contemplates a series of mergers whereby Cantel and its subsidiaries will become indirect wholly owned subsidiaries of STERIS plc (such series of mergers, together with the Financing Transactions (as defined herein), the “Acquisition”). This offering is not conditioned upon the completion of the Acquisition. However, if the Acquisition is not completed by April 12, 2022, the 2031 notes will be subject to a special mandatory redemption upon the terms and at the redemption prices set forth in this prospectus supplement under “Description of notes—Special mandatory redemption.” The 2051 notes will not be subject to any special mandatory redemption if the Acquisition is not completed.

The notes will be (i) senior unsecured obligations of the Issuer; (ii) effectively junior to any of the Issuer’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; (iii) structurally junior to any indebtedness and preferred equity of STERIS plc’s subsidiaries that are not the Issuer, STERIS Corporation or STERIS Limited (subject to the requirements under “Description of notes—Certain covenants—Future guarantors”); (iv) equal in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness; and (v) senior in right of payment to all of the Issuer’s future subordinated indebtedness.

Each guarantee will be (i) senior unsecured obligations of the guarantors; (ii) effectively junior to any of the guarantors’ future secured indebtedness to the extent of the value of the assets securing such indebtedness; (iii) structurally junior to any indebtedness and preferred equity of STERIS plc’s subsidiaries that are not the Issuer, STERIS Corporation or STERIS Limited (subject to the requirements under “Description of notes—Certain covenants—Future guarantors”); (iv) equal in right of payment with all of the guarantors’ existing and future senior unsecured indebtedness; and (v) senior in right of payment to all of the guarantors’ future subordinated indebtedness.

Investing in the notes involves a high degree of risk. See “Risk factors” beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note due 2031	Total	Per note due 2051	Total

Public offering price	99.897%	$674,304,750	99.520%	$671,760,000

Underwriting discounts	0.650%	$4,387,500	0.875%	$5,906,250

Proceeds to us (before expenses)	99.247%	$669,917,250	98.645%	$665,853,750

Interest on the notes will accrue from April 1, 2021.

The Issuer intends to apply to list the notes on The New York Stock Exchange, or the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

The underwriters expect to deliver the notes for purchase on or about April 1, 2021, in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV.

Joint book-running managers

J.P. Morgan	BofA Securities	Citigroup
PNC Capital Markets LLC

Senior co-managers

Santander	SMBC Nikko

Co-managers

US Bancorp	DNB Markets	KeyBanc Capital Markets
HSBC	Siebert Williams Shank	Academy Securities

The date of this prospectus supplement is March 24, 2021.

Prospectus table of contents

Neither we nor the underwriters have authorized anyone to provide any information other than that which is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurance as to, the reliability of any other information that others may give you. No offer to sell the notes is being made in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of the date of the document in which the information appears. Our business, financial condition, results of operations and prospects may have changed after any such dates.

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About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein, and the additional information described under “Where you can find more information.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Except as so modified or superseded, any statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement. See “Where you can find more information.”

On March 28, 2019, upon the consummation of a Scheme of Arrangement under the laws of the United Kingdom in connection with a redomiciliation from the United Kingdom to Ireland (the “Redomiciliation”), STERIS plc became the parent company of the STERIS group of companies.

Unless otherwise stated or the context otherwise requires, in this prospectus supplement we use the terms:

•	“The Issuer” to refer to STERIS Irish FinCo Unlimited Company, a public unlimited company incorporated under the laws of Ireland, and an indirect wholly owned subsidiary of STERIS plc;

•	“STERIS plc” or the “Parent” to refer to STERIS plc, a public limited company incorporated under the laws of Ireland;

•	“STERIS Corporation” to refer to STERIS Corporation, an Ohio corporation, and an indirect wholly owned subsidiary of STERIS plc;

•	“STERIS Limited” to refer to STERIS Limited, a private limited company organized under the laws of England and Wales, and an indirect wholly owned subsidiary of STERIS plc;

•	a “guarantor” or the “guarantors” to refer to one or more of STERIS plc, STERIS Corporation and STERIS Limited;

•	“STERIS,” “we,” “us” or “our” or other similar terms to refer to STERIS plc, together with its consolidated subsidiaries, including the Issuer, STERIS Corporation and STERIS Limited.

Unless otherwise stated, the information in this prospectus supplement does not give effect to the Acquisition, which is expected to be completed in the first half of 2021 (though no assurance can be given as to when or whether the Acquisition will be completed). See “Where you can find more information.”

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Important—EEA and UK retail investors

This document is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, (as amended) (the “EU Prospectus Regulation”), or the European Union (Prospectus) Regulations of Ireland 2019; or (ii) Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom, or the EUWA, as amended by the Prospectus (Amendment) (EU Exit) Regulations 2019 of the United Kingdom, or the UK Prospectus Regulation. The securities are not offered in any jurisdiction in circumstances that would require a prospectus to be prepared pursuant to the EU Prospectus Regulation or the UK Prospectus Regulation.

This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the EU Prospectus Regulation, or the UK Prospectus Regulation, as applicable. No offer of securities to the public is being, or shall be, made in Ireland or any other member state of the European Economic Area or the United Kingdom on the basis of this document. Any investment in the securities does not have the status of a bank deposit in Ireland and is not within the scope of the deposit protection scheme operated by the Central Bank of Ireland. STERIS is not regulated by the Central Bank of Ireland by virtue of the issue of any securities.

Prohibition of sales to EEA retail investors—No securities are intended to be offered, sold or otherwise made available to or should be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended), or MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), or the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the EU Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended), or the PRIIPs Regulation, for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

Prohibition of sales to UK retail investors—No securities are intended to be offered, sold or otherwise made available to or should be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended), or the FSMA, and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA, or the UK PRIIPs Regulation, for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

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Where you can find more information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). STERIS plc files annual, quarterly and current reports, proxy statements and other information with the SEC. STERIS plc’s SEC filings are available over the Internet at the SEC’s website at www.sec.gov.

We make available, free of charge, on the Investor Relations page of our website at www.steris-ir.com, STERIS plc’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement.

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Incorporation by reference

The SEC’s rules allow us to “incorporate by reference” in this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

This prospectus supplement incorporates by reference the documents set forth below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering:

•	STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on May 29, 2020;

•

the following information in STERIS plc’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the SEC on May 30, 2019, by STERIS plc: “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” (appearing on pages 25–48);

•

STERIS plc’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 7, 2020, for the quarter ended September 30, 2020, filed with the SEC on November 6, 2020, and for the quarter ended December 31, 2020, filed with the SEC on February 9, 2021; and

•

STERIS plc’s Current Reports on Form 8-K, filed with the SEC on August 3, 2020 (Items 5.02 and 5.07), October 6, 2020 (Item 1.01 and Item 9.01, excluding Exhibit No.  99.1), November  18, 2020 (Items 1.01, 2.03 and 9.01, excluding Exhibit 99.1), January  12, 2021, February  3, 2021, February  9, 2021 and March 23, 2021.

This prospectus supplement also incorporates by reference the following information that has previously been filed with the SEC by Cantel Medical Corp. (“Cantel”) (File No. 001-31337):

•

the following information in Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 (filed with the SEC on September 25, 2020): “Financial Statements and Supplementary Data” (appearing on pages 39–81);

•

the following information in Cantel’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2020 (filed with the SEC on March  6, 2020): “Financial Statements (unaudited)” (appearing on pages 1–20), Cantel’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2020 (filed with the SEC on June  9, 2020): “Financial Statements (unaudited)” (appearing on pages 1–25), Cantel’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2020 (filed with the SEC on December  10, 2020): “Financial Statements (unaudited)” (appearing on pages 1–20) and Cantel’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2021 (filed with the SEC on March 10, 2021): “Financial Statements (unaudited)” (appearing on pages 1–21); and

•	Cantel’s Current Reports on Form 8-K filed with the SEC on October 2, 2019 (as amended on December 16, 2019) and March 2, 2021.

We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item

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7.01 of Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing these documents on the Investor Relations page of our website at www.steris-ir.com or by requesting the filings in writing or by telephone at the following address and telephone number.

STERIS

Investor Relations

5960 Heisley Road

Mentor, Ohio 44060

Telephone Number: +1 440 354 2600

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Cautionary statement regarding forward-looking statements

This prospectus supplement, including the information we incorporate by reference, contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. These forward-looking statements are based on our management’s current expectations, estimates or forecasts about our businesses, the industries in which we operate and current beliefs and assumptions of management and are subject to uncertainty and changes in circumstances. Investors should understand that these statements are not guarantees of performance or results. Many important factors could affect actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this prospectus supplement. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS plc’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. Unless legally required, STERIS plc does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. These risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

•	the failure to obtain approval of stockholders of Cantel to adopt the Acquisition Agreement;

•

the possibility that the closing conditions to the Acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval and any conditions imposed on the combined entity in connection with consummation of the Acquisition;

•	delay in closing the Acquisition or the possibility of non-consummation of the Acquisition;

•

the risk that the cost savings and any other synergies from the Acquisition transaction may not be fully realized or may take longer to realize than expected, including that the Acquisition may not be accretive within the expected timeframe or to the extent anticipated;

•	the occurrence of any event that could give rise to termination of the Agreement and Plan of Merger dated January 12, 2021, as amended, for the Acquisition;

•

the risk that shareholder/stockholder litigation in connection with the Acquisition may affect the timing or occurrence of the Acquisition or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the Acquisition to us;

•	risks relating to the value of ordinary shares, par value $0.001 per share, of STERIS plc (“ordinary shares”) to be issued in the Acquisition;

•	the effect of announcement of the Acquisition on our ability to retain and hire key personnel and maintain relationships with Customers, suppliers and other third parties;

•	the impact of the COVID-19 pandemic on our or Cantel’s operations, performance, results, prospects, or value;

•	our ability to achieve the expected benefits regarding the accounting and tax treatments of the Redomiciliation;

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•	our ability to achieve the expected benefits regarding the accounting and tax treatments of the Acquisition;

•

operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation;

•

our ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (the “TCJA”), or the possibility that anticipated benefits resulting from the TCJA will be less than estimated;

•

changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in us being treated as a domestic corporation for United States federal tax purposes;

•	the potential for increased pressure on pricing or costs that leads to erosion of profit margins;

•

the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated;

•

the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning or untitled letters, notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect our or Cantel’s performance, results, prospects or value;

•

the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs;

•	the possibility of reduced demand, or reductions in the rate of growth in demand, for our or Cantel’s products and services;

•	the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services;

•

the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our and Cantel’s businesses, industry or initiatives including, without limitation, those matters described in STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020 and other securities filings, may adversely impact our and/or Cantel’s performance, results, prospects or value;

•	the impact on us and our operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and our ability to respond to such impacts;

•

the impact on us and our operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto;

•

the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Key Surgical, or of our restructuring efforts, or of recent divestitures, or of restructuring plans will not be realized or will be other than anticipated;

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•	the effects of contractions in credit availability, as well as the ability of our and Cantel’s Customers and suppliers to adequately access the credit markets when needed;

•	our ability to complete the Acquisition, including the fulfillment of closing conditions and obtaining financing, on terms satisfactory to us or at all; and

•	other risks described in STERIS plc’s most recent Annual Report on Form 10-K and other reports filed with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements included in this prospectus supplement, which speak only as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law. This cautionary statement is applicable to all forward-looking statements contained in this prospectus supplement.

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Summary

This summary highlights certain information about STERIS and this offering of the notes. This summary does not contain all the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including under “Risk factors,” and our financial statements and related notes thereto, before making an investment decision.

General

STERIS

STERIS plc is a public limited company incorporated under the laws of Ireland on December 22, 2016. It became the parent company of the STERIS group of companies on March 28, 2019, in connection with the Redomiciliation. STERIS is a leading provider of infection prevention and other procedural products and services. STERIS offers its Customers a unique mix of innovative capital equipment products, such as sterilizers and washers, surgical tables, lights and equipment management systems and connectivity solutions such as operating room integration; consumable products including detergents and gastrointestinal endoscopy accessories and other products and services, including equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory services and outsourced instrument reprocessing.

STERIS is segmented by Customer, with three reporting segments: Healthcare, Applied Sterilization Technologies and Life Sciences. Through these three segments STERIS serves hospitals and surgery centers, medical device manufacturers and pharmaceutical manufacturers.

As of March 31, 2020, we had approximately 13,000 employees and conducted our operations through various subsidiaries in over 100 countries and sovereignties.

The Issuer

The Issuer is an indirect wholly owned subsidiary of STERIS plc. The Issuer is a public unlimited company incorporated under the laws of Ireland on October 21, 2015. See “About this prospectus supplement” and “Where you can find more information.”

The registered office of the Issuer is located at 70 Sir John Rogerson’s Quay, Dublin 2 Ireland D02 R296, main telephone number is +353 1 232 2000.

The guarantors

The notes will be jointly and severally guaranteed, on a senior unsecured basis, by each of the guarantors: STERIS plc, STERIS Corporation and STERIS Limited. The registered office of STERIS plc is located 70 Sir John Rogerson’s Quay, Dublin 2 Ireland D02 R296, main telephone number is +353 1 232 2000 and website address is www.steris.com. The principal executive office of STERIS Corporation is located at 5960 Heisley Road, Mentor, Ohio 44060 and its main telephone number is +1 440 354 2600. The registered offices of STERIS Limited is located at 2200 Renaissance, Basing View, Basingstoke, Hampshire, England RG214EQ and its main telephone number is +44 1256 840 400.

Cantel Acquisition

On January 12, 2021, STERIS plc and certain of its affiliates entered into the Acquisition Agreement with Cantel that contemplates that STERIS plc will acquire Cantel through a series of mergers. The consideration paid to Cantel shareholders will be in the form of cash and STERIS plc ordinary shares (about 20% and 80%, respectively, based on the $200.46 closing price of STERIS plc ordinary shares on January 11, 2021). Pursuant to the terms of the Acquisition Agreement, holders of shares of common stock, par value $0.10 per share, of Cantel (“Cantel Common Stock”) will ultimately receive for each share of Cantel Common Stock (i) 0.33787 ordinary shares, and (ii) $16.93 in cash for each share of Cantel Common Stock held immediately prior to consummation of the Mergers.

We intend to fund the cash consideration for the Acquisition, as well as the refinancing, prepayment, replacement, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing indebtedness of Cantel and its subsidiaries, transaction expenses, general corporate expenses and working capital needs, through the incurrence of approximately $2.1 billion of new indebtedness, which includes the issuance of the notes in this offering and the new delayed draw term loan facility discussed below.

The consummation of the Acquisition is subject to customary closing conditions, including (a) the approval of the Acquisition Agreement by holders of a majority of Cantel Common Stock and (b) the receipt of certain governmental and regulatory approvals, including receipt of requisite clearances under antitrust and foreign direct investment laws.

About Cantel

Cantel is a leading provider of infection prevention products and services in the healthcare market, specializing in the following reportable segments: Medical, Life Sciences, Dental and Dialysis. Most of Cantel’s equipment, consumables and supplies are used to help prevent the occurrence or spread of infections. Cantel operates in four segments through wholly-owned subsidiaries in the U.S. and internationally. Cantel’s products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, instruments and instrument reprocessing workflow systems serving the dental industry, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, Cantel provides technical service for its products. Cantel operates through wholly-owned subsidiaries in the U.S. and internationally. Shares of Cantel Common Stock are listed on the NYSE, trading under the symbol “CMD.”

Organizational structure

The following chart illustrates our ownership structure and principal indebtedness after giving effect to the Financing Transactions (as defined below). This chart is for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us. Upon consummation of the Acquisition, Cantel and its subsidiaries will become indirect wholly owned subsidiaries of STERIS plc.

Recent developments

Cantel Acquisition Financing

On March 19, 2021, STERIS plc, the Issuer, STERIS Corporation and STERIS Limited, each as a borrower and guarantor, and the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, entered into a delayed draw term loan facility (the “Delayed Draw Term Loan Agreement”), providing for $750 million of borrowing capacity, which cannot be utilized unless, among other conditions, the Acquisition is consummated, and will terminate if not used at that time. Furthermore, on March 19, 2021, STERIS plc, the Issuer, STERIS Corporation and STERIS Limited, each as a borrower and guarantor, and the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, entered into (a) a credit agreement (the “Credit Agreement”), which replaced our previous credit agreement dated March 23, 2018, and now provides for $1,250 million of borrowing capacity, in the form of a revolving facility, and (b) a new $550 million term loan facility, replacing our existing $550 million term loan facility, dated March 18, 2020 (the “Term Loan Agreement,” and together with the “Delayed Draw Term Loan Agreement” and the Credit Agreement, the “Credit Facilities”). The entry into the Credit Facilities, full funding of the Delayed Draw Term Loan Agreement and the consummation of this offering are referred to as the “Financing Transactions.”

Private Placement Notes Amendments

On March 19, 2021, we entered into amendments (the “NPA Amendments”) to the note purchase agreements governing each of our outstanding series of private placement notes (the “Private Placement Notes”). The NPA Amendments provide for, among other things, the netting of cash proceeds received from qualifying capital markets events under certain circumstances, including this offering of notes, for purposes of calculating the leverage ratio financial covenant under the Private Placement Notes. As of December 31, 2020, we had approximately $864.4 million of Private Placement Notes outstanding with interest rates ranging from 1.86% to 4.03% and maturity dates ranging from December 2022 to February 2032.

The offering

The following is a summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement and “Description of Debt Securities” and “Description of Guarantees of our Debt Securities” in the accompanying prospectus.

Issuer	STERIS Irish FinCo Unlimited Company.

Notes offered	$675,000,000 aggregate principal amount of 2.700% senior notes due 2031.

$675,000,000 aggregate principal amount of 3.750% senior notes due 2051.

Maturity date	The 2031 notes will mature on March 15, 2031.

The 2051 notes will mature on March 15, 2051.

Interest rate	The 2031 notes will bear interest from and including April 1, 2021 at the rate of 2.700% per annum, payable semi-annually in arrears.

The 2051 notes will bear interest from and including April 1, 2021 at the rate of 3.750% per annum, payable semi-annually in arrears.

Interest payment dates	Interest on the notes will be payable in arrears on each March 15 and September 15, commencing on September 15, 2021.

Guarantors	STERIS plc, STERIS Corporation and STERIS Limited.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, by each of the guarantors.

Ranking	The notes will be:

•	senior unsecured obligations of the Issuer;

•	effectively junior to any of the Issuer’s future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•

structurally junior to any indebtedness and preferred equity of STERIS plc’s subsidiaries that are not the Issuer, STERIS Corporation and STERIS Limited (subject to the requirements under “Description of notes—Certain covenants—Future guarantors”);

•	equal in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness; and

•	senior in right of payment to all of the Issuer’s future subordinated indebtedness.

The guarantees will be:

•	senior unsecured obligations of the guarantors;

•	effectively junior to any of the guarantors’ future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•

structurally junior to any indebtedness and preferred equity of STERIS plc’s subsidiaries that are not the Issuer, STERIS Corporation and STERIS Limited (subject to the requirements under “Description of notes—Certain covenants—Future guarantors”);

•	equal in right of payment with all of the guarantors’ existing and future senior unsecured indebtedness; and

•	senior in right of payment to all of the guarantors’ future subordinated indebtedness.

As of December 31, 2020, after giving pro forma effect to the Acquisition:

•	our total outstanding consolidated senior debt, excluding unused commitments under the Credit Facilities and deferred financing costs, would have been approximately $3,682 million;

•

the Issuer and the guarantors would have had $1,300 million outstanding under our Credit Facilities and $1,241 million available for borrowing under our Credit Facilities (after giving effect to the $9 million of outstanding letters of credit); and

•

our subsidiaries that are not guarantors, other than the Issuer, represented approximately 94% of our total assets and had $1,410 million of total liabilities, including debt and trade payables, after giving effect to intercompany eliminations, all of which would be structurally senior to the notes.

Our subsidiaries that are not guarantors, other than the Issuer, represented approximately 63% of our net revenues for the nine months ended December 31, 2020.

All of the liabilities of STERIS plc’s non-guarantor subsidiaries, other than the Issuer, including any claims of trade creditors and any preferred equity, will be effectively senior to the notes. For more information on the pro forma financial data giving effect to the Acquisition and certain related adjustments, see “—Selected Unaudited Pro Forma Condensed Combined Financial Data” in this prospectus supplement and the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” in the accompanying prospectus.

Special mandatory redemption of the 2031 notes	If the Acquisition is not consummated, or the Acquisition Agreement is terminated, in each case, on or prior to April 12, 2022 (each, a “Special Mandatory Redemption Event”), the Issuer will be required to redeem all of the 2031 notes then outstanding on the Special Mandatory Redemption Date (as defined herein) at 101% of the aggregate principal amount of the 2031 notes then outstanding, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date.

The Special Mandatory Redemption Date means the earlier to occur of: (1) April 27, 2022 if the Acquisition has not been consummated on or prior to

5:00 p.m., New York City time, on April 12, 2022; or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Acquisition Agreement for any reason.

The 2051 notes will not be subject to any special mandatory redemption if the Acquisition is not completed. See “Risk factors—Risks related to the notes and the guarantees—If the Acquisition does not close, the 2051 notes will not be subject to any special mandatory redemption.”

See “Description of notes—Special mandatory redemption.”

Optional redemption	Prior to December 15, 2030 (three months prior to the maturity date of the 2031 notes), the Issuer may redeem some or all of the 2031 notes at any time at a “make-whole” redemption price determined as set forth under “Description of notes—Optional redemption.” On or after December 15, 2030 (three months prior to the maturity date of the 2031 notes) the Issuer may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date as set forth under “Description of notes—Optional redemption.”

Prior to September 15, 2050 (six months prior to the maturity date of the 2051 notes), the Issuer may redeem some or all of the 2051 notes at any time at a “make-whole” redemption price determined as set forth under “Description of notes—Optional redemption.” On or after September 15, 2050 (six months prior to the maturity date of the 2051 notes) the Issuer may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date as set forth under “Description of notes—Optional redemption.”

Additional amounts	Subject to certain limited exceptions, the Issuer and guarantors have agreed to pay certain additional amounts to holders of the notes from time to time in the event any payment made under the notes or guarantees is subject to withholding or deduction in respect of taxes imposed by certain taxing jurisdictions. See “Description of notes—Payment of additional amounts.”

Tax redemption	Subject to certain limitations, in the event of certain changes in respect of taxes applicable to the notes or guarantees, the Issuer may redeem the notes of a particular series, in whole, but not in part, at any time prior to the maturity date, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest on the notes, if any, to, but not including, the redemption date, and all additional amounts, if any, then due and which will become due on the redemption date as a result of the redemption or otherwise. See “Description of notes—Tax redemption.”

Covenants	The indenture governing the notes, as supplemented, will include covenants that, among other things, limit the ability of STERIS plc and its subsidiaries to:

•	create or incur certain liens;

•	enter into certain sale and leaseback transactions; and

•	consolidate or merge with, or sell, lease or convey all or substantially all of their respective properties or assets to, another person.
Change of control triggering event	Upon a Change of Control Triggering Event (as defined under “Description of notes—Change of control triggering event”), unless the Issuer has exercised its right to optionally redeem the notes, each holder of notes may require the Issuer to repurchase all or a portion of such holder’s notes at a repurchase price equal to 101% of their aggregate principal amount plus accrued and unpaid interest on the notes, if any, to the date of repurchase. See “Description of notes—Change of control triggering event.”

Use of proceeds	We intend to use the net proceeds from this offering, together with borrowings under the Credit Facilities, to fund the cash consideration of the Acquisition, as well as the refinancing, prepayment, replacement, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing indebtedness of Cantel and its subsidiaries, transaction expenses, general corporate expenses and working capital needs. See “Use of proceeds.”

If the Acquisition is not consummated, or the Acquisition Agreement is terminated, in each case, on or prior to April 12, 2022, we intend to use the net proceeds from the offering of 2051 notes for working capital and general corporate purposes, including reduction of indebtedness, capital expenditures, acquisitions and/or strategic investments.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. See “Underwriting.”

Risk factors	See “Risk factors” beginning on page S-13 of this prospectus supplement for important information regarding us and an investment in the notes.

Trustee	U.S. Bank, National Association

Governing law	The notes, the guarantees and the indenture, as supplemented, will be governed by the laws of the State of New York.

Selected historical consolidated financial data of STERIS plc

The selected historical consolidated financial data and selected historical consolidated balance sheet data set out below for each of the fiscal years ended March 31, 2020, 2019 and 2018 and as of March 31, 2020 and 2019 are derived from STERIS plc’s audited condensed consolidated financial statements as of and for the fiscal years then ended contained in STERIS plc’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, which is incorporated by reference in this prospectus supplement. The selected historical consolidated financial data and selected historical consolidated balance sheet set out below for the nine months ended December 31, 2020 and 2019 and as of December 31, 2020 are derived from STERIS plc’s unaudited condensed consolidated financial statements for the periods then ended contained in STERIS plc’s Quarterly Report on Form 10-Q for the nine months ended December 31, 2020, which is incorporated by reference in this prospectus supplement. The selected historical consolidated balance sheet set out below as of December 31, 2019 is derived from STERIS plc’s unaudited condensed consolidated financial statements contained in STERIS plc’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, which is not incorporated by reference in this prospectus supplement.

The information set forth below is a summary that should be read together with the historical audited and unaudited consolidated financial statements of STERIS plc and the related notes thereto as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in each of the reports mentioned above and incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where you can find more information.”

	Nine months ended December 31,		Years ended March 31,
(in thousands, except per share data)	2020	2019	2020	2019	2018

Statements of income data:
Total revenues	$2,233,988	$2,207,904	$3,030,895	$2,782,170	$2,619,996

Cost of revenues:
Product	535,234	539,664	750,202	702,295	646,177
Service	737,288	712,377	960,770	904,448	881,073
Total cost of revenues	1,272,522	1,252,041	1,710,972	1,606,743	1,527,250
Gross profit	961,466	955,863	1,319,923	1,175,427	1,092,746

Operating expenses:
Selling, general, and administrative	510,250	527,667	716,731	669,937	631,978
Research and development	48,812	48,321	65,546	63,038	60,782
Restructuring expenses	110	667	673	30,987	103
Total operating expenses	559,172	576,655	782,950	763,962	692,863
Income from operations	402,294	379,208	536,973	411,465	399,883

Non-operating expenses, net:
Interest expense	27,056	30,702	40,279	45,015	50,629
Interest income and miscellaneous expense	(4,776)	(2,163)	(1,987)	(3,020)	(5,728)
Total non-operating expenses, net	22,280	28,539	38,292	41,995	44,901
Income before income tax expense	380,014	350,669	498,681	369,470	354,982
Income tax expense	71,294	66,083	90,876	64,394	63,360

	Nine months ended December 31,		Years ended March 31,
(in thousands, except per share data)	2020	2019	2020	2019	2018
Net income	308,720	284,586	407,805	305,076	291,622
Net income attributable to common shareholders	$308,549	$284,289	$407,605	$304,051	$290,915

Balance sheets data:

Total assets	$6,580,780	$5,335,581	$5,425,582	$5,073,071	$5,200,334
Long-term indebtedness	1,713,199	1,136,964	1,150,521	1,183,227	1,316,001
Total liabilities	2,702,588	1,939,515	2,018,858	1,887,273	1,983,034
Total shareholders’ equity	3,866,990	3,382,680	3,393,876	3,177,810	3,205,960

Selected historical consolidated financial data of Cantel

The selected historical consolidated financial data and selected historical consolidated balance sheet data set out below for the fiscal years ended July 31, 2020, 2019 and 2018 and as of July 31, 2020 and 2019 are derived from Cantel’s audited condensed consolidated financial statements for the fiscal years then ended contained in Cantel’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, which financial statements are incorporated by reference in this prospectus supplement. The selected historical consolidated financial data and selected historical consolidated balance sheet set out below for the six months ended January 31, 2021 and 2020 and as of January 31, 2021 are derived from Cantel’s unaudited condensed consolidated financial statements for the periods then ended contained in Cantel’s Quarterly Report on Form 10-Q for the six months ended January 31, 2021, which financial statements are incorporated by reference in this prospectus supplement. The selected historical consolidated balance sheet set out below as of January 31, 2020 is derived from Cantel’s unaudited condensed consolidated financial statements contained in Cantel’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2020, which is not incorporated by reference in this prospectus supplement.

The information set forth below is a summary that should be read together with the historical audited consolidated financial statements of Cantel and the related notes thereto contained in each of the reports mentioned above. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where you can find more information.”

	Six months ended January 31,		Years ended July 31,
(in thousands, except per share data)	2021	2020	2020	2019	2018

Statements of income data:
Net sales	$591,067	$545,744	$1,016,048	$918,155	$871,922
Cost of sales	300,223	307,631	580,075	490,701	457,951
Gross profit	290,884	238,113	435,973	427,454	413,971
Income from operations	81,981	22,020	48,307	83,519	121,664
Interest expense, net	31,784	15,969	41,355	9,505	5,289
Other income	—	—	—	(1,305)	(1,138)
Income before income taxes	50,197	6,051	6,952	75,319	117,513
Income taxes	13,665	2,547	(6,756)	20,277	26,472
Net income	$36,532	$3,504	$13,708	$55,042	$91,041

Other financial data:
Net cash provided by operating activities	$109,752	$43,533	$136,857	$66,931	$125,912
Capital expenditures	(17,008)	(21,098)	33,796	95,438	37,698
Acquisition of businesses, net of cash acquired	—	(686,350)	721,350	40,644	87,488
Depreciation	16,618	14,215	30,441	21,510	17,473
Amortization	17,868	15,003	32,961	20,849	17,357

Balance sheets data:
Total assets	$2,050,310	$1,890,898	$2,071,754	$1,070,366	$963,708
Long-term debt(1)	916,894	885,442	1,113,375	233,000	200,000
Total liabilities	1,262,644	1,167,617	1,342,155	408,829	354,841
Total stockholders’ equity	787,666	723,281	729,599	661,537	608,867

(1)	Includes convertible debt as of January 31, 2021 and July 31, 2020.

Selected unaudited pro forma condensed combined financial data

The following table presents selected unaudited pro forma condensed combined financial data, including “pro forma balance sheet data”, and “pro forma statements of income data,” respectively, of STERIS plc after giving effect to the Acquisition and other transaction accounting adjustments detailed below. The information under “Selected pro forma statements of income data” in the table below gives effect to the Acquisition as if it had been consummated on April 1, 2019, the beginning of the earliest period for which unaudited pro forma financial data have been presented. STERIS plc’s fiscal year ends on March 31, while Cantel’s fiscal year ends on July 31. The unaudited pro forma balance sheet data and statements of income data have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X. The unaudited pro forma balance sheet data combines the interim unaudited condensed consolidated balance sheet of STERIS plc as of December 31, 2020 and the interim unaudited condensed consolidated balance sheet of Cantel as of October 31, 2020. The unaudited pro forma statement of income data for the fiscal year ended March 31, 2020 combines the audited consolidated statement of income of STERIS plc for the fiscal year ended March 31, 2020 with the consolidated statements of income of Cantel for the four quarterly periods ended January 31, 2020 and the consolidated statement of income of Hu-Friedy Mfg. Co LLC (“Hu-Friedy”) for the eight months ended September 30, 2019. Cantel completed the acquisition of Hu-Friedy from Dental Holding, LLC on October 1, 2019. The historical consolidated statement of income of Cantel for the four quarterly periods ended January 31, 2020 was determined by adding Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2020 to Cantel’s audited consolidated statement of income for the fiscal year ended July 31, 2019, and subtracting Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2019. The consolidated statement of income of Hu-Friedy was determined by subtracting Hu-Friedy’s unaudited consolidated statement of income for the month ended January 31, 2019 from the unaudited consolidated statement of income for the nine months ended September 30, 2019. The unaudited pro forma statement of income data for the nine months ended December 31, 2020 combines the unaudited consolidated statement of income of STERIS plc for the nine months ended December 31, 2020 with the consolidated statements of income of Cantel for the three quarterly periods ended October 31, 2020. The consolidated statements of income of Cantel for the three quarterly periods ended October 31, 2020 were determined by adding Cantel’s unaudited consolidated statement of income for the three months ended October 31, 2020 to Cantel’s audited consolidated statement of income for the fiscal year ended July 31, 2020, and subtracting Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2020.

The values for such periods then ended are based upon, derived from and should be read in conjunction with the historical audited financial statements of Cantel for the fiscal year ended July 31, 2020, which are available in Cantel’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, and the historical unaudited financial statements of Cantel for the periods ended January 31, 2020, April 30, 2020 and October 31, 2020, which are available in Cantel’s Quarterly Reports on Form 10-Q for the respective quarterly periods then ended, which financial statements are incorporated by reference in this prospectus supplement. The values for the Hu-Friedy eight months ended September 30, 2019 are based upon, derived from and should be read in conjunction with the historical unaudited financial statements of Dental Holding, LLC for the nine months ended September 30, 2019, which are available in Cantel’s Current Report on Form 8-K filed on March 2, 2021 and incorporated by reference in this prospectus supplement. This pro forma financial data was prepared using the acquisition method of accounting with STERIS plc considered the accounting acquirer of Cantel and with Cantel considered the accounting acquirer of Hu-Friedy.

The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. They have been made solely for the purpose of providing the pro forma financial data. STERIS plc estimated the fair value of certain Cantel assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Cantel’s SEC filings and other publicly available information. Until the Acquisition is completed, both companies are limited in their ability to share certain information.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of STERIS plc and Cantel filed by each with the SEC and incorporated by reference into this prospectus supplement, and with the pro forma financial data of STERIS plc and Cantel, including the related notes, appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” contained in the accompanying prospectus. The pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Acquisition been completed on the dates indicated, or the future operating results or financial position of STERIS plc following the Acquisition. Future results may vary significantly from the results reflected below because of various factors, including those discussed in the section entitled “Risk factors.”

Pro forma statements of income data

(in thousands)	Nine months ended December 31, 2020	Year ended March 31, 2020
Net revenues	$2,992,106	$4,178,905
Cost of revenues	1,686,517	2,376,656
Selling, general and administrative expense	855,978	1,454,190
Research and development expense	73,515	99,237
Interest expense and other-net	56,143	84,807
Income from continuing operations before income taxes	319,953	164,015
Income tax expense	47,830	25,409
Net income from continuing operations	272,123	138,606
Less net income for noncontrolling interests	171	200
Net income from continuing operations attributable to STERIS plc’s shareholders	271,952	138,406

Pro forma balance sheet data

(in thousands)	As of December 31, 2020

Pro forma balance sheet data:
Total assets	$12,341,644
Long-term indebtedness	3,660,831
Total debt	3,660,831
Total equity	6,909,784

Risk factors

You should carefully consider the risks described below and in the accompanying prospectus, as well as the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making an investment decision. These include risks that could have a material adverse effect on our business, results of operations, financial condition or cash flows, and which could, in turn, impact our ability to perform our respective obligations under the notes.

Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If the events discussed in the risk factors in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein occur, our business, results of operations, financial condition or cash flows could be materially adversely affected. In such an instance, the trading prices of our securities, including the notes, could decline and you might lose all or part of your investment. See “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, each of which is incorporated by reference herein, as such factors may be updated in our periodic filings with the SEC.

Risks relating to the Acquisition

The Acquisition Agreement may be terminated in accordance with its terms and the Acquisition may not be completed.

The Acquisition Agreement is subject to a number of conditions that must be fulfilled in order to complete the Acquisition. Those conditions include, among others: the adoption of the Acquisition Agreement by Cantel’s stockholders, the expiration or termination of the waiting period applicable to the Acquisition under the Hart-Scott-Rodino Act, as well as certain other antitrust and foreign direct investment laws, the absence of certain governmental orders or laws prohibiting consummation of the Acquisition, the accuracy of the representations and warranties under the Acquisition Agreement (subject to materiality standards set forth in the Acquisition Agreement), STERIS plc’s and Cantel’s performance of their respective obligations under the Acquisition Agreement in all material respects, the absence of a material adverse effect for STERIS plc (as described in the Acquisition Agreement) and the absence of a material adverse effect for Cantel (as described in the Acquisition Agreement). These conditions to the closing of the Acquisition may not be fulfilled in a timely manner or at all, and, accordingly, the Acquisition may be delayed or may not be completed.

In addition, if the Acquisition is not completed by the outside date, which under certain circumstances may be automatically extended to January 12, 2022, and further optionally extended to April 12, 2022, in each case if required regulatory approvals have not been obtained, either STERIS plc or Cantel may choose not to proceed with the Acquisition, and can mutually decide to terminate the Acquisition Agreement at any time. In addition STERIS plc and Cantel may elect to terminate the Acquisition Agreement in certain other circumstances.

Failure to complete the Acquisition or delays could negatively impact STERIS plc’s and Cantel’s respective future business and financial results.

The Acquisition Agreement contains a number of conditions that must be satisfied or waived prior to the completion of the Acquisition, including, without limitation, regulatory approvals and the approval of the acquisition by Cantel stockholders. There can be no assurance that all of the conditions to the Acquisition will be so satisfied or waived. If the conditions to the Acquisition are not satisfied or waived, STERIS plc and Cantel will be unable to complete the Acquisition and the Acquisition Agreement may be terminated. Furthermore, the delay in the fulfillment of such conditions could result in unanticipated expenditures of funds and other resources and/or reduce the benefits of the acquisition of Cantel, even if ultimately consummated.

If the Acquisition is delayed or not completed for any reason, STERIS plc’s and Cantel’s respective business and financial results may be adversely affected as follows:

•

the manner in which Customers, vendors, business partners and other third parties perceive STERIS plc and Cantel may be negatively impacted which in turn could affect STERIS plc’s and Cantel’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•	STERIS plc and Cantel may experience negative reactions from employees; and

•

STERIS plc and Cantel will have expended time and resources that could otherwise have been spent on STERIS plc’s and Cantel’s existing business and the pursuit of other opportunities that could have been beneficial to each company, and STERIS plc’s and Cantel’s ongoing business and financial results may be adversely affected.

In addition, if the Acquisition is not completed, the 2051 notes will not be subject to any special mandatory redemption and will remain outstanding. Accordingly, the failure to close the Acquisition, as well as any resulting adverse effects on STERIS plc’s business and financial results, could have a material adverse impact on the trading market for, or trading value of, the 2051 notes.

STERIS plc and Cantel will be subject to business uncertainties while the Acquisition is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the Acquisition on employees and Customers may have an adverse effect on STERIS plc and Cantel. These uncertainties may impair STERIS plc’s and Cantel’s ability to attract, retain and motivate key personnel until the Acquisition is completed and for a period of time thereafter, and could cause Customers and others that deal with STERIS plc and/or Cantel to seek to change those existing business relationships. Employee retention at Cantel may be particularly challenging during the pendency of the Acquisition, as employees may experience uncertainty about their roles with STERIS plc following the Acquisition. In addition, the Acquisition Agreement restricts STERIS plc and Cantel from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires Cantel to continue its operations in the ordinary course, until completion of the Acquisition. These restrictions may prevent STERIS plc and Cantel from pursuing attractive business opportunities that may arise prior to the completion of the Acquisition.

STERIS plc and Cantel will incur significant transaction and merger-related costs in connection with the Acquisition, which may be in excess of those anticipated by Cantel or STERIS plc.

Each of STERIS plc and Cantel has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Acquisition Agreement, including the costs and expenses of filing, printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the Acquisition.

STERIS plc and Cantel expect to continue to incur a number of non-recurring costs associated with completing the Acquisition, and combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Acquisition and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, fees paid to banks and other financial institutions in conjunction with obtaining financing and other related costs, severance and benefit costs and filing fees. STERIS plc may also incur additional costs in connection with Cantel’s 3.25% senior unsecured convertible senior notes due 2025 (the “Cantel Convertible Notes”), which will allow, but do not require, the Cantel Convertible Notes holders to convert in connection with the Acquisition at a make-whole fundamental change premium.

STERIS plc and Cantel will also incur transaction fees and costs related to formulating and implementing integration plans, costs to consolidate facilities and systems and employment-related costs. STERIS plc and Cantel will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Acquisition and the integration of the two companies’ businesses. Although STERIS plc and Cantel each expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow STERIS plc and Cantel to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled “The integration of Cantel into STERIS plc may not be as successful as anticipated” below.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of STERIS plc following the completion of the Acquisition.

Many of these costs will be borne by STERIS plc even if the Acquisition is not completed.

The pro forma financial data included in this prospectus supplement and accompanying prospectus are not necessarily indicative of the actual financial position or results of operations of STERIS plc following the completion of the Acquisition. Future results of STERIS plc or Cantel may differ, possibly materially, from those suggested by the pro forma financial data presented in this prospectus supplement and accompanying prospectus.

The pro forma financial data contained in this prospectus supplement and accompanying prospectus contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of STERIS plc and Cantel prior to the Acquisition or that of STERIS plc after completion of the Acquisition for several reasons. Specifically, we have not completed the detailed valuation analyses to arrive at the final estimates of the fair values of the assets to be acquired and liabilities to be assumed and the related allocation of purchase price and the pro forma financial data does not reflect the effects of transaction-related costs and integration costs. In addition, the Acquisition and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Acquisition or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by STERIS plc. The actual financial positions and results of operations of STERIS plc and Cantel prior to the Acquisition and that of STERIS plc after completion of the Acquisition may be different, possibly materially, from those suggested by the pro forma financial data included in this prospectus supplement and accompanying prospectus. In addition, the assumptions used in preparing the pro forma financial data included in this prospectus supplement and accompanying prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of STERIS plc’s ordinary shares may cause a significant change in the purchase price used for STERIS plc’s accounting purposes and pro forma financial data contained in this prospectus supplement and accompanying prospectus.

The integration of Cantel into STERIS plc may not be as successful as anticipated.

The Acquisition involves numerous operational, strategic, financial, accounting, legal, tax and other risks; potential liabilities associated with the acquired businesses; and uncertainties related to design, operation and integration of Cantel’s internal control over financial reporting. Difficulties in integrating Cantel into STERIS plc may result in Cantel performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. STERIS plc’s and Cantel’s existing businesses could also be negatively impacted by the Acquisition. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate the business of Cantel into STERIS plc in a manner that permits STERIS plc to achieve the full revenue and cost savings anticipated from the Acquisition;

•	complexities associated with managing the larger, more complex, integrated business;

•	not realizing anticipated operating synergies or incurring unexpected costs to realize such synergies;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high-quality products and services;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Acquisition;

•	loss of key employees;

•	integrating relationships with Customers, vendors and business partners;

•

performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Acquisition and integrating Cantel’s operations into STERIS plc; and

•	the disruption of, or the loss of momentum in each, company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

STERIS plc’s results may suffer if it does not effectively manage its expanded operations following the Acquisition.

Following completion of the Acquisition, STERIS plc’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Cantel into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with Customers, vendors and business partners.

Even if STERIS plc and Cantel complete the Acquisition, STERIS plc may fail to realize all of the anticipated benefits of the proposed Acquisition, or those benefits may take longer to realize than expected.

The success of the proposed Acquisition will depend, in part, on STERIS plc’s ability to realize the anticipated benefits and cost savings from combining STERIS plc’s and Cantel’s business, including the approximately $110 million in annualized pre-tax cost synergies that STERIS plc expects to realize within the first four fiscal years after the completion of the Acquisition. The anticipated benefits and cost savings of the Acquisition may not be realized fully or at all, may take longer to realize than expected, may require more non-recurring costs and expenditures to realize than expected or could have other adverse effects that STERIS plc does not currently foresee. Some of the assumptions that STERIS plc has made such as with respect to anticipated operating synergies or the costs associated with realizing such synergies, significant long-term cash flow generation, and the continuation of STERIS plc’s investment grade credit profile, may not be realized. The integration process may, for each of STERIS plc and Cantel, result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the Acquisition that were not discovered in the course of performing due diligence.

Uncertainties associated with the Acquisition may cause a loss of management personnel and other employees, which could adversely affect the future business and operations of STERIS plc.

STERIS plc and Cantel are dependent on the experience and industry knowledge of their officers and other employees to execute their business plans. Each company’s success until the Acquisition and STERIS plc’s success after the Acquisition will depend in part upon the ability of STERIS plc and Cantel to retain management personnel and other employees. Current and prospective employees of STERIS plc and Cantel may experience uncertainty about their roles within STERIS plc following the Acquisition, which may have an adverse effect on the ability of each of STERIS plc and Cantel to attract or retain management and other personnel. Accordingly, no assurance can be given that STERIS plc will be able to attract or retain management, personnel and other employees of STERIS plc and Cantel have previously been able to attract or retain their own employees.

After completion of the Acquisition, STERIS plc will record goodwill and other intangible assets that could become impaired and result in material non-cash changes to STERIS plc’s results of operation in the future.

The Acquisition will be accounted for as an acquisition by STERIS plc in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the acquisition method of accounting, the assets and liabilities of Cantel and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of STERIS plc. The reported financial condition and results of operations of STERIS plc for periods after completion of the Acquisition will reflect Cantel balances and results after completion of the Acquisition, but will not be restated retroactively to reflect the historical financial position or results of operations of Cantel and its subsidiaries for periods prior to the Acquisition.

Under the acquisition method of accounting, the total purchase price will be allocated to Cantel’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Acquisition. The excess of the purchase price over those fair values will be recorded as goodwill. STERIS plc and Cantel expect that the Acquisition will result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent the value of goodwill or intangible becomes impaired, STERIS plc may be required to incur material non-cash charges relating to such impairment. STERIS plc’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The ongoing COVID-19 pandemic could materially impact the implementation of the Acquisition, and may impact the success of the integration of Cantel into STERIS plc.

The COVID-19 pandemic and the resulting government mandates have had a significant impact on the global stock market and on both STERIS plc’s and Cantel’s operations. For as long as it continues, and in the event there is another widespread regional, national or global health epidemic or pandemic, the uncertainty may impact our ability to implement the Acquisition. Additionally, the COVID-19 pandemic and the resulting government mandates and/or pandemic-related travel restrictions may cause operational challenges that result in difficulties in integrating Cantel into STERIS plc. As a result, STERIS plc may fail to realize the anticipated synergies from the Acquisition. STERIS plc and Cantel expect that the impact of the COVID-19 pandemic and government mandates on the success of the Acquisition will largely depend on the extent and duration of the pandemic, the governmental and public actions taken in response, and the effect the pandemic will have on the U.S. economy.

Risks related to the notes and the guarantees

We will have substantial indebtedness and will be permitted to incur more debt, which may increase the risks associated with our leverage.

We will, after giving effect to the Financing Transactions, have a significant amount of indebtedness, whether or not the Acquisition is completed. As of December 31, 2020, after giving pro forma effect to the Acquisition, our total outstanding consolidated senior debt, excluding unused commitments under the Credit Facilities and deferred financing costs, would have been approximately $3,682 million, and the Issuer and the guarantors would have had unused commitments of $1,241 million under the Credit Facilities (after giving effect to the $9 million of outstanding letters of credit). The Credit Agreement also permits an incremental increase of commitments available thereunder in an amount up to $625 million, which will be available at the discretion of the lenders, even if the Acquisition does not close. If the Acquisition is not completed, the 2051 notes will remain outstanding, and we will continue to have significant indebtedness.

Although the Credit Facilities will contain certain limitations, neither STERIS plc nor any of its subsidiaries is restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture, as supplemented, governing the notes. If we incur additional debt or liabilities, the risks related to our high level of debt could intensify and the Issuer’s and the guarantors’ ability to pay their obligations on the notes and the guarantees could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities.

STERIS plc’s increased indebtedness after completion of the Acquisition could have important consequences, including:

•	increasing STERIS plc’s vulnerability to general adverse economic and industry conditions;

•	limiting STERIS plc’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring the use of a substantial portion of STERIS plc’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements, including dividend payments and stock repurchases;

•	limiting STERIS plc’s flexibility in planning for, or reacting to, changes in its business and its industry; and

•	putting STERIS plc at a disadvantage compared to its competitors with less indebtedness.

Each guarantee will be effectively subordinated to the existing and future indebtedness of such guarantor’s non-guarantor subsidiaries and to all of the applicable guarantor’s future secured indebtedness (to the extent of the value of the assets securing any such indebtedness) and the notes will be effectively subordinated to all of the Issuer’s future secured indebtedness (to the extent of the value of the assets securing any such indebtedness) and to the existing and future indebtedness of the Issuer’s subsidiaries.

The notes are not secured by any of the Issuer’s assets or the assets of its subsidiaries, and the guarantees are not secured by any of the assets of any guarantor or the assets of any guarantor’s subsidiaries. As a result, the indebtedness represented by the notes will effectively be subordinated to any future secured indebtedness of the Issuer or its subsidiaries and the indebtedness represented by the guarantees will effectively be subordinated to any future secured indebtedness of the guarantors or their subsidiaries, in each case to the extent of the value of the assets securing any such indebtedness. As of December 31, 2020, neither the Issuer nor any guarantor had any secured indebtedness for borrowed money. As of December 31, 2020, after giving pro forma effect to the Acquisition, STERIS plc’s subsidiaries (other than Issuer, STERIS Corporation and STERIS Limited) collectively had $1,410 million of total liabilities, including debt and trade payables, after giving effect to intercompany eliminations. The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities of non-guarantor subsidiaries of STERIS plc. In the event of any distribution or payment of the Issuer’s assets or those of a guarantor in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors of the Issuer or of such guarantor, respectively, would have a superior claim to holders of the notes to the extent of the value of their collateral. In the event of a dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding of a non-guarantor subsidiary of a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to such guarantors or to you in respect of the guarantee of such guarantor. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

In addition, an entity that provides, or will provide, a note guarantee will be automatically released from its note guarantee upon the occurrence of certain events, including:

•	the release or discharge of any guarantee of indebtedness of such entity under the Credit Facilities and certain other debt; or

•	sales or dispositions of substantially all assets of such entity permitted under the indenture. See “Description of notes—Guarantees.”

If any note guarantee is released, no holder of the notes will have a claim as a creditor against such entity, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of such entity will be effectively senior to the claim of any holders of the notes.

The indenture will not contain covenants limiting the Issuer’s or the guarantors’ ability to incur future indebtedness, pay dividends or transfer assets among their respective subsidiaries, and only limited restrictions on the Issuer’s or the guarantors’ ability to engage in other activities, which could adversely affect the Issuer’s or the guarantors’ ability to pay their respective obligations under the notes.

The indenture does not contain any financial covenants. The indenture will permit STERIS plc and its subsidiaries (including the Issuer) to incur additional indebtedness, including secured indebtedness. Because the notes will be unsecured, in the event of any dissolution, winding up, liquidation or reorganization or other bankruptcy proceeding regarding the Issuer or a guarantor, whether voluntary or involuntary, the holders of the Issuer’s or such guarantor’s secured indebtedness will be entitled to receive payment to the extent of the value of the assets securing any such indebtedness before the Issuer or such guarantor can make any payment with respect to the notes. If any of the foregoing events occurs, we cannot assure you that the Issuer or such guarantor will have sufficient assets to pay amounts due on the notes. As a result, you may receive a payment on the notes that is less than that which you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The indenture does not limit the Issuer’s or the guarantors’ or their respective non-guarantor subsidiaries’ ability to issue or repurchase securities, pay dividends, incur intercompany liabilities or engage in transactions with affiliates. The ability of The Issuer and the guarantors to use funds for numerous purposes may limit the funds available to pay the Issuer’s or the guarantors’ obligations under the notes.

We need to maintain adequate liquidity in order to have sufficient cash to meet operating cash flow requirements, repay maturing indebtedness and satisfy other obligations. If we fail to comply with the covenants contained in our various borrowing agreements, our (including the Issuer’s) liquidity, results of operations and financial condition may be adversely affected.

Our liquidity is a function of our ability to successfully generate cash flows from operations and improvement therein, access to capital markets and borrowings under our credit agreements. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating requirements as they occur; however, our ability to maintain sufficient liquidity going forward depends on our ability to generate cash from operations and access to the capital markets and borrowings, all of which are subject to general economic, financial, competitive, legislative, regulatory and other market factors that are beyond our control.

Our total long term debt as of December 31, 2020, was approximately $1.7 billion. On March 19, 2021 we entered into the Credit Facilities, which includes: (a) the Delay Draw Term Loan Agreement for an aggregate principal amount of up to $750.0 million (b) the Credit Agreement for an aggregate principal amount of up to $1,250.0 million and (c) the Term Loan Agreement for an aggregate principal amount of up to $550.0 million.

Certain of our financing agreements, contain various covenants that limit the discretion of our management in operating our business and could prevent us from engaging in certain potentially beneficial activities, and the violation of these covenants could result in an event of default.

The restrictive covenants in our financing agreements may impact how we operate our business and prevent us from engaging in certain potentially beneficial activities. Under our Credit Facilities and certain other instruments governing our indebtedness, we are required to comply with leverage and interest coverage covenants. The indenture will not include any similar covenants. Failure to comply with such covenants or any of our other existing indebtedness could result in an event of default under such facility or indebtedness that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of certain defaults under the Credit Facilities or any of our other indebtedness, all amounts outstanding thereunder, together with accrued and unpaid interest and fees, could become immediately due and payable. If the indebtedness under the Credit Facilities or any of our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

The Issuer may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of notes—Change of control triggering event,” the Issuer will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. The Issuer may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, the Issuer’s ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to its indebtedness outstanding at the time.

The Issuer may not be able to repurchase all of the 2031 notes upon a Special Mandatory Repurchase Event.

As described under “Description of notes—Special mandatory redemption,” the Issuer (or STERIS plc, on behalf of the Issuer) will be required to repurchase the 2031 notes if the Acquisition is not consummated or the Acquisition Agreement is terminated, in each case, on or prior to April 12, 2022, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date. The Issuer is not obligated to place the proceeds of the offering of the 2031 notes in escrow prior to the closing of the Acquisition or to provide a security interest in those proceeds, and there are no other restrictions on the use of these proceeds during such time. Accordingly, the Issuer will need to fund any special mandatory redemption using proceeds that it has voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase all of the 2031 notes.

In the event of a special mandatory redemption, holders of the 2031 notes may not obtain their expected return on such notes.

If the Issuer redeems the 2031 notes pursuant to the special mandatory redemption provisions, holders of the 2031 notes may not obtain their expected return on the 2031 notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the 2031 notes, the trading prices of the 2031 notes may not reflect the financial results of our business or macroeconomic factors. Holders of the 2031 notes will have no rights under the special mandatory redemption provisions as long as the Acquisition closes, nor will they have any rights to require the Issuer to repurchase their 2031 notes if, between the closing of this offering and the closing of the Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Acquisition Agreement change, including in material respects.

If the Acquisition does not close, the 2051 notes will not be subject to any special mandatory redemption.

If the Acquisition is not completed, the 2051 notes will not be subject to any special mandatory redemption and will remain outstanding. Any failure to close the Acquisition, as well as any resulting adverse effects on STERIS plc’s business and financial results, could have a material adverse impact on the trading market for, or trading value of, the 2051 notes. See “—Failure to complete the Acquisition or delays could negatively impact STERIS plc’s and Cantel’s respective future business and financial results.”

Because of our international corporate structure, noteholders may find it difficult to enforce their rights as a holder of the notes or the note guarantees across multiple jurisdictions based on United States federal or state laws, including securities law liabilities, against us or our management team.

The notes will be issued by the Issuer, an Irish public unlimited company, and will be guaranteed by STERIS plc, an Irish public limited company, by STERIS Corporation, an Ohio Corporation, and STERIS Limited, a private limited company incorporated under the laws of England and Wales. Although a majority of our and our subsidiary guarantors’ assets are located within the United States, certain of our and their assets are located outside of the United States. In addition, some of our and our subsidiary guarantors’ officers and board members may reside outside of the United States, and may have all or a substantial portion of their assets located outside of the United States. It may not be possible for you to effect service of process within the United States or to enforce judgments obtained in United States courts against us or our directors or officers in Ireland, England and Wales or other non-U.S. jurisdictions based on the civil liabilities provisions of U.S. federal or state laws.

The United States does not currently have a treaty providing for the recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters with either Ireland or England and Wales, and, accordingly, common law rules apply in order to determine whether a judgment of the courts of the State of New York is enforceable in Ireland or in England or Wales. Although there are processes under both Irish and English law for enforcing a judgment of a United States court, including by seeking summary judgment in a new action in Ireland or England and Wales, those processes are subject to certain established principles and conditions, and there can be no assurance that an Irish or an English court would enforce such a United States judgment in this way and thereby impose civil liberty on us or our directors or officers. See “Enforcement of civil liabilities” in the accompanying prospectus.

Similarly, it could be difficult for investors to place a lien on our assets located outside the United States in connection with a claim of liability under U.S. laws. In addition, there are similar or additional limitations on the enforceability of judgments and civil liabilities in the other jurisdictions where our subsidiary guarantors or their assets are located or our subsidiary guarantors’ directors, officers and controlling persons are located.

In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in Ireland, England and Wales or in the jurisdiction of organization of a future guarantor.

In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in Ireland, England and Wales or in the jurisdiction of organization of a future guarantor. Accordingly, in such circumstances, your rights under the notes and the note guarantees may be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple bankruptcy, insolvency and other similar proceedings. In general, although laws differ among jurisdictions, applicable bankruptcy or insolvency laws in these jurisdictions and limitations on the enforceability of judgments obtained in New York courts would limit the enforceability of judgments against the Issuer and the guarantors on the notes and the guarantees. In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply which could adversely affect your ability to enforce your rights and to collect payment in full under the notes and the note guarantees. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights.

If an examiner is appointed under Part 10 of the Irish Companies Act to the Issuer, STERIS plc or a related company you may not be able to enforce your rights under the notes or the guarantees against those companies. Additionally, a compromise or scheme of arrangement may be approved involving the writing down or rescheduling of any payment obligations under the notes or note guarantees.

In circumstances where the Issuer or STERIS plc is unable, or is likely to be unable, to pay its debts, that company, the directors of that company, a contingent, prospective or actual creditor of that company, or shareholders of that company (holding, at the date of presentation of the petition, not less than one-tenth of the voting share capital of that company) are each entitled, under the Irish Companies Act 2014, as amended (the “Irish Companies Act”), to petition the High Court of Ireland (or, in the case of certain small companies, the Circuit Court of Ireland) for statutory protection under Part 10 of the Irish Companies Act and the appointment of an independent examiner to that company to supervise a restructuring process with a view to facilitating the survival of the whole, or part, of the company. Where the Irish court appoints an examiner to a company, it may, at the same time, or any time afterwards, make an order appointing the examiner to also be the examiner of a related company.

The effect of the appointment of an examiner is to suspend the enforcement rights of creditors for as long as the relevant company is under the protection of the Irish court. During the protection period, no attachment, sequestration, distress or execution shall be put into force against the property or effects of the relevant company except with the consent of the examiner. Furthermore, no other proceedings in relation to a company under the protection of the Irish court may be commenced except by leave of the Irish Court and subject to such terms as it may impose. No payment may be made by a relevant company during the period when it is under protection of the Irish court by way of satisfaction or discharge of the whole or any part of a liability incurred by the company before the date of presentation of the petition for the appointment of the examiner, unless the Irish court, on application being made by the examiner or any interested party, shall so authorize it. The examiner, once appointed, also has the power to set aside contracts and arrangements entered into by the relevant company after the examiner’s appointment and, in certain circumstances, can avoid a negative pledge given by the relevant company prior to the examiner’s appointment.

During the period of protection, the examiner will formulate proposals for a compromise or scheme of arrangement to assist the survival of the relevant company, or of a related company, or both, and the whole or any part of its, or their, undertaking as a going concern. The examiner’s proposals may provide for the forced write down or rescheduling of a company’s liabilities to creditors – including the notes and the note guarantees. A scheme of arrangement may be approved by the Irish court when at least one class of creditors who would be adversely affected by the scheme of arrangement has voted in favor of the proposals and the Irish court is satisfied that such proposals are (1) fair and equitable in relation to any class of members or creditors who have not accepted the proposals and whose interests would be impaired by implementation of the scheme of arrangement and (2) not unfairly prejudicial to the interests of any interested party. The Irish court may not confirm any proposals if the sole or primary purpose of them is the avoidance of payment of tax due. Once confirmed by the Irish court, the scheme is binding on the company and all its members and creditors, including any dissenters.

In the liquidation and winding-up of the Issuer or STERIS plc, certain preferential debts are required to be paid in priority to all debts.

Under the Irish Companies Act, in a winding-up of an Irish company, certain preferential debts are required to be paid in priority to all debts other than those secured by a fixed charge. Such preferential debts would typically comprise, among other things, certain amounts owed in respect of local rates and certain amounts owed to the Irish Revenue Commissioners for income/corporation/capital gains tax, VAT, employee-related taxes, social security and pension scheme contributions and salaries, wages and benefits of employees. In addition, there is a further limited category of super-preferential creditors which take priority over ordinary preferential claims, as well as unsecured creditors and holders of floating security. These “super-preferential” debts comprise certain social welfare claims in respect of employment contributions that have been deducted from employees’ remuneration but which have not, in fact, been paid to those employees. The debts in question are treated as trust monies and the Irish Revenue Commissioners are regarded as the beneficial owners of such monies. In addition, the costs and expenses of a winding-up and the remuneration, costs and expenses of the liquidator rank ahead of preferential creditors, the holders of floating charges and unsecured creditors. Similarly, priority will be afforded to the remuneration, costs and expenses properly incurred by any examiner of a Irish company which may include any borrowings made by an examiner to fund the company’s requirements for the duration of his appointment that have been approved by the Irish court and any capital gains tax payable on the disposition of an asset of the company by a liquidator, receiver or mortgagee in possession.

The notes are not bank deposits in Ireland.

Any investment in the notes does not have the status of a bank deposit in Ireland and is not within the scope of the deposit protection scheme operated by the Central Bank of Ireland. We are not regulated by the Central Bank of Ireland by virtue of the issue of the notes.

U.S. federal and state fraudulent transfer laws and applicable Irish law may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if the Issuer or any of the guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	the Issuer or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•

the issuance of the notes or the incurrence of the note guarantees left the Issuer or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	the Issuer or any of the guarantors intended to, or believed that it or such subsidiary guarantor would, incur debts beyond its or such guarantor’s ability to pay as they mature; or

•

the Issuer or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against it or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, under U.S. federal and state fraudulent transfer laws, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes. Here, for example, a court might find a lack of reasonably equivalent value because the proceeds from this offering will not be made available generally to the Issuer or the guarantors for use in their respective businesses or operations or to repay any of their respective obligations. In particular, since the subsidiaries of STERIS plc that guarantee the notes are “sister” companies of the Issuer, a finding of the receipt of reasonably equivalent value by the guarantors of the notes (other than STERIS plc) may be more difficult than in the case of the guarantees of the obligations of STERIS plc as borrower under the Credit Facilities by its subsidiaries.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to the Issuer’s or any of the guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of the Issuer or of the related guarantor and/or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against the Issuer or the guarantors under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to the Issuer’s other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code. It is also possible that a bankruptcy court could disallow the claims in respect of the notes, in whole or in part, under the principle of equitable disallowance, based on similar factors.

Under Irish law, the guarantee of the notes by STERIS plc or any future Irish guarantor may not be enforceable in all circumstances, including the following (1) if successfully challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor; where an Irish guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, as is the case with STERIS plc guaranteeing the obligations of the Issuer under the notes, there is less risk of an absence of corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary, (2) if the guarantor, having become the subject of liquidation proceedings within six months of issuing the guarantee (or two years if the guarantee is given in favor of anyone who is, in relation to the guarantor, a connected person), is subject to a successful application to invalidate the guarantee on the grounds that the issuance of the guarantee constituted a unfair preference under section 604 the Irish Companies Act over other creditors at a time when the guarantor was insolvent,

(3) if the guarantor, having become the subject of liquidation proceedings, is subject to a successful application to invalidate the guarantee on the grounds that the effect of the guarantee was to perpetrate a fraud under section 608 of the Irish Companies Act on the guarantor, its creditors or members or (4) if the guarantor is made the subject of court protection under Part 10 of the Irish Companies Act, and the Irish court approves a compromise or scheme of arrangement involving the writing down or rescheduling of any payment obligations under the notes or note guarantees (See above, “If an examiner is appointed under Part 10 of the Irish Companies Act to the Issuer, STERIS plc or a related company you may not be able to enforce your rights under the notes or the guarantees against those companies. Additionally, a compromise or scheme of arrangement may be approved involving the writing down or rescheduling of any payment obligations under the notes or note guarantees”).

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

Each series of the notes is a new issue of securities for which there is currently no public market. Although we intend to apply to list the notes on the NYSE, we cannot assure you that the notes will be approved for listing. The notes have not been approved for listing as of the date of this prospectus. In addition, we will have no obligation to maintain and may terminate any listing of the notes on the NYSE without the consent of the holders of such notes. We have been advised by the underwriters that they presently intend to make a market in the notes should the notes not be approved for listing, but they are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. If such a market were to develop, on the NYSE or otherwise, the notes could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	the time remaining to the maturity of the notes;
•	the outstanding principal amount of the notes; and
•	the level, direction and volatility of market interest rates generally.

The Issuer’s and the guarantors’ credit ratings may not reflect all risks of an investment in the notes, and are subject to change.

The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. In addition, real or anticipated changes in the Issuer’s, the guarantors’ or, following the Acquisition, the combined company’s credit ratings, which could result from any number of factors (including the modification by a credit rating agency of the criteria or methodology it applies to particular issuers, including the Issuer or a guarantor), will generally affect any trading market for, or trading value of, the notes. Further, the failure to close the Acquisition could result in changes to the Issuer’s and guarantor’s credit ratings, which may impact the trading market for, or trading value of, the 2051 notes, which will remain outstanding regardless of whether the Acquisition is completed.

Use of proceeds

The net proceeds to us from this offering after deducting the underwriting discounts and estimated offering expenses payable by us are expected to be approximately $1,330.5 million. We intend to use the net proceeds from this offering, together with borrowings under the Credit Facilities, to fund the cash consideration of the Acquisition, as well as the refinancing, prepayment, replacement, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing indebtedness of Cantel and its subsidiaries, transaction expenses, general corporate expenses and working capital needs. Such existing indebtedness of Cantel and its subsidiaries includes $168.0 million aggregate principal amount of the Cantel Convertible Notes. This prospectus supplement should not be construed as any type of notice with respect to the Cantel Convertible Notes.

If the Acquisition is not consummated, or the Acquisition Agreement is terminated, in each case, on or prior to April 12, 2022, we intend to use the net proceeds from the offering of 2051 notes, which will not be subject to any special mandatory redemption, for working capital and general corporate purposes, including reduction of indebtedness, capital expenditures, acquisitions and/or strategic investments.

Capitalization

The following table sets forth STERIS plc’s capitalization as of December 31, 2020 on:

•	an actual basis; and
•	a pro forma basis to give effect to the Acquisition (including the Financing Transactions).

You should read the data set forth in the table below in conjunction with “Use of proceeds” in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports on Form 10-K for the year ended March 31, 2020 and our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2020, September 31, 2020 and June 30, 2020, each of which is incorporated by reference herein, and the “Unaudited Pro Forma Condensed Combined Financial Data” in the accompanying prospectus.

	As of December 31, 2020
	Actual	Pro forma
	($ in thousands)
Cash and cash equivalents(1)	$252,502	$652,651

Total current liabilities	505,867	674,196
Long term lease obligations	130,217	170,513
Deferred income taxes, net	264,041	831,387
Other noncurrent liabilities	89,264	94,933

Outstanding debt
Long-term debt
Credit Agreement(2)	304,618	—
Term Loan	550,000	550,000
Delayed Draw Term Loan(3)	—	750,000
Private Placement Notes	864,425	864,425
Cantel Convertible Notes(4)	—	168,000
Deferred financing costs(5)	(5,844)	(21,594)
Notes offered hereby(6)	—	1,350,000

Total long-term debt	1,713,199	3,660,831

Equity
Ordinary shares—$0.001 par value	1,996,843	5,063,348
Retained earnings	1,872,533	1,837,620
Accumulated other comprehensive loss	(2,386)	(2,386)

Total STERIS plc shareholders’ equity	3,866,990	6,898,582
Non-controlling interests	11,202	11,202

Total equity	3,878,192	6,909,784

Total capitalization	$5,591,391	$10,570,615

(1)	Pro forma cash has been adjusted for an estimated $15.75 million of costs associated with the Financing Transactions.

(2)	On a pro forma basis, we would have had unused commitments of $1,241 million under the Credit Facilities (after giving effect to the $9 million of outstanding letters of credit).

(3)	The Delayed Draw Term Loan provides for $750 million of borrowing capacity and cannot be utilized unless, among other conditions, the Acquisition is consummated, and will terminate if not used at that time.

(4)	The Acquisition will constitute a make-whole fundamental change under the Cantel Convertible Notes that will allow, but will not require, Cantel Convertible Note holders to convert at a fundamental change make-whole premium. STERIS has estimated the fair value of the obligation based on the conversion rate, increased by the number of additional shares specified for a fundamental change make-whole premium, multiplied by the Acquisition consideration of approximately $84.66 per share (the per share value as of the close of business on the date the Acquisition Agreement was executed) would be approximately $356.8 million. See “Unaudited Pro Forma Condensed Combined Financial Data” in the accompanying prospectus.

(5)	Reflects incremental financing costs attributable to the Financing Transactions.

(6)	The $675,000,000 aggregate principal amount of 2051 notes will not be subject to any special mandatory redemption if the Acquisition is not completed.

Description of notes

The following description of the particular terms of the notes supplements and, to the extent inconsistent with, supersedes the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. See “—Certain definitions” at the end of this section, as well as the other definitions contained in this section, for the definitions of certain capitalized words used in discussing the terms of the notes.

The Issuer will issue its 2.700% senior notes due 2031 (the “2031 notes”) and its 3.750% senior notes due 2051 (the “2051 notes” and, together with the 2031 notes, the “notes”) under an indenture (the “base indenture”) and a separate supplemental indenture thereto with respect to the notes (together with the base indenture, the “indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “trustee”). The 2031 notes and the 2051 notes each will be issued as a separate series and will not together have any class voting rights.

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this description, the word “Issuer” refers only to STERIS Irish FinCo Unlimited Company, a public unlimited company organized under the laws of Ireland, and the words “we”, “us”, “our”, “Parent” and “STERIS” refer only to STERIS plc, a public limited company organized under the laws of Ireland, and not to any of the subsidiaries of STERIS plc.

This “Description of notes” section, together with the “Description of Debt Securities” section of the accompanying prospectus, together summarize some of the provisions of the indenture and the notes. These summaries do not, however, purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture, including, without limitation, the definitions of certain terms in the indenture. Copies of the indenture are available upon request at the address indicated under “Where you can find more information.”

The Issuer will issue $675,000,000 aggregate principal amount of 2031 notes and $675,000,000 aggregate principal amount of 2051 notes in this offering. As described under “—Further issuances,” under the indenture the Issuer can issue additional notes of either series at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount in the future.

General

The notes will be issued only in registered form without coupons in minimum denominations of $150,000 and any integral multiple of $1,000 above that amount. Each series of notes initially will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to as “DTC”, as described under “Description of Debt Securities—Transfer and Exchange” in the accompanying prospectus.

The trustee, through its corporate trust office in Saint Paul, Minnesota, will act as the Issuer’s paying agent and security registrar in respect of the notes. The current location of such corporate trust office is 60 Livingston Avenue, Saint Paul, Minnesota 55107. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC. Neither the trustee, the paying agent, nor the security registrar (if each different than the trustee) and none of their respective agents or employees, will have any responsibility or liability for the payment of amounts to beneficial owners of the notes, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

The notes initially will be guaranteed, jointly and severally, on a senior unsecured basis, by STERIS, STERIS Limited, a private limited company organized under the laws of England and Wales, and STERIS Corporation, an Ohio corporation (collectively, with any future guarantors, the “Guarantors”). If, in the future, any of STERIS’ subsidiaries incurs indebtedness or guarantees obligations under any Material Credit Facility, any such subsidiary would be required to also guarantee the notes on a senior unsecured basis pursuant to the covenant set forth under “—Certain covenants—Future guarantors.”

The notes and the related guarantees will be senior unsecured obligations of the Issuer and the Guarantors, respectively, and will be equal in priority with all other unsecured and unsubordinated indebtedness of the Issuer and the Guarantors, respectively, from time to time outstanding, including, as applicable, under the Existing Notes and borrowings under the Credit Facilities. The notes will not be entitled to the benefit of any sinking fund.

The Issuer will use commercially reasonable efforts to list the notes on The New York Stock Exchange.

Principal, maturity and interest

The 2031 notes will initially be limited to $675,000,000 aggregate principal amount and will mature on March 15, 2031. The 2051 notes will initially be limited to $675,000,000 aggregate principal amount and will mature on March 15, 2051. Interest on the 2031 notes will accrue at a rate of 2.700% per annum and interest on the 2051 notes will accrue at a rate of 3.750% per annum. Interest on the notes will accrue from April 1, 2021 and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021 to the holders of record on the March 1 or September 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the date of original issuance of the notes or, if interest has already been paid on the notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date of a series of notes falls on a date that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day.

Priority

The notes will be:

•	senior unsecured obligations of the Issuer;

•	effectively junior to any of the Issuer’s future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•

structurally junior to any indebtedness and preferred equity of the Parent’s subsidiaries that are not the Issuer or the Guarantors (subject to the requirements under “—Certain covenants—Future guarantors”);

•	equal in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness, including the Credit Facilities and the Existing Notes; and

•	senior in right of payment to all of the Issuer’s future subordinated indebtedness.

The guarantees will be:

•	senior unsecured obligations of the Guarantors;

•	effectively junior to any of the Guarantors’ future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•

structurally junior to any indebtedness and preferred equity of the Parent’s subsidiaries that are not the Issuer or the Guarantors (subject to the requirements under “—Certain covenants—Future guarantors”);

•	equal in right of payment with all of the Guarantors’ existing and future senior unsecured indebtedness, including the Credit Facilities and the Existing Notes; and

•	senior in right of payment to all of the Guarantors’ future subordinated indebtedness.

As of December 31, 2020, after giving pro forma effect to the offering of the notes, the entry into the Credit Facilities, full funding of the delayed draw senior unsecured term loan credit facility in an aggregate principal amount of up to $750,000,000 and the Acquisition:

•	our total outstanding consolidated senior debt, excluding unused commitments under the Credit Facilities and deferred financing costs, would have been approximately $3,682 million;

•

the Issuer and the Guarantors would have had $1,300 million outstanding under our Credit Facilities and $1,241 million available for borrowing under our Credit Facilities (after giving effect to the $9 million of outstanding letters of credit); and

•

our subsidiaries that are not Guarantors, other than the Issuer, represented 94% of our total assets and had $1,410 million of total liabilities, including debt and trade payables, after giving effect to intercompany eliminations, all of which would be structurally senior to the notes.

All of the liabilities of our non-Guarantor subsidiaries, other than the Issuer, including any claims of trade creditors and any preferred equity, will be effectively senior to the notes.

The ability of our subsidiaries to pay dividends and make other payments to us and the Issuer is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party, including the Credit Facilities.

We and our subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that we and our subsidiaries may incur. The amount of this debt could be substantial, and subject to the requirements under “—Certain covenants—Future guarantors”, any such debt of our subsidiaries that are not Guarantors, other than the Issuer, would be effectively senior in right of payment to the notes. See “Risk factors—Risks related to the notes and the guarantees—We will have substantial indebtedness and will be permitted to incur more debt, which may increase the risks associated with our leverage.”

Guarantees

Each Guarantor will jointly and severally guarantee, on a senior unsecured basis, the Issuer’s obligations under the indenture. The obligations of each Guarantor under its guarantee are designed to be limited as necessary to prevent any such guarantee from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Guarantor could guarantee without such guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such guarantee from constituting a fraudulent conveyance. In addition, if a guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its guarantee could be reduced to zero. See “Risk factors—Risks related to the notes and the guarantees—U.S. federal and state fraudulent transfer conveyance laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.”

Each Guarantor that makes a payment under its guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The guarantee of a Guarantor will be automatically and unconditionally released and discharged:

(A)	(1)	in the case of a Subsidiary Guarantor, upon the sale, transfer or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor, other than to the Parent or a subsidiary of the Parent and as permitted by the indenture;

	(2)	in the case of a Subsidiary Guarantor, upon the sale, transfer or other disposition of all or substantially all the assets of such Subsidiary Guarantor, other than to the Parent or a subsidiary of the Parent and as permitted by the indenture;

	(3)	in the case of a Subsidiary Guarantor, at such time as such Subsidiary Guarantor is no longer a borrower under or no longer guarantees any Material Credit Facility;

	(4)	upon the legal defeasance or covenant defeasance of the notes, as provided under “—Defeasance and covenant defeasance” or the discharge of the Issuer’s obligations under the indenture in accordance with the terms of the indenture;

	(5)	as described under “—Modification and waivers”; or

	(6)	in the case of the Parent, if the Issuer ceases for any reason to be a subsidiary of the Parent; provided that all guarantees and other obligations of the Parent in respect of all other indebtedness under any Material Credit Facility of the Issuer terminate upon the Issuer ceasing to be a subsidiary of the Parent; provided further that this clause (6) shall not apply if the Issuer ceases to be a subsidiary of the Parent as a result of the merger or consolidation of the Issuer with and into another subsidiary of the Parent as permitted by the indenture; and

(B)	upon such Guarantor delivering to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to such transaction or release have been complied with.

In the case of clause (A)(3), subject to the covenant set forth under “—Certain covenants—Future guarantors,” in the event that any released Subsidiary Guarantor thereafter borrows money, incurs or guarantees indebtedness under any Material Credit Facility, such former Subsidiary Guarantor will again provide a guarantee. See “—Certain covenants—Future guarantors.”

The trustee shall take all necessary actions to effectuate any release of a Guarantor in accordance with the provisions of the indenture, subject to customary protections and indemnifications. Each of the releases set forth above shall be effected by the trustee without the consent of the holders of the notes or any other action or consent on the part of the trustee. At the Issuer’s written request and expense, the trustee will promptly execute and deliver an instrument prepared by the Issuer evidencing such release.

Payment of additional amounts

All payments made by or on behalf of the Issuer under or with respect to any notes (or by any Guarantor with respect to any guarantee) will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature (including related penalties, interest and other liabilities) (“Taxes”), unless the Issuer (or such Guarantor) is required to withhold or deduct such Taxes by law. If the Issuer (or any Guarantor) is so required to withhold or deduct from any payment made under or with respect to the notes any amount for or on account of any Taxes imposed under (1) any jurisdiction in which the Issuer (or any Guarantor) is then incorporated, organized, engaged in business or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuer (or any Guarantor) (including the jurisdiction of any paying agent for the notes) or any political subdivision or taxing authority or agency thereof or therein (each of (1) and (2), a “Taxing Jurisdiction”), the Issuer (or such Guarantor) will pay to each holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder and beneficial owner of the notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, no Additional Amounts will be payable to a holder with respect to:

•

any Taxes that would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of the notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the relevant holder or beneficial owner, if the holder or beneficial owner is an estate, a nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (including being a resident of such jurisdiction for Tax purposes), other than the holding of such note, the enforcement of rights under such note or under a guarantee or the receipt of any payments in respect of such note or guarantee;

•

any Taxes imposed as a result of the presentation of a note for payment (in cases in which presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

•	any estate, inheritance, gift, sales, personal property, transfer or similar Taxes;

•	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the notes or any guarantee;

•

any Taxes imposed or withheld by reason of the failure of the holder or beneficial owner of notes to comply with any reasonable written request of the Issuer or the relevant Guarantor, addressed to the holder and made at least 60 days before any such withholding or deduction would be made, to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Taxing Jurisdiction), but in each case, only to the extent the holder or beneficial owner is not legally prohibited from complying with such request;

•

any Tax imposed on or with respect to any payment by the Issuer or the relevant Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of notes;

•

any Taxes imposed pursuant to Sections 1471-1474 of the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing, or relating to, FATCA or any law, regulation or official guidance enacted or issued in any jurisdiction with respect thereto; or

•	any combination of the above items.

In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the holders for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) which are levied by any Taxing Jurisdiction on the execution, delivery, issuance, registration or enforcement of, or the receipt of payments with respect to, any of the notes, the indenture, any guarantee or any other document or instrument referred to therein (other than on or in connection with a transfer of the notes other than the initial resale of the notes).

If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or any guarantee, each of the Issuer or the relevant Guarantor, as the case may be, will deliver to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the trustee, in writing, promptly thereafter) an officer’s certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officer’s certificate(s) must also set forth any other information necessary to enable the paying agent to pay such Additional Amounts to holders on the relevant payment date. The trustee shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor will also provide the trustee with documentation satisfactory to the trustee evidencing the payment of Additional Amounts.

The Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will furnish to the trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (satisfactory to the trustee) by such entity. Upon reasonable request, copies of Tax receipts or other evidence of payments, as the case may be, will be made available by the trustee to the holders or beneficial owners of the notes.

Wherever in the indenture or in this “Description of notes” there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to any of the notes or the guarantees, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the indenture, any transfer by a holder or beneficial owner of its notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, organized, engaged in business or otherwise resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the notes (or any guarantee) and, in each case, any political subdivision or taxing authority or agency thereof or therein.

Special mandatory redemption

If the Acquisition is not consummated, or the Acquisition Agreement is terminated, in each case, on or prior to April 12, 2022 (each, a “Special Mandatory Redemption Event”), the Issuer will be required to redeem all of the 2031 notes then outstanding on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed (or otherwise delivered to holders in accordance with the procedures of DTC) promptly after the occurrence of the Special Mandatory Redemption Event (and in any event no later than 2:00 p.m., New York City time, on the fifth business day immediately following such event) to the trustee and each holder of the 2031 notes. In the event that the Issuer has insufficient funds to redeem all of the 2031 notes then outstanding on the Special Mandatory Redemption Date, the Parent shall, on behalf of the Issuer, acquire, or cause to be acquired, all such 2031 notes in accordance with this “Special mandatory redemption” section.

For purposes of the foregoing discussion of a special mandatory redemption, the following definitions are applicable:

“Acquisition” means the acquisition by STERIS, directly or indirectly, of all of the equity interests of Cantel Medical Corp., a Delaware corporation (“Cantel”), or its successor (which will have converted into a limited liability company immediately after the Pre-Closing Merger (as defined in the Acquisition Agreement), pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of January 12, 2021, as amended on March 1, 2021, among STERIS, certain subsidiaries of STERIS, and Cantel (as further amended, modified, supplemented or waived).

“Special Mandatory Redemption Date” means the earlier to occur of (1) April 27, 2022 if the Acquisition has not been consummated on or prior to 5:00 p.m., New York City time, on April 12, 2022; or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Acquisition Agreement for any reason.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the 2031 notes then outstanding, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date.

Optional redemption

Prior to the Applicable Par Call Date, the notes of a series will be redeemable, in whole, at any time, or in part, from time to time, at the Issuer’s option, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date), equal to the greater of:

(1)	100% of the principal amount of such notes being redeemed on that redemption date, or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if such series of notes matured on the Applicable Par Call Date, not including accrued and unpaid interest, to, but not including, the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Applicable Spread for such series.

On or after the Applicable Par Call Date, the notes of the relevant series will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Par Call Date” means (i) with respect to the 2031 notes, December 15, 2030 (three months prior to the maturity date of such notes) and (ii) with respect to the 2051 notes, September 15, 2050 (six months prior to the maturity date of such notes).

“Applicable Spread” means (i) with respect to the 2031 notes, 20 basis points and (ii) with respect to the 2051 notes, 25 basis points.

“Comparable Treasury Issue” means, with respect to each series of notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of such series of notes to be redeemed (assuming for this purpose that such series of notes matured on the Par Call Date), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date for a series of notes to be redeemed, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means, with respect to each series of notes offered hereby, one of the Reference Treasury Dealers, as selected by us, or, if such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means, with respect to each series of notes offered hereby, each of (i) J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. or their respective successors; provided, however, that if either of the foregoing shall cease to be a primary United States Government securities dealer in the United States (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of notes to be redeemed, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue for such series of notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on (i) the third business day preceding such redemption date or (ii) in the case of a redemption in connection with a legal defeasance, covenant defeasance or discharge with respect to the notes, on the third business day preceding the date the deposit is made with the trustee.

“Treasury Yield” means, with respect to any redemption date applicable to a series of notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such series of the notes to be redeemed on such redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

A notice of redemption shall be sent by the Issuer (or, at the Issuer’s written request, by the trustee on the Issuer’s behalf) to each holder of notes of the particular series to be redeemed (in the case of global notes, electronically through the procedures of DTC) not less than 10 nor more than 60 days in advance of the redemption date (except that such notice may be greater than 60 days in the case of a redemption in connection with a legal defeasance, covenant defeasance or discharge with respect to such notes). Such notice of redemption shall specify the principal amount of notes to be redeemed, the CUSIP and ISIN numbers of the notes to be redeemed, the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of such notes. Notice of any redemption of a series of notes prior to the Applicable Par Call Date need not set forth the redemption price but only the manner of calculation thereof. The Issuer will give the trustee notice, in writing, of the amount of the redemption price for any such redemption promptly after the calculation thereof, and the trustee shall have no responsibility for such calculation. Once notice of redemption is sent to holders the notes called for redemption will become due and payable on the redemption date at the redemption price, plus interest accrued to, but not including, the redemption date. On or before 10:00 a.m., New York City time, on the redemption date, the Issuer will deposit with the trustee or with one or more paying agents (if other than the trustee) an amount of money sufficient to redeem on the redemption date all of such notes so called for redemption at the appropriate redemption price, together with accrued interest to, but not including, the date fixed for redemption. Unless the Issuer defaults in payment of the redemption price, plus interest accrued to the redemption date, commencing on the redemption date interest on such notes called for redemption will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price and any unpaid interest to, but not including, the redemption date.

Notice of any redemption of notes may, at the Issuer’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Parent or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date. The Issuer shall notify holders of any such rescission as soon as practicable after the Issuer determines that such conditions precedent will not be able to be satisfied or the Issuer is not able or willing to waive such conditions precedent. The trustee shall not have any duty to determine or verify the determination of whether any one or more of the conditions precedent have been satisfied.

If fewer than all of the notes of a particular series are being redeemed, the trustee will select such notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in accordance with DTC’s procedures. Notes of $150,000 principal amount or less will not be redeemed in part. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note.

In addition, the Issuer may at any time purchase notes of a particular series by tender, in the open market or by private agreement, subject to applicable law.

Tax redemption

The Issuer may redeem the notes of a particular series, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the holders of such notes (which notice will be irrevocable and given in accordance with the procedures described in “—Optional redemption”), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to but not including the redemption date, and all Additional Amounts (if any) then due and which will become due on the redemption date as a result of the redemption or otherwise, if on the next date on which any amount would be payable in respect of such notes, the Issuer (or any Guarantor with respect to any guarantee) is or would be required to pay Additional Amounts, and the Issuer (or any Guarantor with respect to any guarantee) cannot avoid any such payment obligation by taking reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction or, in the case of a payment by any Guarantor, by having such payment be made by the Issuer or another Guarantor that can make such payment without the obligation to pay Additional Amounts), and the requirement arises as a result of:

(1)	any amendment to, or change in, the laws or any regulations or rulings promulgated thereunder of a relevant Taxing Jurisdiction which change or amendment is announced and becomes effective on or after the issue date of the notes (or, if the applicable Taxing Jurisdiction became a Taxing Jurisdiction on a date after the issue date of the notes, such later date); or

(2)	any amendment to, or change in, an official written interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is announced and becomes effective on or after the issue date of the notes (or, if the applicable Taxing Jurisdiction became a Taxing Jurisdiction on a date after the issue date of the notes, such later date) (each of the foregoing clauses (1) and (2), a “Change in Tax Law”).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer (or any Guarantor with respect to any guarantee) would be obligated to make such payment of Additional Amounts if a payment in respect of such notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the delivery of any notice of redemption of such notes pursuant to the foregoing, the Issuer will deliver to the trustee (a) an officer’s certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer (or any Guarantor with respect to any guarantee) taking reasonable measures available to it; and (b) a written opinion of independent tax counsel qualified under the laws of the relevant Taxing Jurisdiction to the effect that the Issuer (or any Guarantor with respect to any guarantee) has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The trustee will accept and shall be entitled to rely on such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders.

Further issuances

The Issuer may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of a particular series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the applicable series of notes previously issued, and such additional notes will form a single series with the applicable series of notes previously issued; provided that if any such additional notes are not fungible with the applicable series of notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

In addition, the Issuer may, from time to time, without notice to or the consent of the holders of the notes, issue additional series of debt securities without limitation as to aggregate principal amount. Such debt securities would be a separate series from any series of the notes.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the notes as described above under “—Optional redemption,” the indenture provides that each holder of notes will have the right to require the Issuer to repurchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), for cash, at a repurchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the amount repurchased to, but not including, the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer is required to send a notice to each holder of notes (in the case of global notes, electronically through the procedures of DTC), with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes repurchased pursuant to a Change of Control Offer will be required to surrender their notes to the paying agent as specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Parent or one of its subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Parent or any other Voting Stock into which the Voting Stock of the Parent is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent (or any other Voting Stock into which the Voting Stock of the Parent is reclassified, consolidated, exchanged or changed) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Parent (or any other Voting Stock into which the Voting Stock of the Parent is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the Parent ceases to own, directly or indirectly, 100% of the outstanding capital stock of the Issuer; or

(5)	the adoption of a plan relating to the liquidation or dissolution of the Parent.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Parent becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) the holders having ultimate beneficial ownership of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders having beneficial ownership of the Parent’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch, Inc., or any of its successors and assigns that is a Nationally Recognized Statistical Rating Organization.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade rating from any replacement Rating Agency or Rating Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., or any of its successors and assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Parent may appoint a replacement that is a Nationally Recognized Statistical Rating Organization for such Rating Agency.

“Rating Event” means:

(1)	if the notes are rated Investment Grade by at least two of the three Rating Agencies on the first day of the Trigger Period, the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the Trigger Period, or

(2)	if the notes are not rated Investment Grade by at least two of the three Rating Agencies on the first day of the Trigger Period, the notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the notes on the first day of the Trigger Period by at least two of the three Rating Agencies on any date during the Trigger Period;

provided that if, on the first day of any Trigger Period, the notes are not rated by at least two of the three Rating Agencies, a Rating Event shall be deemed to have occurred.

“S&P” means Standard & Poor’s Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The change of control feature of the notes may in certain circumstances make it more difficult to consummate or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including takeovers, recapitalizations or other similar transactions, that would not constitute a Change of Control under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

Certain covenants

Limitation on liens

The indenture provides that the Parent will not, and will not permit any of its subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any of its property or assets (other than Unrestricted Margin Stock), or any shares of stock or evidences of indebtedness issued by any of its subsidiaries and owned by the Parent or by any other of its subsidiaries, owned on or after the date of issuance of the notes, without making effective provision to secure all of the notes, equally and ratably with any and all other debt secured thereby, so long as any of such other debt shall be so secured.

Limitation on sale and leaseback transactions

The indenture provides that the Parent will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by the Parent or any subsidiary of any Property that has been or is to be sold or transferred by the Parent or such subsidiary to such person, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless either:

•

within 12 months after the receipt of the proceeds of the sale or transfer, the Parent or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value (as determined in good faith by the Parent’s board of directors) of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

•

the Parent or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens.”

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between the Parent and a subsidiary or between subsidiaries; provided that the lessor is the Parent or a wholly owned subsidiary; or (iii) entered into within 270 days after the later of the acquisition or completion of construction of the subject Property.

Future guarantors

After the issue date of the notes, the Parent will cause each subsidiary that becomes a borrower under, incurs or guarantees indebtedness under any Material Credit Facility to, within 30 days, (A) execute and deliver to the trustee a supplemental indenture in form satisfactory to the trustee pursuant to which such subsidiary shall guarantee all of the Issuer’s obligations under the notes and the indenture with respect to the notes and (B) deliver to the trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the notes constitutes a valid, binding and enforceable obligation of such subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity. Any such guarantee of the notes shall be equal (“pari passu”) or senior in right of payment with the guarantee or other obligation giving rise to the obligation to guarantee the notes.

Merger, consolidation or sale of assets

The Issuer may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, provided that:

(1)	the Issuer is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets (the “Successor Issuer”), is a corporation or limited liability company or similar entity organized under the laws of England and Wales, any member state of the European Economic Area or any state of the United States or the District of Columbia and expressly assumes by means of a supplemental indenture the obligations of the Issuer under the notes;

(2)	immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing;

(3)	each Guarantor (unless it is the other party to the transactions described above, in which case the second succeeding paragraph shall apply) shall have by means of a supplemental indenture confirmed that its guarantee shall apply to the Successor Issuer’s Obligations under the indenture and the notes; and

(4)	an officer’s certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1), (2) and (3) above.

The Successor Issuer will succeed to, and be substituted for, the Issuer, and may exercise all of the rights and powers of the Issuer, under the indenture. In such a case, the Issuer will be relieved of all obligations and covenants under the notes and the indenture, provided, that in the case of a lease of all or substantially all of the properties or assets of the Issuer, the Issuer will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.

In addition, each Guarantor may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, provided that:

(1)	such Guarantor is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets (the “Successor Guarantor”), is a corporation or limited liability company or similar entity organized under the laws of England and Wales, any member state of the European Economic Area or any state of the United States or the District of Columbia and expressly assumes by means of a supplemental indenture the obligations of such Guarantor under its guarantee; provided, that this clause shall not apply to any transaction in which the other party thereto is the Issuer or another Guarantor;

(2)	immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing; and

(3)	an officer’s certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

For the avoidance of doubt, any Guarantor whose guarantee is to be released in accordance with the terms of such guarantee shall not be required to comply with clause (1) of the immediately preceding paragraph.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor, and may exercise all of the rights and powers of such Guarantor, under the indenture. In such a case, such Guarantor will be relieved of all obligations and covenants under the notes and the indenture, provided, that in the case of a lease of all or substantially all of the properties or assets of a Guarantor, such Guarantor will not be released from its note guarantee.

Events of default

Each of the following is an “event of default” under the indenture with respect to each series of notes:

(1)	a default in any payment of interest or Additional Amounts, if any, on any notes of such series when due, which continues for 30 days;

(2)	a default in the payment of principal of or premium, if any, on any notes of such series when due at its stated maturity date, upon optional redemption or otherwise;

(3)	a failure by the Issuer to redeem all outstanding notes following the occurrence of a Special Mandatory Redemption Event in conformity with the covenant set forth under “—Special mandatory redemption” or a failure by the Issuer to repurchase notes of such series tendered for repurchase following the occurrence of a Change of Control Triggering Event in conformity with the covenant set forth under “—Change of control triggering event”;

(4)	a failure by the Issuer or any Guarantor to comply with their other agreements contained in the indenture, which continues for 90 days after written notice thereof to the Issuer by the trustee or to the Issuer and the trustee by the holders of not less than 25% in principal amount of the outstanding notes of such series (including any additional notes of such series);

(5)	a default under any debt for money borrowed by the Issuer or any Guarantor that results in acceleration of the maturity of such debt, or failure to pay any such debt within any applicable grace period after final stated maturity, in an aggregate amount of the greater of (a) $150.0 million, or (b) 3.0% of Consolidated Total Assets, or in each case, its foreign currency equivalent, at the time without such debt having been discharged or acceleration having been rescinded or annulled (the cross acceleration provision”);

(6)	various events in bankruptcy, insolvency or reorganization involving the Issuer, any Guarantor or any Significant Subsidiary (or any group of Subsidiaries that, taken together, as of the date of the latest consolidated financial statements of Parent and its Subsidiaries), would constitute a Significant Subsidiary); and

(7)	any guarantee of a Guarantor ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the indenture or its guarantee.

No event of default with respect to a series of notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any credit agreements that may be in existence from time to time. In addition, the occurrence of certain events of default or acceleration under the indenture may constitute an event of default under certain of the Issuer’s or the Guarantors’ other indebtedness that may be outstanding from time to time.

In the case of an event of default specified in clause (6) above occurs, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default as described herein shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of a series may declare, by notice to the Issuer in writing (and to the trustee, if given by holders of such notes) specifying the event of default, to be immediately due and payable the principal amount of all such notes then outstanding, plus accrued and unpaid interest to the date of acceleration. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the outstanding notes of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

The indenture will provide that the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of notes, unless such holders have offered (and if requested, provided) the trustee security or indemnity satisfactory to the trustee against the costs, expenses, claims, loss and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of the affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of such series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

(1)	that holder has previously given written notice to the trustee of a continuing event of default with respect to the notes of that series; and

(2)	the holders of at least 25% in principal amount of the outstanding notes of that series shall have made written request to the trustee, and offered (and if requested, provided) indemnity or security satisfactory to the trustee, to institute proceedings in respect of such event of default in its own name as trustee under the indenture, and the trustee has not received from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with such written request and has failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity or security.

Generally, the holders of a majority in principal amount of the outstanding notes of a series (including any additional notes of such series) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture.

If a default occurs and is continuing under the indenture and is actually known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it becomes actually known to a responsible officer of the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders (it being understood that the trustee does not have an affirmative duty to determine whether any direction is prejudicial to any holder). Prior to taking any action under the indenture, the trustee will be entitled to, and if requested, be provided, indemnification or security satisfactory to it against any loss, liability, cost or expense caused by taking or not taking such action.

The Issuer will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate indicating whether the signers of the certificate know of any default under the indenture that occurred during the previous year. In addition, the Issuer will be required to notify the trustee, in writing, within 30 days of any event that would constitute various defaults, their status and what action the Issuer is taking or proposes to take in respect of these defaults.

Modification and waivers

Modification and amendments of the indenture and the notes may be made by the Issuer, the Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of a series; provided, however, that no such modification or amendment may, without the consent of each holder of the affected series of notes then outstanding:

•	change the stated maturity of the principal of, or installment of interest on, any note;

•	reduce the principal amount of, or the rate of interest on, any notes;

•

reduce any premium, if any, payable on the redemption or required repurchase of any note or change the date on which any note may be redeemed or required to be repurchased (which modification or amendment, only with respect to a Change of Control Triggering Event, is made after the time an offer to repurchase the notes is required to have been made);

•	change the coin or currency in which the principal of, premium, if any, or interest on any note is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment of principal and interest (including Additional Amounts, if any) on such holder’s notes on or after the due dates therefor;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to amend, modify or supplement the indenture or the notes;

•

modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage of consents required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby;

•	make any change to the provisions in the indenture relating to the guarantees by the Guarantors in any manner adverse to the holders of the notes;

•

make any change to the provisions in the indenture described under “—Payment of additional amounts” that adversely affects the right of any holder of such notes in any material respect or amend the terms of such notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the payor agrees to pay Additional Amounts, if any, in respect thereof; or

•	modify any of the above provisions.

The Issuer, the Guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

•

to cure any ambiguity, to correct any mistake, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, or to make other provisions in regard to matters or questions arising under the indenture;

•

to evidence the succession of another Person to the Issuer or a Guarantor and the assumption by any such successor of the covenants, agreements, and obligations in the indenture and in the notes in accordance with the indenture;

•

to surrender any of the Issuer’s or the Guarantors’ rights or powers under the indenture or add to the Issuer’s or Guarantors’ covenants further covenants for the protection of the holders of all or either series of notes;

•	to add any additional events of default for the benefit of the holders of all or either series of notes;

•	to add Guarantors or co-obligors with respect to the notes, or to release Guarantors from the guarantees of notes in accordance with the terms of the indenture and the notes;

•	to add collateral security with respect to the notes;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	make any change that does not adversely affect the rights of any holder of notes;

•	to add or appoint a successor or separate trustee or other agent;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act; or

•	to conform any provision in the indenture to this “Description of notes” as evidenced by an officer’s certificate.

The holders of at least a majority in aggregate principal amount of the notes of a series may, on behalf of the holders of all notes of such series, waive compliance by the Issuer or any Guarantor with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of such series, waive any past default and its consequences under the indenture, except a default (1) in the payment of principal or premium, if any, or interest on the notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and discharge

The Issuer may discharge its obligations under the indenture while any notes of either series remain outstanding if the notes of that series either have become due and payable or will become due and payable within one year (or are to be redeemed within one year) by depositing irrevocably with the trustee as trust funds, funds in U.S. dollars or certain U.S. Government obligations or a combination thereof, in an amount sufficient, in the opinion of a firm of nationally recognized certified public accountants, to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if such notes have become due and payable) or to the maturity thereof or the date of redemption of such notes, as the case may be, and paying all other amounts payable under the indenture.

Defeasance and covenant defeasance

The indenture will provide that the Issuer may elect either (1) to defease and be discharged from any and all obligations with respect to any series of notes (except for, among other things, certain obligations to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default, and clauses (4), (5) and (7) under “—Events of default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the Issuer with the trustee, in trust, of an amount in funds in U.S. dollars, or U.S. Government obligations or combination thereof, that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on such series of notes on the scheduled due dates therefor.

If the Issuer effects covenant defeasance with respect to a series of notes and such notes are declared due and payable because of the occurrence of any event of default other than under clauses (4), (5) or (7) of “—Events of default,” even if the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee is sufficient to pay amounts due on such notes at the time of the stated maturity, it may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

To effect legal defeasance or covenant defeasance, the Issuer will be required to deliver to the trustee (i) an opinion of United States counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes of such series to recognize income, gain or loss for U.S. federal income tax purposes and such holders and beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred (and, if the Issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect) and (ii) an opinion of Irish counsel that the deposit and related defeasance will not cause payments on the notes of such series to be subject to Irish withholding tax in a manner different than would have been the case if such deposit and defeasance had not occurred.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Total Assets” means, as of any date of determination, the net book value of all assets of the Parent and its subsidiaries as shown in the most recent annual or quarterly consolidated balance sheet of the Parent.

“Credit Facilities” means (i) the Term Loan Agreement, dated as of March 19, 2021 (as further amended, supplemented or otherwise modified) among STERIS plc, STERIS Limited, STERIS Corporation, STERIS Irish FinCo Unlimited Company, each as borrower, the guarantors and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a delayed draw senior unsecured term loan credit facility in an aggregate principal amount of up to $750,000,000, (ii) the Credit Agreement, dated as of March 19, 2021 (as further amended, supplemented or otherwise modified) among STERIS plc, STERIS Limited, STERIS Corporation, STERIS Irish FinCo Unlimited Company, each as borrower, the guarantors and lenders party thereto and

JPMorgan Chase Bank, N.A., as administrative agent, providing for a senior unsecured revolving credit facility in an aggregate principal amount of up to $1,250,000,000 and (iii) the Term Loan Agreement, dated as of March 19, 2021 (as further amended, supplemented or otherwise modified) among STERIS plc, STERIS Limited, STERIS Corporation, STERIS Irish FinCo Unlimited Company, each as borrower, the guarantors and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a senior unsecured term loan credit facility in an aggregate principal amount of up to $550,000,000.

“Existing Notes” means (x) STERIS Corporation’s (i) (A) 3.20% Senior Notes, Series A-1A, due December 4, 2022 in principal amount of $45,500,000, (B) 3.20% Senior Notes, Series A-1B, due December 4, 2022 in principal amount of $45,500,000, (C) 3.35% Senior Notes, Series A-2A, due December 4, 2024 in principal amount of $40,000,000, (D) 3.35% Senior Notes, Series A-2B, due December 4, 2024 in principal amount of $40,000,000, (E) 3.55% Senior Notes, Series A-3A, due December 4, 2027 in principal amount of $12,500,000 and (F) 3.55% Senior Notes, Series A-3B, due December 4, 2027 in principal amount of $12,500,000 issued under the Note Purchase Agreements, each dated as of December 4, 2012, as further amended, supplemented or otherwise modified (the “2012 Note Purchase Agreement”), by and among STERIS Corporation and the purchasers named therein; and (ii) (A) 3.45% Senior Notes, Series A-1, due May 14, 2025 in principal amount of $125,000,000, (B) 3.55% Senior Notes, Series A-2, due May 14, 2027 in principal amount of $125,000,000 and (C) 3.70% Senior Notes, Series A-3, due May 14, 2030 in principal amount of $100,000,000 issued under the Note Purchase Agreements, each dated as of May 15, 2015, as further amended, supplemented or otherwise modified (the “2015 Note Purchase Agreement”), by and among STERIS Corporation and the purchasers named therein and (y) STERIS Limited’s (A) 3.93% Senior Notes, Series A-1, due February 27, 2027 in principal amount of $50,000,000, (B) 1.86% Senior Notes, Series A-2, due February 27, 2027 in principal amount of €60,000,000, (C) 4.03% Senior Notes, Series A-3, due February 27, 2029 in principal amount of $45,000,000, (D) 2.04% Senior Notes, Series A-4, due February 27, 2029 in principal amount of €20,000,000, (E) 3.04% Senior Notes, Series A-5, due February 27, 2029 in principal amount of £45,000,000, (F) 2.30% Senior Notes, Series A-6, due February 27, 2032 in principal amount of €19,000,000 and (G) 3.17% Senior Notes, Series A-7, due February 27, 2032 in principal amount of £30,000,000 issued under the Note Purchase Agreements, each dated as of January 23, 2017, as further amended, supplemented or otherwise modified (the “2017 Note Purchase Agreement”), by and among STERIS Limited and the purchasers named therein.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with GAAP, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, forward contracts and other similar agreements.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Parent and its subsidiaries, taken as a whole, (b) the ability of the Issuer and the Guarantors, taken as a whole, to perform their obligations under the indenture or (c) the validity or enforceability of the indenture or the notes.

“Material Credit Facility” means:

(a)	the Credit Facilities, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(b)	the 2017 Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(c)	the 2015 Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(d)	the 2012 Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(e)	any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the issue date by the Parent or any of its subsidiaries, or in respect of which the Parent or any of its subsidiaries is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than $250,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Pending Transaction” means a pending acquisition (including, for the avoidance of doubt, the Acquisition) or investment, or refinancing, prepayment, repayment, redemption, repurchase, settlement, discharge or defeasance of existing indebtedness.

“Permitted Encumbrances” means:

(1)	judgment liens;

statutory and contractual Liens in favor of a landlord on real property leased or subleased by or to the Parent or any of its subsidiaries; provided that, if the lease or sublease is to the Parent or any of its subsidiaries, the Parent or such subsidiary, as applicable, is current with respect to payment of all rent and other amounts due to the lessor or sublessor under any lease or sublease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

(2)	banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any debt and are not subject to restrictions on access by the Parent or any of its subsidiaries in excess of those required by applicable banking regulations;

(3)	Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Parent or any of its subsidiaries in the ordinary course of business;

(4)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(5)	Liens solely on any cash earnest money deposits made by the Parent or any of its subsidiaries in connection with any letter of intent or purchase agreement relating to an acquisition;

(6)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent or any of its subsidiaries in the ordinary course of business and permitted by the indenture;

(7)	options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like; and

(8)	Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of debt) and trade-related letters of credit, in each case, outstanding on the issue date of the notes or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.

“Permitted Liens” means:

(1)	Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(2)	other statutory, common law or contractual Liens incidental to the conduct of its business or the ownership of its property and assets that (A) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(3)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(4)	pledges or deposits to secure the performance of bids, trade contracts and leases (other than debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens on property or assets to secure obligations owing to the Parent or any of its subsidiaries;

(6)	(A) purchase money Liens on fixed assets or for the deferred purchase price of property; provided that such Lien is limited to the purchase price and only attaches to the property being acquired, constructed or improved and, for the avoidance of doubt, proceeds thereof and (B) capital or finance leases;

(7)	easements, zoning restrictions or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Parent or any of its subsidiaries;

(8)	Liens existing on the issue date of the notes;

(9)	Liens on Receivables Related Assets of a Receivables Subsidiary in connection with the sale of such Receivables Related Assets;

(10)	in addition to the Liens permitted herein, additional Liens, so long as the aggregate principal amount of all debt and other obligations of the Parent and its subsidiaries secured by such Liens, when taken together with, without duplication, the principal amount of all debt of subsidiaries that are not Guarantors, does not exceed an amount equal to 10.0% of the Consolidated Total Assets at the time such debt or other obligation is created or incurred;

(11)	Permitted Encumbrances;

(12)	any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any of its subsidiaries or existing on any property or assets of any Person at the time such Person becomes a subsidiary of the Parent after the issue date of the notes; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary of the Parent, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of its subsidiaries (other than Persons who becomes a subsidiary of the Parent in connection with such acquisition);

(13)	Liens arising in connection with any margin posted related to Hedge Agreements entered other than for speculative purposes;

(14)	any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clauses (6), (8), (10) and (12) of this definition; provided that (x) the principal amount of the obligations secured thereby shall be limited to the principal amount of the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof), (y) such Lien shall be limited to all or a part of the assets that secured the obligation so extended, renewed or replaced and (z) in the case of any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (10) of this definition such extension, renewal or replacement (or successive renewals or replacements) shall utilize basket capacity under such clause (10) prior to any excess amount not permitted thereunder being permitted under this clause (14);

(15)	Liens on the products and proceeds (including, without limitation, insurance condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property subject to Liens under any of the clauses of this definition; and

(16)	Liens on the proceeds of indebtedness deposited with a trustee or paying agent (if other than the trustee) or otherwise segregated or held in trust or under an escrow or other funding arrangement with respect to a Pending Transaction prior to the consummation of such Pending Transaction.

“Permitted Receivables Facility” means an accounts receivable facility established by the Receivables Subsidiary and one or more of the Parent or its subsidiaries, whereby the Parent or its subsidiaries shall have sold or transferred the accounts receivables of the Parent or its subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the debt or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Parent or any of its subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to any of the Parent or its subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Parent are customary for securitization transactions, and (c) none of the Parent or its subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Property” means any property or asset, whether real, personal or mixed, including current assets, but excluding deposit or other control accounts, owned on the issue date of the notes or thereafter acquired by the Parent or any of its subsidiaries.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a wholly-owned subsidiary of the Parent that has been established as a “bankruptcy remote” subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Regulation U” means Regulation U issued by the Board of Governors of the Federal Reserve System.

“Restricted Margin Stock” means Margin Stock owned by the Parent and its subsidiaries the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Parent and its subsidiaries (excluding any Margin Stock) that is subject to the covenant described under “Certain covenants—Limitation on liens”.

“Senior Funded Debt” means all Funded Debt of the Parent and its subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the notes).

“Significant Subsidiary” means any subsidiary of the Parent that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Subsidiary Guarantor” means any subsidiary of the Parent that becomes a guarantor under the indenture.

“Unrestricted Margin Stock” means any Margin Stock owned by the Parent or its subsidiaries which is not Restricted Margin Stock.

Material U.S. federal income tax consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes of the applicable series is sold to the public for cash). This discussion assumes that the notes are issued at par or with a statutorily defined de minimis amount of original issue discount. This discussion does not address all of the U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or currencies;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement; and

•	persons that participate in this offering and are also beneficial owners of Cantel debt securities that are repaid or redeemed with the proceeds of this offering.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding or considering an investment in the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Additional payments

In certain circumstances (see “Description of notes—Payment of additional amounts,” “Description of notes—Special mandatory redemption” and “Description of notes—Change of control triggering event”), we may be obligated to pay amounts in excess of principal, plus stated interest on the notes. U.S. Treasury Regulations provide special rules for contingent payment debt instruments, which, if applicable, could cause the timing, amount, and character of a holder’s income, gain, or loss with respect to the notes to be different from the consequences discussed below. However, the relevant U.S. Treasury Regulations state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are either remote or incidental as of the issue date are ignored. We believe that, as of the issue date, the likelihood of paying such additional amounts on the notes is remote and/or such additional amounts would be incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on a holder, unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our determination is not binding on the IRS, however, which may take a different position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax consequences applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of interest

We expect, and the remainder of this summary assumes, that the notes will be issued at par, or at a discount that is de minimis for U.S. federal income tax purposes. Accordingly, interest on the notes (without reduction for any withholding tax) will be recognized by a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Interest on the notes will generally constitute foreign source income in the “passive” category for U.S. foreign tax credit purposes. Irish or other foreign income taxes withheld from payments on a note generally will be treated as foreign taxes eligible for credit (or deduction in lieu of credit) against a U.S. Holder’s U.S. federal income tax liability, subject to certain limitations. A U.S. Holder will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where such holder does not satisfy a minimum holding period requirement during which such holder is not protected from risk of loss. The foreign tax credit rules are complex and availability of the credit is subject to a number of limitations. U.S. Holders are encouraged to consult their U.S. tax advisors regarding the application of the foreign tax credit rules to an investment in the notes.

Additional amounts paid by us with respect to non-U.S. taxes imposed on interest payments should be treated in a similar manner as the interest payments, as described in this section.

Sale or other taxable disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note generally equal to the difference, if any, between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be treated as interest as described in the previous section) and the U.S. Holder’s adjusted tax basis in the note. The treatment of additional amounts, if any, paid by us, including in the event of the special mandatory redemption or change of control triggering event (see “Description of notes—Special mandatory redemption” and “Description of notes—Change of control triggering event”), is unclear. It is possible that these additional amounts may be treated as additional consideration received for the note. Alternatively, they may be treated as a separate ordinary income payment, in the same manner as described for additional amounts in the previous section. U.S. Holders are encouraged to consult their U.S. tax advisors regarding the treatment of such additional amounts.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be U.S. source capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. A U.S. Holder may not be able to use any foreign tax credit arising from any foreign tax imposed on the disposition of a note, unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the same income category (generally, “passive” category income).

Information reporting and backup withholding

A U.S. Holder generally will be subject to information reporting and backup withholding requirements when the U.S. Holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from information reporting and backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder generally will be subject to backup withholding with respect to such payments and proceeds if the U.S. Holder is not otherwise exempt and:

•	the U.S. Holder fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the U.S. Holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or

•

the U.S. Holder fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Disclosure obligation with respect to foreign financial assets

U.S. Holders of “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts may be required to file an IRS Form 8938 information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Under these rules, the notes (or the accounts in which they are held) may be treated as “specified foreign financial assets.” In addition, U.S. Holders should consider their possible obligation to file online a FinCEN Form 114 – Report of Foreign Bank and Financial Accounts as a result of holding notes. U.S. Holders are urged to consult their tax advisors regarding the application of these and other reporting requirements to an investment in the notes.

Tax consequences applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes. Non-U.S. Holders are encouraged to consult their own tax advisors concerning the relevant U.S. federal, state and local and any non-U.S. tax considerations that may be relevant to their particular situations.

Payments of interest

Subject to the discussion below under the heading “—Information reporting and backup withholding,” interest paid on a note (which, for purposes of this discussion, includes any payments on the notes that may be treated as interest for U.S. federal income tax purposes) to a Non-U.S. Holder generally will be treated as from sources outside the United States and as such generally will not be subject to tax in the United States. However, if interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a “permanent establishment” or “fixed base” in the United States to which such interest is attributable), such effectively connected interest generally will be subject to U.S. federal income tax at the regular U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such interest, as adjusted for certain items.

Sale or other taxable disposition

Subject to the discussion below under the heading “—Information reporting and backup withholding,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (other than amounts allocable to accrued and unpaid interest, which will be treated as interest as described in the previous section) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a “permanent establishment” or “fixed base” in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain of a Non-U.S. Holder described in the first bullet point above generally will be subject to U.S. federal income tax at the regular U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

Gain of a Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which gain may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

A Non-U.S. Holder will determine gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note under the same rules as described above under the heading “Tax consequences applicable to U.S. Holders—Sale or other taxable disposition.”

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

Payments of interest on the notes to a Non-U.S. Holder generally will not be subject to backup withholding or information reporting, provided the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person, although the holder may be required to certify its non-U.S. status on the applicable IRS Form W-8. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, provided the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person, although the holder may be required to certify its non-U.S. status on the applicable IRS

Form W-8. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Irish tax consequences

The following is a summary of certain Irish tax consequences of the purchase, ownership and disposition of the notes. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of the notes. The summary relates only to the position of persons who are the absolute beneficial owners of the notes and may not apply to certain other classes of persons such as dealers in securities.

The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as in effect on the date of this prospectus supplement, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the notes should consult their own advisors as to the Irish or other tax consequences of the purchase, beneficial ownership and disposition of the notes including, in particular, the effect of any state or local tax laws.

This summary does not constitute legal or tax advice and the comments below are of a general nature only. Holders (or prospective holders) of the notes and the guarantees who are in any doubt as to their tax position should consult their professional advisors.

Irish withholding tax

In general, withholding tax (currently at the rate of 20%) must be deducted from interest payments made by an Irish company, such as the Issuer. However, this withholding tax does not apply in cases where:

(a)	the notes are quoted on a recognized stock exchange (this term is not defined but is understood to mean an exchange which is recognized in the country in which it is established and would include the New York Stock Exchange);

(b)	the notes carry a right to interest; and

(c)	either: (i) the person by or through whom the payment is made is not in Ireland; or (ii) the notes are held in a recognized clearing system (which includes The Depository Trust Company, among others).

It is expected that all of these conditions will be satisfied, so that the Issuer may pay interest in respect of the notes without any deduction for or on account of Irish withholding tax.

In certain circumstances, Irish encashment tax may be required to be withheld (currently at the rate of 25%) from interest on any note, where such interest is collected by a person in Ireland on behalf of any holder of notes.

Irish income tax

In general, persons who are resident in Ireland are liable to Irish taxation on their world-wide income whereas persons who are not resident in Ireland are only liable to Irish taxation on their Irish source income. All persons are under a statutory obligation to account for Irish taxation on a self-assessment basis and there is no requirement for the Irish Revenue Commissioners to issue or raise an assessment.

A note issued by the Issuer may be regarded as property situate in Ireland (and hence Irish source income) on the grounds that a debt is deemed to be situate where the debtor resides. However, the interest earned on such notes is exempt from income tax if paid to a person who is not a resident of Ireland and who for the purposes of section 198 of the Taxes Consolidation Act, 1997 (as amended) of Ireland is regarded as being a resident of a relevant territory or when paid to certain companies. A relevant territory for this purpose is a Member State of the European Communities (other than Ireland) or not being such a Member State a territory with which Ireland has entered into a double tax treaty that has the force of law or, on completion of the necessary procedures, will have the force of law and such double tax treaty contains an article dealing with interest or income from debt claims. A list of the countries with which Ireland has entered into a double tax treaty is available on www.revenue.ie.

Relief from Irish income tax may also be available under other exemptions contained in Irish tax legislation or under the specific provisions of a double tax treaty between Ireland and the country of residence of the holder of the notes.

If the above exemptions do not apply it is understood that there is a long standing unpublished practice whereby no action will be taken to pursue any liability to such Irish tax in respect of persons who are regarded as not being resident in Ireland except where such persons:

(a)	are chargeable in the name of a person (including a trustee) or in the name of an agent or branch in Ireland having the management or control of the interest; or

(b)	seek to claim relief and / or repayment of tax deducted at source in respect of taxed income from Irish sources; or

(c)	are chargeable to Irish corporation tax on the income of an Irish branch or agency or to income tax on the profits of a trade carried on in Ireland to which the interest is attributable.

There can be no assurance that this practice will continue to apply.

Irish capital gains tax

A holder of the notes will not be subject to Irish taxes on capital gains provided that such holder is neither resident nor ordinarily resident in Ireland and such holder does not have an enterprise, or an interest in an enterprise, which carries on business in Ireland through a branch or agency or a permanent representative to which or to whom the notes are attributable.

Irish capital acquisitions tax

If the notes are comprised in a gift or inheritance taken from an Irish domiciled, resident or ordinarily resident disponer or if the donee / successor is resident or ordinarily resident in Ireland, or if any of the notes are regarded as property situate in Ireland, the donee / successor may be liable to Irish capital acquisitions tax. As a result, a donee / successor may be liable to Irish capital acquisitions tax, even though neither the disponer nor the donee / successor may be domiciled, resident or ordinarily resident in Ireland at the relevant time.

Irish stamp duty

No Irish stamp duty will be payable on the issuance of the notes. Irish stamp duty should not be payable on a subsequent transfer of the notes, provided the notes qualify as ‘loan capital’ of the Issuer for the purposes of section 85 of the Stamp Duties Consolidation Act, 1999, as amended, of Ireland and the notes:

(a)	are not convertible into stocks or marketable securities (other than loan capital) in a company with a share register in Ireland or into loan capital having such a right;

(b)	do not carry the same rights as shares in the capital of a company, including rights such as voting rights, a share in the profits or a share in the surplus on liquidation of a company;

(c)	are issued for a price which is not less than 90% of their nominal value; and

(d)	do not carry a right to a sum in respect of repayment or interest which is related to certain movements in an index or indices (based wholly or partly and directly or indirectly on stocks or marketable securities) specified in any instrument or other document relating to the notes.

It is expected that the notes will satisfy the above conditions, such that Irish stamp duty should not arise on the transfer of the notes.

Certain U.K. tax consequences

The following is a general summary of the U.K. withholding tax consequences in relation to payments of interest on the notes and payments in respect of the guarantees and of the U.K. stamp duty and stamp duty reserve tax consequences of the issue or transfer of the notes. This summary does not deal with other U.K. tax aspects of acquiring, holding or disposing of the notes. This summary is based upon U.K. tax law and the published practice of HM Revenue and Customs in effect on the date of this prospectus supplement and is subject to any change in law or practice which may take effect after that date (including with retrospective effect).

Holders (or prospective holders) of the notes and the guarantees who are in any doubt as to their tax position should consult their professional advisors.

U.K. withholding tax

Payments of interest on the notes

Interest payments on the notes made by the Issuer may be made without withholding on account of U.K. income tax provided that they do not have a “U.K. source.” Interest payments on the notes made by the Issuer would not generally be considered to have a U.K. source where: (i) the issuer is (under U.K. law) a non-U.K. tax resident, non-U.K. incorporated company; (ii) the interest is not expressed to be the interest of a U.K. branch; (iii) the funds for the payments do not come from the United Kingdom; and (iv) the notes are not secured by U.K. property. Interest payments on the notes made by the Issuer should not have a U.K. source solely due to a guarantor in respect of the notes being resident in the United Kingdom. The Issuer does not currently intend to withhold for or on account of U.K. income tax from payments on interest on the notes.

In all other circumstances, payments of interest on the notes may be subject to withholding on account of U.K. income tax at the basic rate (currently 20%), subject to such relief as may be available under the provisions of any applicable double tax treaty or any other relief or exemption that may apply.

Payments in respect of the guarantees

The United Kingdom withholding tax treatment of payments made by STERIS Limited under the terms of its guarantees in respect of interest on either series of the notes (or other amounts due under either series of the notes) is uncertain. In particular, such payments by STERIS Limited may be treated as having a “U.K. source” as described above. Accordingly, if STERIS Limited makes any such payments, these may be subject to United Kingdom withholding tax at the basic rate (currently 20%), subject to such relief as may be available under the provisions of any applicable double tax treaty or any other exemption which may apply.

Stamp duty and stamp duty reserve tax

No U.K. stamp duty or stamp duty reserve tax should be payable on the issue or transfer of the notes.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes (including any interest in the notes) by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any U.S. or non-U.S., federal, state, local or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, as described in clauses (i), (ii), and (iii), referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. It is not intended that any of the Issuer, the underwriters, any guarantor, or their respective affiliates (the “Transaction Parties”) will act in a fiduciary capacity with respect to any Covered Plan in connection with its investment in a note.

In considering whether to invest in the notes (including any interest in a note) with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment, including, but not limited to, the matters discussed above under “Risk Factors,” in determining whether an investment in the notes satisfies these requirements.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of a Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

For example, the acquisition and/or holding of the notes (including any interest in a note) by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 relating to transactions determined by independent qualified professional asset managers, PTCE 90-1 relating to insurance company pooled separate accounts, PTCE 91-38 relating to bank collective investment funds, PTCE 95-60 relating to life insurance company general accounts and PTCE 96-23 relating to transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and the Code for certain transactions between a Covered Plan and a person that is a party in interest or disqualified person with respect to the Covered Plan solely by reason of providing services to the Covered Plan or having a relationship with such a service provider, provided that neither the person transacting with the Covered Plan nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than and receives no less than adequate consideration in connection with the transaction. There can be no assurance that any of the foregoing exemptions or any other exemption will be available with respect to all possible prohibited transactions that may arise in connection with the acquisition and holding of the notes or that all of the conditions of any such exemptions will be satisfied.

Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable Similar Laws.

Because of the foregoing, the notes (including any interest in a note) should not be purchased or held by any person investing plan assets of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of a note (including any interest in a note), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to invest in the notes constitutes plan assets of any Plan or (ii) the investment in the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

The sale of notes (including any interest in a note) to a Plan is in no respect a representation or recommendation by any Transaction Party that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan.

Purchasers of the notes have the exclusive responsibility for ensuring, to the extent applicable, that their purchase and holding of the notes (including any interest in a note) complies with the relevant legal requirements including the fiduciary responsibility rules of ERISA or any Similar Law, and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as representatives, have agreed, severally and not jointly, to purchase from us, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite their names below:

Underwriters	Principal amount of 2031 notes	Principal amount of 2051 notes
J.P. Morgan Securities LLC	$266,625,000	$266,625,000
BofA Securities, Inc.	$94,500,000	$94,500,000
Citigroup Global Markets Inc.	$81,000,000	$81,000,000
PNC Capital Markets LLC	$67,500,000	$67,500,000
Santander Investment Securities Inc.	$37,125,000	$37,125,000
SMBC Nikko Securities America, Inc.	$37,125,000	$37,125,000
U.S. Bancorp Investments, Inc.	$21,938,000	$21,937,000
DNB Markets, Inc.	$21,937,000	$21,938,000
KeyBanc Capital Markets Inc.	$16,875,000	$16,875,000
HSBC Securities (USA) Inc.	$13,500,000	$13,500,000
Siebert Williams Shank & Co., LLC	$13,500,000	$13,500,000
Academy Securities, Inc.	$3,375,000	$3,375,000
Total	$675,000,000	$675,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters, severally and not jointly, are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the 2031 notes and 0.500% of the principal amount of the 2051 notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.250% of the principal amount of the 2031 notes and 0.350% of the principal amount of the 2051 notes. After the initial offering of the notes, the offering prices and other selling terms may from time to time be varied by the representatives.

We have agreed that we will not, during the period from the date of this prospectus supplement through and including April 1, 2021, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our debt securities (other than the notes) having a tenor of more than one year.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Underwriting discounts and expenses

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid by us
Per 2031 note	0.650%
Per 2051 note	0.875%
Total	$10,293,750

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $5.25 million.

Stabilization, short positions and penalty bids

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discounts received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

New issue of notes

The notes are new issues of securities with no established trading markets. We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about April 1, 2021, which is the sixth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+6”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes will initially settle in “T+6”, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and prior to the date that is more than two business days preceding the settlement date should consult their own advisors.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us. Such underwriters and their affiliates have received, or will receive, customary fees, expenses and commissions for these activities and services. Affiliates of some of the underwriters are lenders under the Credit Facilities, for which these affiliates have been and will be paid customary fees. Affiliates of certain of the underwriters are lenders under Cantel’s existing debt facilities and may receive a portion of the proceeds of the Financing Transactions in connection with the repayment of such indebtedness. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise), including the existing notes, and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Note to Canadian residents

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Note to prospective investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Note to prospective investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a client, as defined in point (7) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK Markets in Financial Instruments Regulation), who is not a professional client, as defined in point (8) of Article 2(1) of the UK Markets in Financial Instruments Regulation; (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of the UK Markets in Financial Instruments Regulation; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Note to prospective investors in Ireland

The notes may not be offered, sold, placed or underwritten and nothing may be done in Ireland in respect of the notes, otherwise than in conformity with the provisions of:

•

Regulation (EU) 2017/1129, Commission Delegated Regulation (EU) 2019/980, Commission Delegated Regulation (EU) 2019/979 and any Central Bank of Ireland rules issued and/or in force pursuant to Section 1363 of the Irish Companies Act;

•	the Irish Companies Act;

•	the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) of Ireland;

•

Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, the European Union (Market Abuse) Regulations 2016 and any Central Bank of Ireland rules issued and / or in force pursuant to Section 1370 of the Irish Companies Act;

•	The PRIIPs Regulation; and

•	the Central Bank Acts 1942 to 2018 of Ireland (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989 of Ireland.

Notice to prospective investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Korea

The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The notes have not been listed on any of the securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to the requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the notes pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and

Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to prospective investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market). Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market) and is not intended to be a public offer.

This prospectus supplement is not intended to constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 2 of 2015) (as amended) or otherwise and further is not intended to constitute an offer or promotion in the United Arab Emirates in accordance with the Securities and Commodities Authority board of directors decision No. 3 of 2017 Concerning the Organization of Promotion and Introduction (as amended) (whether by a foreign issuer, as defined therein, or otherwise).

This prospectus supplement, and the issue or transfer of any securities related to it, is not intended to constitute a financial promotion, an offer, sale or delivery of securities under the Dubai International Financial Centre Markets Law (Law No. 1 of 2012, as amended) (the “Markets Law”) or under the Markets Rules of the Dubai Financial Services Authority (the “Markets Rules”) or any other laws and regulations of the Dubai International Financial Centre.

This prospectus supplement, and the issue or transfer of any securities related to it, is not intended to constitute a financial promotion, offer, sale or delivery of securities under the Abu Dhabi Global Market’s Financial Services and Markets Regulations 2015 (as amended) (the “Markets Regulations”) or under the Markets Rules of the Financial Services Regulatory Authority (the “ADGM Markets Rules”) or any other laws and regulations of the Abu Dhabi Global Market.

This prospectus supplement, and the issue or transfer of any securities related to it, has not been reviewed, approved or licensed by or filed or registered with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other licensing authority in the United Arab Emirates (including in any free zones established or operating in the United Arab Emirates).

Legal matters

The validity of the notes and the guarantees will be passed upon for us as to Irish law by Matheson and as to U.S. and English law by Jones Day. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain matters for the underwriters.

Experts

STERIS PLC

The consolidated financial statements of STERIS plc for the year ended March 31, 2020 (including the schedule appearing therein) appearing in STERIS plc’s Current Report on Form 8-K, and the effectiveness of STERIS plc’s internal control over financial reporting as of March 31, 2020 (excluding the internal control over financial reporting of entities that were acquired during fiscal 2020) included in its Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of STERIS plc’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of entities that were acquired during fiscal 2020 from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and STERIS plc management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020 (which did not include an evaluation of the internal control over financial reporting of entities that were acquired during fiscal 2020) have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of STERIS plc for the three-month periods ended June 30, 2020 and June 30, 2019, the three- and six-month periods ended September 30, 2020 and September 30, 2019 and the three- and nine-month periods ended December 31, 2020 and December 31, 2019, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 7, 2020, November 6, 2020 and February 9, 2021, respectively, included in STERIS plc’s Quarterly Reports on Forms 10-Q for the periods then ended, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Cantel

The financial statements incorporated in this prospectus supplement by reference from Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 and the effectiveness of Cantel’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Dental Holding, LLC

The consolidated financial statements of Dental Holding, LLC and subsidiaries as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, and the consolidated financial statements of Dental Holding, LLC and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 incorporated in this prospectus supplement by reference from Cantel’s Current Report on Form 8-K/A filed on December 16, 2019 have been audited by RSM US LLP, independent auditors, as stated in their reports thereon, incorporated herein by reference. Such consolidated financial statements have been so incorporated in this prospectus supplement in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

Prospectus

STERIS PLC

Debt Securities

Guarantees of Debt Securities

Ordinary Shares

Preferred Shares

Warrants

Units

STERIS Irish FinCo Unlimited Company

Debt Securities

Guarantees of Debt Securities

STERIS Corporation

STERIS Limited

Guarantees of Debt Securities

STERIS plc, or any of its subsidiaries listed above, may from time to time offer and sell any of the securities identified above, or any combination thereof, in each case, in one or more series and in one or more offerings.

STERIS plc or any of its subsidiaries listed above will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

STERIS plc or any of its subsidiaries listed above may sell these securities on a continuous or delayed basis, directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 11 of this prospectus and any risk factors set forth in the applicable prospectus supplement and in the information included and incorporated by reference in this prospectus.

STERIS plc’s ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “STE.” If STERIS plc or any of its subsidiaries listed above decide to seek a listing of any securities offered by this prospectus, it will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2021.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the following securities in one or more offerings at prices and on other terms to be determined at the time of offering:

•	unsecured senior debt securities of STERIS plc or STERIS Irish FinCo Unlimited Company (“debt securities”), which may be either guaranteed or not guaranteed;

•	guarantees of debt securities by STERIS plc, STERIS Irish Finco Unlimited Company, STERIS Corporation and STERIS Limited (“guarantees”);

•	preferred shares, par value $0.001 per share, of STERIS plc (“preferred shares”);

•	ordinary shares, par value $0.001 per share, of STERIS plc (“ordinary shares”);

•	warrants to purchase debt securities, ordinary shares or preferred shares of STERIS plc (“warrants”); or

•

units comprising two or more of the debt securities (including any applicable guarantees), preferred shares, ordinary shares and warrants, in any combination listed on the cover page of this prospectus (“units”).

This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

This document is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (as amended) (the “EU Prospectus Regulation”), or the European Union (Prospectus) Regulations of Ireland 2019; or (ii) Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom (the “EUWA”), as amended by the Prospectus (Amendment) (EU Exit) Regulations 2019 of the United Kingdom (the “UK Prospectus Regulation”). The securities are not offered in any jurisdiction in circumstances that would require a prospectus to be prepared pursuant to the EU Prospectus Regulation or the UK Prospectus Regulation.

This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the EU Prospectus Regulation, or the UK Prospectus Regulation, as applicable. No offer of securities to the public is being, or shall be, made in Ireland or any other member state of the European

Economic Area or the United Kingdom on the basis of this document. Any investment in the securities does not have the status of a bank deposit in Ireland and is not within the scope of the deposit protection scheme operated by the Central Bank of Ireland. STERIS is not regulated by the Central Bank of Ireland by virtue of the issue of any securities.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS - No securities are intended to be offered, sold or otherwise made available to or should be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended), or MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended) (the “Insurance Distribution Directive”) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the EU Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended) (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS - No securities are intended to be offered, sold or otherwise made available to or should be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (7) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA, or the UK PRIIPs Regulation, for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

On March 28, 2019, upon the consummation of a Scheme of Arrangement under the laws of the United Kingdom in connection with a redomiciliation from the United Kingdom to Ireland (the “Redomiciliation”), STERIS plc became the parent company of the STERIS group of companies.

Unless otherwise stated or the context otherwise requires, in this prospectus we use the terms:

•	“STERIS plc” to refer to STERIS plc, a public limited company incorporated under the laws of Ireland, and not any of its subsidiaries;

•

“STERIS Irish FinCo” to refer to STERIS Irish FinCo Unlimited Company, a public unlimited company incorporated under the laws of Ireland, and not any of its subsidiaries. STERIS Irish FinCo is an indirect wholly owned subsidiary of STERIS plc;

•	“STERIS Corporation” to refer to STERIS Corporation, an Ohio corporation, and not any of its subsidiaries. STERIS Corporation is an indirect wholly owned subsidiary of STERIS plc;

•

“STERIS Limited” to refer to STERIS Limited, a private limited company organized under the laws of England and Wales, and not any of its subsidiaries. STERIS Limited is an indirect wholly owned subsidiary of STERIS plc;

•	“STERIS,” “we,” “us,” “our” or other similar terms to refer to STERIS plc, together with its consolidated subsidiaries, including STERIS Irish FinCo, STERIS Corporation and STERIS Limited;

•

the “securities” to refer collectively to the debt securities, ordinary shares, preferred shares, warrants and units offered by STERIS plc, the debt securities offered by STERIS Irish FinCo, and the guarantees offered by STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited; and

•

the “proposed transaction” to refer to the series of proposed transactions whereby Cantel Medical Corp. (“Cantel”) will become an indirect wholly owned subsidiary of STERIS plc pursuant to an agreement and plan of merger dated January 12, 2021, as amended (the “Merger Agreement”).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). STERIS plc files annual, quarterly and current reports, proxy statements and other information with the SEC. STERIS plc’s SEC filings are available over the Internet at the SEC’s website at www.sec.gov.

We make available, free of charge, on the Investor Relations page of our website at www.steris-ir.com, STERIS plc’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

You will find additional information about us in the registration statement of which this prospectus forms a part. This prospectus and any prospectus supplement do not contain all of the information in the registration statement. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference therein. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. The full registration statement may be obtained through the SEC’s or our websites, as provided above.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on May 29, 2020;

•

STERIS plc’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 7, 2020, for the quarter ended September  30, 2020, filed with the SEC on November 6, 2020, and for the quarter ended December  31, 2020, filed with the SEC on February 9, 2021;

•

STERIS plc’s Current Reports on Form 8-K, filed with the SEC on August 3, 2020 (Items 5.02 and 5.07), October 6, 2020 (Item 1.01 and Item 9.01, excluding Exhibit No.  99.1), November  18, 2020 (Items 1.01, 2.03 and 9.01, excluding Exhibit 99.1), January  12, 2021, February  3, 2021, February  9, 2021 and March 23, 2021;

•

the description of ordinary shares contained in STERIS plc’s Registration Statement on Form 8-A filed with the SEC on March  27, 2019, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on May 29, 2020.

This prospectus also incorporates by reference the following information that has previously been filed with the SEC by Cantel (File No. 001-31337):

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the following information in Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 (filed with the SEC on September 25, 2020): “Financial Statements and Supplementary Data” (appearing on pages 39–81);

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the following information in Cantel’s Quarterly Reports on Form 10-Q for the quarter ended January 31, 2020 (filed with the SEC on March 6, 2020): “Financial Statements (unaudited)” (appearing on pages 1-20), quarter ended April 30, 2020 (filed with the SEC on June 9, 2020): “Financial Statements (unaudited)” (appearing on pages 1-25), October 31, 2020 (filed with the SEC on December 10, 2020): “Financial Statements (unaudited)” (appearing on pages 1–20) and the quarter ended January 31, 2021 (filed with the SEC on March 10, 2021): “Financial Statements (unaudited)” (appearing on pages 1–21); and

•	Cantel’s Current Reports on Form 8-K filed with the SEC on October 2, 2019 (as amended on December 16, 2019) and March 2, 2021.

We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing these documents on the Investor Relations page of our website at www.steris-ir.com or by requesting the filings in writing or by telephone at the following address and telephone number.

STERIS

Investor Relations

5960 Heisley Road

Mentor, Ohio 44060

Telephone Number: +1 440 354 2600

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. These forward-looking statements are based on our management’s current expectations, estimates or forecasts about our businesses, the industries in which we operate and current beliefs and assumptions of management and are subject to uncertainty and changes in circumstances. Readers of this prospectus should understand that these statements are not guarantees of performance or results. Many important factors could affect actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this prospectus. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. These risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

•	the failure to obtain approval of stockholders of Cantel for the proposed transaction;

•

the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval and any conditions imposed on the combined entity in connection with consummation of the proposed transaction;

•	delay in closing the proposed transaction or the possibility of non-consummation of the proposed transaction;

•

the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, including that the proposed transaction may not be accretive within the expected timeframe or to the extent anticipated;

•	the occurrence of any event that could give rise to termination of the Agreement and Plan of Merger dated January 12, 2021, as amended, for the proposed transaction;

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the risk that shareholder/stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transactions or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the proposed transaction to us;

•	risks relating to the value of ordinary shares to be issued in the proposed transaction;

•	the effect of announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

•	the impact of the COVID-19 pandemic on our or Cantel’s operations, performance, results, prospects, or value;

•	our ability to achieve the expected benefits regarding the accounting and tax treatments of the Redomiciliation;

•	our ability to achieve the expected benefits regarding the accounting and tax treatments of the proposed transaction;

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operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation;

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our ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (the “TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated;

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changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in us being treated as a domestic corporation for United States federal tax purposes;

•	the potential for increased pressure on pricing or costs that leads to erosion of profit margins;

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the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated;

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the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning or untitled letter, notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect our or Cantel’s performance, results, prospects or value;

•

the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs;

•	the possibility of reduced demand, or reductions in the rate of growth in demand, for our or Cantel’s products and services;

•	the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services;

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the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our and Cantel’s businesses, industry or initiatives including, without limitation, those matters described in STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020 and other securities filings, may adversely impact our and/or Cantel’s performance, results, prospects or value;

•	the impact on us and our operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and our ability to respond to such impacts;

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the impact on us and our operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto;

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the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Key Surgical, or of our restructuring efforts, or of recent divestitures, or of restructuring plans will not be realized or will be other than anticipated;

•	the effects of contractions in credit availability, as well as the ability of our and Cantel’s Customers and suppliers to adequately access the credit markets when needed;

•	our ability to complete the proposed transaction, including the fulfillment of closing conditions and obtaining financing, on terms satisfactory to us or at all; and

•	other risks described in STERIS plc’s most recent Annual Report on Form 10-K and other reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements included in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law. This cautionary statement is applicable to all forward-looking statements contained in this prospectus.

CORPORATE INFORMATION

STERIS plc is a public limited company incorporated under the laws of Ireland on December 22, 2016. It became the parent company of the STERIS group of companies on March 28, 2019, in connection with the Redomiciliation. STERIS plc’s registered office is located in Dublin, Ireland and STERIS’s U.S. administrative offices are located in Mentor, Ohio.

STERIS Irish FinCo is a public unlimited company incorporated under the laws of Ireland on October 21, 2015. STERIS Corporation is an Ohio corporation incorporated under the laws of the State of Ohio on August 9, 1985. STERIS Limited is a private limited company that was incorporated under the laws of England and Wales on October 9, 2014. Each of STERIS Irish FinCo, STERIS Corporation and STERIS Limited is an indirect wholly owned subsidiary of STERIS plc. See “About this Prospectus,” “Where You Can Find More Information” and “Information We Incorporate by Reference.”

STERIS is a leading provider of infection prevention and other procedural products and services. STERIS offers its Customers a unique mix of innovative capital equipment products, such as sterilizers and washers, surgical tables, lights and equipment management systems and connectivity solutions such as operating room integration; consumable products including detergents and gastrointestinal endoscopy accessories and other products and services, including equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory services and outsourced instrument reprocessing. STERIS is segmented by Customer, with three reporting segments: Healthcare, Applied Sterilization Technologies (“AST”) and Life Sciences. Through these three segments STERIS serves hospitals and surgery centers, medical device manufacturers and pharmaceutical manufacturers.

STERIS plc’s ordinary shares are listed on the NYSE, trading under the symbol “STE.”

STERIS plc’s registered office is located at 70 Sir John Rogerson’s Quay, Dublin 2 Ireland D02 R296, main telephone number is +353 1 232 2000, and website address is www.steris.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

On January 12, 2021, STERIS plc and certain of its affiliates entered into the Merger Agreement with Cantel that contemplates a series of mergers whereby Cantel and its subsidiaries will become indirect wholly owned subsidiaries of STERIS plc. The consummation of the proposed transaction is subject to customary closing conditions, including (a) the approval of Merger Agreement by holders of a majority of Cantel Common Stock (as defined herein) and (b) the receipt of certain governmental and regulatory approvals, including receipt of requisite clearances under antitrust and foreign direct investment laws.

RISK FACTORS

Investing in any of our securities involves risk. Prior to making a decision about investing in any of our securities, you should carefully consider the risk described below in addition to the specific factors discussed under the heading “Risk Factors” in STERIS plc’s most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K, which have been or will be incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition, and could result in a complete loss of your investment.

Risk Relating to Pro Forma Financial Data

The pro forma financial data included in this prospectus is not necessarily indicative of the actual financial position or results of operations of STERIS plc following the completion of the proposed transaction. Future results of STERIS plc or Cantel may differ, possibly materially, from those suggested by the pro forma financial data included in this prospectus.

The pro forma financial data contained in this prospectus includes a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of STERIS plc and Cantel prior to the proposed transaction or that of STERIS plc after completion of the proposed transaction for several reasons. Specifically, we have not completed the detailed valuation analyses to arrive at the final estimates of the fair values of the assets to be acquired and liabilities to be assumed and the related allocation of purchase price and the pro forma financial data does not reflect the effects of transaction-related costs and integration costs. In addition, the proposed transaction and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the proposed transaction or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by STERIS plc. The actual financial positions and results of operations of STERIS plc and Cantel prior to the proposed transaction and that of STERIS plc after completion of the proposed transaction may be different, possibly materially, from those suggested by the pro forma financial data included in this prospectus. In addition, the assumptions used in preparing the pro forma financial data included in this prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of STERIS plc’s ordinary shares may cause a significant change in the purchase price used for STERIS plc’s accounting purposes and pro forma financial data contained in this prospectus.

SUPPLEMENTAL ISSUER AND GUARANTOR FINANCIAL INFORMATION

STERIS Irish FinCo, STERIS Corporation and STERIS Limited, wholly-owned subsidiaries of STERIS plc, may jointly and severally provide full and unconditional guarantees of the obligations of STERIS plc under debt securities it may issue. Furthermore, STERIS plc, STERIS Limited and STERIS Corporation may jointly and severally provide full and unconditional guarantees of the obligations of STERIS Irish FinCo under debt securities it may issue. The debt securities and the related guarantees will be senior unsecured obligations of STERIS plc, STERIS Irish FinCo and each of the guarantors, respectively and as applicable, and will be equal in priority with all other senior, unsubordinated indebtedness of STERIS plc, STERIS Irish FinCo and the guarantors, respectively and as applicable, from time to time outstanding.

The obligations of a guarantor under its guarantee will be limited to the extent necessary to prevent the obligations of such guarantor from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment under its guarantee will be entitled upon payment in full of all guaranteed obligations under the applicable indenture to a contribution from each other guarantor in an amount equal to such other guarantor’s pro rata portion of such payment based on the respective net assets of all the guarantors at the time of such payment determined in accordance with U.S. generally accepted accounting principles. The ability of STERIS plc’s subsidiaries to pay dividends, interest and other fees to STERIS plc and/or STERIS Irish FinCo, and ability of STERIS plc and/or STERIS Irish FinCo and the applicable guarantors to service the debt securities may be restricted by, among other things, corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party.

The following tables present (a) summarized results of operations for the nine months ended December 31, 2020 and twelve months ended March 31, 2020 and (b) summarized balance sheet information at December 31, 2020 and March 31, 2020, respectively, for STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited. The summarized financial information is presented after elimination of (i) intercompany transactions and balances among STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited and (ii) equity in earnings from and investments in any subsidiary of STERIS plc, other than STERIS Irish FinCo, STERIS Corporation and STERIS Limited, which transactions have been presented separately.

Summarized results of operations (dollars in thousands)	Nine months ended December 31, 2020	Twelve months ended March 31, 2020

Revenues	$1,113,469	$1,510,013
Gross profit	676,301	918,781
Operating costs arising from transactions with non-issuers and non-guarantors – net(1)	267,201	355,892
Income from operations	305,261	496,174
Non-operating income arising from transactions with subsidiaries that are non-issuers and non-guarantors—net(1)	184,661	1,319,420
Net income	266,718	437,685

Summarized balance sheet information (dollars in thousands)	December 31, 2020	March 31, 2020
Receivables due from non-issuers and non-guarantor subsidiaries(1)	$13,432,149	$12,561,220
Other current assets	305,977	436,088

Total current assets	$13,738,126	$12,997,308

Summarized balance sheet information (dollars in thousands)	December 31, 2020	March 31, 2020
Non-current receivables due from non-issuers and non-guarantor subsidiaries(1)	$1,156,809	$1,175,184
Goodwill	94,979	86,554
Other non-current assets	202,309	196,943

Total non-current assets	$1,454,097	$1,458,681

Payables due to non-issuers and non-guarantor subsidiaries(1)	$14,728,632	$13,597,082
Other current liabilities	171,914	192,637

Total current liabilities	$14,900,546	$13,789,719

Non-current payables due to non-issuers and non-guarantor subsidiaries(1)	$135,474	$148,473
Other non-current liabilities	1,766,195	1,203,001

Total non-current liabilities	$1,901,669	$1,351,474

(1)

Includes amounts due from, amounts due to, and transactions with subsidiaries of STERIS plc (other than transactions between STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited). Intercompany balances and transactions between STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited have been eliminated. Intercompany transactions arise from internal financing and trade activities.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction, repayment or refinancing of outstanding indebtedness or other obligations;

•	repurchase or redemption of securities;

•	additions to working capital;

•	capital expenditures;

•	acquisitions; and

•	strategic investments.

Pending any specific application, we may initially invest funds in short-term, interest-bearing obligations or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that STERIS plc and STERIS Irish FinCo may issue. The particular terms of the debt securities offered will be set forth in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

STERIS plc may issue debt securities under an indenture (the “STERIS plc indenture”) among STERIS plc, as issuer, the applicable guarantors, if any, and U.S. Bank National Association (“U.S. Bank”) as trustee. The debt securities issued under the STERIS plc indenture will be direct, senior unsecured obligations of STERIS plc and will rank equally with all of STERIS plc’s other senior unsecured indebtedness.

STERIS Irish FinCo may issue debt securities under an indenture (the “STERIS Irish FinCo indenture”) among STERIS Irish FinCo, as issuer, the applicable guarantors, if any, and U.S. Bank, as trustee. The debt securities issued under the STERIS Irish FinCo indenture will be direct, senior unsecured obligations of STERIS Irish FinCo and will rank equally with all of STERIS Irish FinCo’s other senior unsecured indebtedness. Each of the STERIS plc indenture and the STERIS Irish FinCo indenture are referred to in this section as an indenture.

Each indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and each indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable indenture. A copy of the applicable indenture, and any applicable supplement thereto, will be filed with the SEC upon the issuance of debt securities, and you should read the applicable indenture, and any applicable supplements thereto, for provisions that may be important to you. For more information on how you can obtain a copy of the form of an applicable indenture, if and when it is filed, see “Where You Can Find More Information.”

When we refer to “we,” “us,” or “our” in this section, we mean STERIS plc or STERIS Irish FinCo, excluding, unless the context otherwise requires or as otherwise expressly stated, other subsidiaries of STERIS plc.

General

The terms of each series of debt securities will be established by or pursuant to one or more resolutions of the board of directors of STERIS plc or STERIS Irish FinCo or committees established by such board of directors, and set forth or determined in the manner provided in such resolutions, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

Each of STERIS plc and STERIS Irish FinCo can issue an unlimited amount of debt securities under the applicable indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities issued under an indenture will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the name of the issuer of the debt securities and the names of any guarantors providing guarantees;

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;

•	any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which the principal and premium, if any, of the series of debt securities is payable;

•

the rate or rates (which may be fixed or variable) per annum at which the series of debt securities will bear interest or the manner of calculation of such rate or rates, if any (including any procedures to vary or reset such rate or rates), and the basis upon which interest will be calculated if other than that of a 360 day year of twelve 30-day months;

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the date or dates from which such interest will accrue, the date or dates on which such interest will commence and be payable and the regular record date for the determination of holders of the series of debt securities to whom interest is payable on any such interest payment dates;

•	any trustees, authenticating agents or paying agents with respect to the series of debt securities;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed, in whole or in part, at STERIS plc’s or STERIS Irish FinCo’s option;

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any obligation STERIS plc or STERIS Irish FinCo may have to redeem, purchase or repay the series of debt securities pursuant to any sinking fund or analogous provisions (including payments made in cash in anticipation of future sinking fund obligations) or at the option of a holder of the series of debt securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series will be redeemed, repurchased or repaid, in whole or in part, pursuant to such obligation;

•

the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;

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the denominations in which the series of debt securities will be issued, provided however, that any series of debt securities of STERIS Irish FinCo shall only be offered or allotted in minimum denominations, or for a minimum total consideration per investor, of at least €100,000 (or, if offered in another currency, the equivalent thereof) or as otherwise permitted by section 68(3) of the Companies Act 2014 of Ireland, as amended;

•	the currency or currencies in which payment of, premium, if any, and interest on, the series of debt securities will be payable;

•

if the principal amount payable at the maturity date of the series of debt securities will not be determinable as of any one or more dates prior to such maturity date, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the maturity date or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

•	the terms of any repurchase or remarketing rights;

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if the debt securities of the series will be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions if different from those contained in the indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

•

whether the securities of the series will be convertible into or exchangeable for other securities, common shares or other securities of any kind of STERIS Irish FinCo or another obligor, and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or STERIS Irish FinCo’s option, the conversion or exchange period, and any other provision in addition to or in lieu of those described therein;

•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;

•

any additional restrictive covenants or events of default that apply to the series of debt securities and the rights of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;

•	any provisions granting special rights to holders when a specified event occurs;

•

the manner in which the amounts of payment of principal, of any premium or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities of a series, including provisions for original issue discount securities, if offered;

•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the indenture;

•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the Trustee;

•

whether the series of debt securities will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on which they will be sold;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•

any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at STERIS plc’s or STERIS Irish FinCo’s option, events requiring an adjustment of conversion price, and provisions affecting conversion of the series of debt securities redeemed); and

•	any other material terms of the series of debt securities.

In addition, neither indenture will limit STERIS plc’s or STERIS Irish FinCo’s ability to issue subordinated debt securities.

Each of STERIS plc and STERIS Irish FinCo may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “—Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the applicable indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange will be required.

You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by STERIS plc or STERIS Irish FinCo, as applicable, of the certificate to the new holder or the issuance by STERIS plc or STERIS Irish FinCo, as applicable, of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under section 17A of the Exchange Act.

As a result, each investor who owns a beneficial interest in a global debt security must rely on the procedures of the Depositary to exercise any rights of a holder of debt securities under the applicable indenture (and, if the investor is not a participant or an indirect participant in the Depositary, on the procedures of the Depositary participant through which the investor owns its interest).

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the applicable indenture will provide that each of STERIS plc and STERIS Irish FinCo, as applicable, the trustee and their respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the applicable indenture.

Each of STERIS plc or STERIS Irish FinCo, as applicable, will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Each of STERIS plc and STERIS Irish FinCo, as applicable, the trustee and any other agent of theirs or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Cross-market transfers between the Depositary participants, on the one hand, and Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) participants, on the other hand, will be effected within the Depositary through the Depositary participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global debt security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its depositary at the Depositary to take action to effect final settlement by delivering or receiving interests in the relevant global debt securities in the Depositary, and making or receiving payment under normal procedures for same-day funds settlement applicable to the Depositary. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries at the Depositary that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global debt security from a Depositary participant will be credited on the business day for Euroclear or Clearstream immediately following the Depositary settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global debt security to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the Depositary settlement date.

The Depositary, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in global debt securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Each of STERIS plc and STERIS Irish FinCo, as applicable, will issue certificated debt securities in exchange for each applicable global debt security only if (i) the Depositary notifies them that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, STERIS plc or STERIS Irish FinCo, as applicable, fails to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) STERIS plc or STERIS Irish FinCo, as applicable, executes and delivers to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but neither we, the trustee nor any underwriters, dealers or agents take responsibility for the accuracy of this information.

Regarding the Trustee

Each of STERIS plc and STERIS Irish FinCo may have commercial deposits and custodial arrangements with U.S. Bank and may have borrowed money from U.S. Bank in the normal course of business. Each of STERIS plc and STERIS Irish FinCo may enter into similar or other banking relationships with U.S. Bank in the future in the normal course of business. U.S. Bank may also act as trustee with respect to other debt securities STERIS plc or STERIS Irish FinCo, or both of them, have issued.

U.S. Bank will be serving as the trustee under each indenture. Consequently, if an actual or potential event of default occurs with respect to the debt securities, U.S. Bank may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, U.S. Bank may be required to resign under one or more indentures, and each of STERIS plc and STERIS Irish FinCo, as applicable, and, if applicable, any guarantors, would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF GUARANTEES OF OUR DEBT SECURITIES

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. If so provided in a prospectus supplement, the debt securities will be guaranteed, jointly and severally, by each of the guarantors named in such prospectus supplement on a senior unsecured basis. The obligations of a guarantor under its guarantee will be limited to the extent necessary to prevent the obligations of such guarantor from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the terms and provisions of STERIS plc’s share capital. The rights of STERIS plc shareholders are governed by the laws of Ireland and STERIS plc’s Amended Memorandum and Articles of Association, as amended (the “STERIS Constitution”). This summary is qualified by reference to STERIS plc’s governing corporate instruments to which we have referred you and applicable provisions of Irish law. To obtain a copy of the STERIS Constitution, see “Where You Can Find More Information.” When we refer to “we,” “us,” or “our” in this section, we mean STERIS plc, excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

Capital Structure

The rights of and restrictions applicable to the ordinary shares are prescribed in the STERIS Constitution, subject to the Companies Act 2014 of Ireland (as amended or superseded from time to time) (the “Irish Companies Act”).

Authorized Share Capital

STERIS plc has an authorized share capital of (1) $550,000 divided into (a) 500,000,000 ordinary shares of $0.001 each and (b) 50,000,000 preferred shares of $0.001 each, plus (2) €25,000 divided into 25,000 deferred ordinary shares of €1.00 each.

The authorized share capital of €25,000 divided into 25,000 deferred ordinary shares of €1.00 each listed above has been allotted in order to satisfy minimum statutory capital requirements for all Irish public limited companies. Any holder of these deferred ordinary shares is not entitled to receive any dividend or distribution, to attend, speak or vote at any general meeting, and has no effective rights to participate in the assets of STERIS plc.

Under the STERIS Constitution, STERIS plc may issue shares up to its maximum authorized share capital. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of the shareholders, referred to under Irish law as an “ordinary resolution”.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The STERIS Constitution authorizes our board of directors, or our Board, to allot shares of STERIS plc with an aggregate par value amount up to the maximum of its authorized but unissued share capital without shareholder approval until March 27, 2024. The authority to issue preferred shares provides us with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition transactions or opportunities.

Under the STERIS Constitution, our Board is authorized to issue preferred shares on a non-pre-emptive basis, with discretion as to the terms attaching to the preferred shares, including as to voting, dividend and conversion rights and priority relative to other classes of shares with respect to dividends and upon a liquidation. As described in the preceding paragraph, this authority extends until March 27, 2024, at which time it will expire unless renewed by our shareholders.

The STERIS Constitution permits our Board, without shareholder approval, to determine the terms of any preferred shares that we may issue.

Irish law does not recognize fractional shares held of record. Accordingly, the STERIS Constitution does not provide for the issuance of fractional ordinary shares, and our official Irish share register does not reflect any fractional shares.

Under the STERIS Constitution, subject to the Irish Companies Act, our Board (or an authorized committee of our Board) is authorized to approve the allotment, issue, grant and disposal of, or otherwise deal with, shares, options, equity awards, rights over shares, warrants, other securities and derivatives (including unissued shares) in or of STERIS plc to such persons, at such times and on such terms as it thinks fit (including specifying the conditions of allotment of shares for the purposes of the Irish Companies Act).

Preemptive Rights

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, STERIS plc has opted to dis-apply these preemption rights in the STERIS Constitution in respect of shares of STERIS plc with an aggregate par value amount up to the maximum of its authorized but unissued share capital.

Irish law requires this disapplication to be renewed at least every five years by 75% of the votes cast at a general meeting of shareholders, referred to under Irish law as a “special resolution”. If the disapplication is not renewed, shares issued for cash must be offered to existing shareholders of STERIS plc on a pro rata basis to their existing shareholdings before the shares may be issued to any new shareholders.

Statutory preemption rights do not apply: (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

Dividends

Under Irish law, STERIS plc is able to declare dividends and make distributions only out of “distributable profits”. Distributable profits are the accumulated realized profits of STERIS plc that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital. In addition, no distribution or dividend may be paid or made by STERIS plc unless the net assets of STERIS plc are equal to, or exceed, the aggregate of STERIS plc’s called up share capital plus its undistributable reserves and the distribution does not reduce STERIS plc’s net assets below such aggregate. Undistributable reserves include the undenominated capital, the capital redemption reserve fund and the amount by which STERIS plc’s accumulated unrealized profits that have not previously been utilized by any capitalization exceed STERIS plc’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.

The determination as to whether STERIS plc has sufficient distributable profits to fund a dividend must be made by reference to its “relevant financial statements.” The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of STERIS plc’s unconsolidated financial position and accord with accepted accounting practice.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the STERIS Constitution. The STERIS Constitution authorizes our Board to declare interim dividends without shareholder approval if it considers that the financial position of STERIS plc justifies such payment. Our Board may also recommend a dividend to be approved and declared by the shareholders at a general meeting. No dividend issued may exceed the amount recommended by our Board. The STERIS Constitution provides that dividends may be paid in cash, property or paid-up shares.

Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. Unless provided for by the rights attached to an ordinary share, no dividend or other monies payable by STERIS plc in respect of an ordinary share shall bear interest.

If a dividend cannot be paid to a STERIS plc shareholder or otherwise remains unclaimed, our Board may pay it into a separate STERIS plc account and STERIS plc will not be a trustee in respect thereof. A dividend that remains unclaimed for a period of twelve years after the payment date will be forfeited and will revert to STERIS plc.

Share Repurchases, Redemptions and Conversions

Repurchases and Redemptions

The STERIS Constitution provides that STERIS plc may purchase its own shares and redeem outstanding redeemable shares. Under Irish law, shares can only be purchased or redeemed out of: (i) distributable reserves; or (ii) the proceeds of a new issue of shares made for the purpose of the purchase or redemption.

Under the Irish Companies Act, a company may purchase its own shares either (i) “on-market” on a recognized stock exchange, which includes the NYSE; or (ii) “off-market” (i.e., otherwise than on a recognized stock exchange).

For STERIS plc to make “on-market” purchases of its ordinary shares, shareholders must provide general authorization to the company to do so by way of an ordinary resolution. For so long as a general authority is in force, no additional shareholder authority for a particular “on-market” purchase is required. Such authority can be given for a maximum period of five years before it requires to be renewed, and must specify: (i) the maximum number of shares that may be purchased; and (ii) the maximum and minimum prices that may be paid for the shares by specifying particular sums or providing a formula.

For an “off-market” purchase, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into.

Separately, STERIS plc can redeem (as opposed to purchase) its redeemable shares once permitted to do so by the STERIS Constitution (without the requirement for additional shareholder authority).

The STERIS Constitution provides that, unless our Board determines otherwise, any ordinary share that STERIS plc has agreed to acquire shall be automatically converted into a redeemable share. Accordingly, for purposes of the Irish Companies Act, unless our Board determines otherwise, the purchase of ordinary shares by STERIS plc will technically be effected as a redemption of those shares. If the STERIS Constitution did not contain such provision, purchases of ordinary shares by STERIS plc would require to be effected as “on-market” or “off-market” purchases, as described above.

Repurchased and redeemed shares may be cancelled or held as treasury shares, provided that the par value of treasury shares held by STERIS plc at any time must not exceed 10% of STERIS plc’s company capital (consisting of the aggregate of all amounts of par value plus premium paid for STERIS plc shares, plus certain other sums that may be credited as such).

Purchases by Subsidiaries

Under Irish law, a subsidiary of STERIS plc may purchase the shares of STERIS plc either “on-market” or “off-market,” provided such purchases are authorized by the shareholders of STERIS plc as outlined above. The redemption option is not available to a subsidiary of STERIS plc.

The number of ordinary shares held by STERIS plc’s subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the par value of the issued share capital. While a subsidiary holds any of our shares, it cannot exercise voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable profits of the subsidiary.

STERIS plc cannot exercise any rights in respect of any treasury shares. Treasury shares can either be held in treasury, re-issued “on-market” or “off-market” or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or require to be cancelled after one or three years. The re-issue of treasury shares requires to be made pursuant to a valid and subsisting shareholder authority given by way of a special resolution.

Consolidation and Division; Subdivision

Under the Irish Companies Act, STERIS plc may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller amounts.

Reduction of Share Capital

STERIS plc may reduce its share capital by way of a court approved procedure that also requires approval by special resolution of STERIS plc’s shareholders at a general meeting.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The STERIS Constitution provides that STERIS plc will have a first and paramount lien on every share that is not a fully paid up share for an amount equal to the unpaid portion of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. STERIS plc will not have a lien on any fully paid shares. These provisions are customary in the constitution of an Irish public company limited by shares.

General Meetings of Shareholders

STERIS plc must hold its annual general meeting within the nine month period beginning with the day following its accounting reference date (which is its accounting year end of March 31).

In addition to any SEC mandated resolutions, the business of STERIS plc’s annual general meeting is required to include: (i) the consideration of STERIS plc’s statutory financial statements, (ii) the review by the shareholders of STERIS plc’s affairs, (iii) the election and reelection of directors in accordance with the STERIS Constitution, (iv) the appointment or reappointment of the Irish statutory auditors, (v) the authorization of the directors to approve the remuneration of the statutory auditors and (vi) the declaration of dividends (other than interim dividends).

The STERIS Constitution provides that our Board may convene general meetings of the shareholders at any place they so designate. All general meetings, other than annual general meetings, are referred to as “extraordinary general meetings” at law. If a general meeting is held outside Ireland, STERIS plc has a duty, at its expense, to make all necessary arrangements to ensure that shareholders can by technological means participate in any such meeting without leaving Ireland.

The STERIS Constitution requires that notice of an annual general meeting of shareholders must be delivered to the shareholders at least 21 clear days and no more than 60 clear days before the meeting. Shareholders must be notified of all general meetings (other than annual general meetings) at least 14 clear days and no more than 60 clear days prior to the meeting (provided that, in the case of an extraordinary general meeting for the passing of a special resolution, at least 21 clear days’ notice is required in accordance with the Irish Companies Act). Notice periods for general meetings can be shortened if all shareholders entitled to attend and vote at the meeting agree to hold the meeting at short notice. “Clear days” means calendar days and excludes: (i) the date on which a notice is given or a request received and (ii) the date of the meeting itself.

Calling Special Meetings of Shareholders

The STERIS Constitution provides that general meetings of shareholders may be called on the order of our Board. Under Irish law, one or more shareholders representing at least 10% of the paid up share capital of STERIS plc carrying voting rights have the right to requisition the holding of an extraordinary general meeting.

Serious Loss of Capital

If the directors of STERIS plc become aware that the assets of STERIS plc are half or less of the amount of STERIS plc’s called up share capital, the directors must convene an extraordinary general meeting of STERIS plc not later than 28 days after the earliest day on which that fact is known to a director (and the general meeting must be convened for a date not later than 56 days from that day). The meeting must be convened for the purpose of considering whether any, and if so what, measures should be taken to address the situation.

Quorum for Meetings of Shareholders

Under the STERIS Constitution, holders of at least a simple majority of the shares issued and entitled to vote at a general meeting, shall constitute a quorum. The necessary quorum at a separate general meeting of the holders of any class of shares shall be holders of at least a simple majority of that class of shares issued and entitled to vote.

Voting Rights

Under the STERIS Constitution, each holder of the ordinary shares is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holder of the deferred ordinary shares is not entitled to a vote. No voting rights shall be exercised in respect of any shares held as treasury shares. Any shares held by the subsidiaries will count as treasury shares for this purpose, and such subsidiaries cannot therefore exercise any voting rights in respect of those shares.

All resolutions at an annual general meeting or other general meeting will be decided on a poll. On a poll every shareholder who is present, in person or by proxy, at the general meeting, is entitled to one vote for every ordinary share held by such shareholder. On a separate general meeting of the holders of any class of shares, all votes will be taken on a poll and each holder of shares of the class will, on a poll, have one vote in respect of every share of that class held by such shareholder.

Under the Irish Companies Act and the STERIS Constitution, certain matters require “ordinary resolutions,” which must be approved by at least a majority of the votes cast, in person or by proxy, by shareholders at a general meeting, and certain other matters require “special resolutions,” which require the affirmative vote of at least 75% of the votes cast, in person or by proxy, by shareholders at a general meeting. An ordinary resolution is needed (among other matters) to: remove a director; provide, vary or renew the directors’ authority to allot shares and to appoint directors (where appointment is by shareholders). A special resolution is needed (among other matters) to: alter a company’s constitution, exclude statutory preemptive rights on allotment of securities for cash (up to five years); reduce a company’s share capital; re-register a public company as a private company (or vice versa); and approve a scheme of arrangement.

The chairman at a general meeting has a casting vote if equal votes are cast for and against a resolution on a poll.

Cumulative voting is not recognized under Irish law.

Shareholder Action by Written Consent

Under Irish law, a public limited company’s shareholders can pass a resolution by written consent.

Variation of Rights Attaching to a Class of Shares

Under the STERIS Constitution and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of our shareholders of the affected class or with the consent in writing of the holders of 75% of all the votes of that class of shares.

Acquisitions

Shareholder Approval of Merger or Consolidation

Irish law recognizes the concept of a statutory merger in three situations: (i) a domestic merger where an Irish private limited company merges with another Irish company (not being a public limited company) under Part 9 of the Irish Companies Act; (ii) a domestic merger where an Irish public limited company merges with another Irish company under Part 17 of the Irish Companies Act and (iii) a cross border merger, where an Irish company merges with another company based in the European Economic Area under the European Communities (Cross Border Merger) Regulations 2008 of Ireland.

Under Irish law and subject to applicable U.S. securities laws and NYSE rules and regulations, where STERIS plc proposes to acquire another company, approval of STERIS plc’s shareholders is not required under Irish law, unless effected as a direct domestic merger or direct cross-border merger as referred to above or unless it involves the issuance of new shares or other securities carrying voting rights, which: (i) would otherwise trigger the mandatory bid requirements under the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) as described below or (ii) would constitute a “reverse takeover” under the Irish Takeover Rules. A “reverse takeover” means a transaction whereby STERIS plc acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100% its then existing issued share capital carrying voting rights.

Under Irish law, where another company proposes to acquire STERIS plc, the requirement for the approval of the shareholders of STERIS plc depends on the method of acquisition.

Statutory Scheme of Arrangement

Under Irish law, a statutory scheme of arrangement is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target’s shares affected, representing 75% of the shares of each class, present in person or by proxy at a meeting of shareholders, together with the sanction of the High Court of Ireland (the “High Court”).

Once approved by the requisite shareholder majority, sanctioned by the High Court and becoming effective, all shareholders are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

Takeover Offer

Under a takeover offer, a bidder will make a general offer to the target shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or contracting to acquire (whether pursuant to the offer or otherwise), shares conferring more than 50% of the voting rights of the target, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights and require any non-accepting shareholders to sell and transfer their shares on the terms of the offer.

In the case of a takeover offer for STERIS plc, where a bidder has acquired or contracted to acquire not less than 80% of the shares to which the offer relates, the bidder may, under the Irish Companies Act, require any non-accepting shareholders to sell and transfer their shares on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

Statutory Mergers

It is also possible for STERIS plc to be acquired by way of a domestic or cross-border statutory merger, as described above. Such mergers must be approved by a special resolution of shareholders and sanctioned by the High Court. If the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.

Asset Sales/Business Combinations

The STERIS Constitution provides that an ordinary resolution of the shareholders of STERIS plc is required for certain transactions relating to the sale of all or substantially all of the property or assets of STERIS plc other than to members of STERIS’s group of companies.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of the voting share capital of an Irish public limited company, or any class thereof. “Interested” is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests. Furthermore, a person’s interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify STERIS plc if, as a result of a transaction, that person will be interested in 3% or more of STERIS plc’s ordinary shares or if, as a result of a transaction, a person who was interested in more than 3% of STERIS plc’s ordinary shares ceases to be so interested. Where a person is interested in more than 3% of STERIS plc’s ordinary shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to STERIS plc.

The relevant percentage figure is calculated by reference to the aggregate par value of STERIS plc’s ordinary shares in which the person is interested as a proportion of the entire par value of STERIS plc’s ordinary share capital. Where the percentage level of the person’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to STERIS plc within five business days of the transaction or the alteration that gives rise to the notification requirement.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of STERIS plc’s ordinary shares held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person so affected may apply to the High Court for relief.

In addition to the above disclosure requirement, under the Irish Companies Act, STERIS plc may, by notice in writing, require a person whom it knows or has reasonable cause to believe to be (or at any time during the three years immediately preceding the date on which such notice is issued to have been) interested in shares comprised in STERIS plc’s share capital: (i) to indicate whether or not it is the case and (ii) where such person holds, or has during that time held, an interest in STERIS plc’s shares, to give such further information as STERIS plc may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as STERIS plc may specify in the notice.

Where such a notice is served by STERIS plc on a person who is or was interested in STERIS plc’s shares and that person fails to give STERIS plc any of the requested information within the reasonable time specified, STERIS plc may apply to the High Court for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court are as follows:

•	any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from STERIS plc on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions

Irish Takeover Rules

STERIS plc is subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in the case of multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, our Board will not be permitted, without shareholder approval, to take certain actions that might frustrate an offer for STERIS plc once our Board has received an approach that may lead to an offer or has reason to believe an offer is, or may be, imminent.

A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Rules and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel: (i) in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected; (ii) the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business; (iii) a target company’s board of directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer; (iv) false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted; (v) a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration; (vi) a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities and (vii) a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares: (i) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period or, in the case of (ii), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Rights of Dissenting Shareholders

Irish law provides for dissenters’ rights in the following situations:

(i) Statutory Scheme of Arrangement

In the case of a takeover of STERIS by scheme of arrangement under the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

(ii) Takeover Offer

In the case of a takeover offer for STERIS plc, where a bidder has acquired or contracted to acquire not less than 80% of the shares to which the offer relates, the bidder may, under the Irish Companies Act, require any non-accepting shareholders to sell and transfer their shares on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

(iii) Statutory Mergers

In the case of a domestic or cross-border statutory merger, as described above, which has been approved by the requisite majority of shareholders, if the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.

Anti-Takeover Measures

Frustrating Action

Under the Irish Takeover Rules, our Board is not permitted to take any action that might frustrate an offer for our shares once our Board has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially actions such as: (i) the issue of shares, options, restricted share units or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our Board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where: (i) the action is approved by our shareholders at a general meeting or (ii) the Irish Takeover Panel has given its consent, where: (a) it is satisfied the action would not constitute frustrating action; (b) our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting; (c) the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which our Board considered the offer to be imminent or (d) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Insider Dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

Duration; Dissolution; Rights upon Liquidation

The duration of STERIS plc is unlimited. STERIS plc may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. STERIS plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure if it has failed to file certain returns. STERIS plc may also be dissolved by the Director of Corporate Enforcement in Ireland where our affairs have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that STERIS plc should be wound up.

If the STERIS Constitution contains no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to our shareholders in proportion to the paid-up par value of the shares held. The STERIS Constitution contains no specific provisions in respect of a winding up, but the rights of the shareholders may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Shares of STERIS plc may be held in either certificated or uncertificated form.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of ordinary shares, preferred shares or debt securities. The following description sets for certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. When we refer to “we,” “us,” or “our” in this section, we mean STERIS plc, excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, if and when they are filed, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue ordinary shares or preferred shares will describe the terms of the ordinary shares warrants or preferred shares warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the ordinary shares or preferred shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	the number of ordinary shares or preferred shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of ordinary shares, preferred shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase ordinary shares, preferred shares or debt securities, the holder will not have any rights as a holder of ordinary shares, preferred shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may issue units comprising two or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. Copies of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, if and when they are filed, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma financial data (“pro forma financial data”) combines the historical consolidated financial positions and results of operations of STERIS plc and Cantel as an acquisition by STERIS plc of Cantel. The proposed transaction was announced on January 12, 2021 and provides that, after the completion of the proposed transaction, each share of common stock, par value $0.10 per share, of Cantel (“Cantel Common Stock”), issued and outstanding immediately prior to the effective time of the Pre-Closing Merger (as defined in the Merger Agreement) (other than certain shares held by Cantel) will be ultimately converted into the right to receive $16.93 in cash and 0.33787 ordinary shares (the “Merger Consideration”).

The pro forma financial data has been prepared to give effect to the following:

•

The acquisition of Cantel by STERIS plc in the proposed transaction under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, where the assets and liabilities of Cantel will be recorded by STERIS plc at their respective fair values as of the date the proposed transaction is completed;

•	The pro forma impact of the acquisition of Hu-Friedy Mfg. Co. LLC (“Hu-Friedy”) by Cantel on October 1, 2019 under the provisions of FASB ASC 805;

•

The distribution of cash and ordinary shares to holders of Cantel Common Stock (“Cantel Stockholders”) (holders of common stock of Canyon HoldCo, Inc. (“Canyon Newco Common Stock”) immediately after the Pre-Closing Merger) in exchange for Cantel Common Stock (Canyon Newco Common Stock immediately after the Pre-Closing Merger) (based upon a 0.33787 exchange ratio);

•	Certain reclassifications to conform the historical financial statement presentation of Cantel to STERIS plc and elimination of existing trade activity between STERIS plc and Cantel;

•	Certain other material related transactions, including financing; and

•	Transaction costs in connection with the proposed transaction.

The unaudited pro forma balance sheet data (“pro forma balance sheet data”) as of December 31, 2020 and the unaudited pro forma statements of income data (“pro forma statements of income data”) for the nine months ended December 31, 2020, and the fiscal year ended March 31, 2020 are based upon, derived from and should be read in conjunction with the historical consolidated financial statements and related notes of STERIS plc for the fiscal year ended March 31, 2020 (which are available in STERIS plc’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as supplemented in Current Report on Form 8-K filed with the SEC on February 9, 2021, each incorporated by reference into this prospectus), the historical unaudited financial statements of STERIS plc for the nine-month period ended December 31, 2020 (which are available in STERIS plc’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020 and incorporated by reference into this prospectus). The pro forma balance sheet data and pro forma statements of income data have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X. Because Cantel’s fiscal year end is July 31 and STERIS plc’s fiscal year end is March 31, the pro forma statements of income data for the nine-month period ended December 31, 2020 and the fiscal year ended March 31, 2020 utilize Cantel’s results of operations for the nine months ended October 31, 2020 and the twelve months ended January 31, 2020. The pro forma statement of income data also utilizes the consolidated statement of income of Hu-Friedy for the eight months ended September 30, 2019 due to Cantel’s acquisition of Hu-Friedy on October 1, 2019, for which activity prior to October 1, 2019 is not included in the historical results of Cantel. The consolidated statement of income of Cantel for the four quarterly periods ended January 31, 2020 were determined by adding Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2020 to Cantel’s audited consolidated statement of income for the fiscal year ended July 31, 2019, and subtracting Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2019. The consolidated statement of income of Hu-Friedy was determined by subtracting Hu-Friedy’s unaudited consolidated statement of income for the month ended January 31, 2019 from the unaudited consolidated statement of income for the nine months ended September 30, 2019. The unaudited pro forma statement of income data for the nine months ended December 31, 2020 combines the unaudited consolidated statement of income of STERIS plc for the nine months ended December 31, 2020 with the consolidated statements of income of Cantel for the three quarterly periods ended October 31, 2020. The consolidated statements of income of Cantel for the three quarterly periods ended October 31, 2020 were determined by adding Cantel’s unaudited consolidated statement of income for the three months ended October 31, 2020 to Cantel’s audited consolidated statement of income for the fiscal year ended July 31, 2020, and subtracting Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2020. The pro forma balance sheet data utilizes Cantel’s unaudited balance sheet as of October 31, 2020. These values are based upon, derived from and should be read in conjunction with the historical audited financial statements of Cantel for the fiscal year ended July 31, 2020 (which are available in Cantel’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020 and incorporated by reference into this prospectus), the historical unaudited financial statements of Cantel for the periods ended January 31, 2020, April 30, 2020 and October 31, 2020 (which are available in Cantel’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2020, April 30, 2020 and October 31, 2020, respectively, each incorporated by reference into this prospectus).

The pro forma statements of income data for the nine months ended December 31, 2020 and the year ended March 31, 2020 give effect to the STERIS plc acquisition of Cantel as if it had occurred on April 1, 2019. The pro forma balance sheet data as of December 31, 2020 gives effect to the STERIS plc acquisition of Cantel as if it had occurred on December 31, 2020.

The pro forma financial data is provided for illustrative information purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the proposed transaction been completed on the dates indicated, or the future operating results or financial position of STERIS plc following the proposed transaction. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 11. The pro forma financial data has been prepared by STERIS plc in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The pro forma financial data also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. STERIS plc expects to realize annualized pre-tax cost synergies of approximately $110 million by the fourth fiscal year following the close, with approximately 50% achieved in the first two years. Cost synergies are expected to be primarily driven by cost reductions in redundant public company and back-office overhead, commercial integration, product manufacturing, and service operations. The $110 million of pre-tax cost synergies has not been adjusted in the pro forma financial data. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the proposed transaction.

As of the date of this prospectus, STERIS plc has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Cantel’s assets to be acquired or liabilities to be assumed, other than preliminary estimates for intangible assets, inventory and certain financial liabilities. Nor does STERIS plc have sufficient detail necessary to conclude that the carrying value of certain assets and liabilities approximates fair value. Accordingly, certain Cantel assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Cantel’s assets and liabilities will be based on Cantel’s actual assets and liabilities as of the Closing (as defined in the Merger Agreement) and, therefore, cannot be made prior to the completion of the proposed transaction. In addition, the value of the purchase consideration to be paid by STERIS plc in the ordinary shares upon the completion of the proposed transaction will be determined based on the low price of ordinary shares on the date of the Closing and the number of issued and outstanding shares of Cantel Common

Stock (Canyon Newco Common Stock immediately after the Pre-Closing Merger) immediately prior to the Closing. Actual adjustments may differ from the amounts reflected in the pro forma financial data, and the differences may be material.

Based on its due diligence, STERIS plc did not identify any material adjustments necessary to conform Cantel’s accounting policies to that of STERIS plc. However, upon completion of the proposed transaction, or as more information becomes available, STERIS plc will perform a more detailed review of Cantel’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial information.

As a result of the foregoing, the transaction accounting adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The transaction accounting adjustments have been made solely for the purpose of providing the pro forma financial data. STERIS plc estimated the fair value of certain Cantel assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Cantel’s SEC filings and other publicly available information. Until the proposed transaction is completed, both companies are limited in their ability to share certain information.

Upon completion of the proposed transaction, a final determination of the fair value of Cantel’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the pro forma financial data may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact STERIS plc’s statement of income after effectuating the proposed transaction. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the pro forma financial data.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of December 31, 2020

(in thousands)

	Historical STERIS plc (as reported)	Historical Cantel (as reported October 31, 2020)	Transaction adjustments Note 3	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Assets
Current assets
Cash	$252,502	$258,021	(745,943)	J	888,071	A	$652,651
Accounts receivable, net	556,117	158,763	—		—		714,880
Inventory	294,132	163,880	62,000	C	—		520,012
Income taxes receivable	—	27,036	—		—		27,036
Prepaid expenses and other current assets	73,324	19,429	—		—		92,753

Total current assets	1,176,075	627,129	(683,943)		888,071		2,007,332
Property, plant and equipment, net	1,226,895	223,510	—	D	—		1,450,405
Lease right of use assets, net	149,741	47,901	—	E	—		197,642
Goodwill	2,926,551	660,421	1,802,600	H	—		5,389,572
Intangible assets, net	1,043,904	471,337	1,718,663	B	—		3,233,904
Other assets	57,614	6,467	—		—		64,081
Deferred income taxes		3,738	—		(5,030)	A	(1,292)

Total assets	$6,580,780	$2,040,503	$2,837,320		$883,041		$12,341,644

Liabilities and shareholders’ equity
Current liabilities
Current portion of long- term debt	$—	$14,750	$—		$(14,750)	A	$—
Accounts payable	134,471	46,891	—		—		181,362
Accrued income taxes	13,068	6,759	(3,750)	I	(7,917)	A	8,160
Accrued payroll and related liabilities	152,331	47,788	—		—		200,119
Accrued expenses and other	184,633	45,525	—	G	—		230,158
Lease obligations due within one year	21,364	10,044	—	E	—		31,408
Other current liabilities	—	28,454	—	F	(5,465)	A	22,989

Total current liabilities	505,867	200,211	(3,750)		(28,132)		674,196

	Historical STERIS plc (as reported)	Historical Cantel (as reported October 31, 2020)	Transaction adjustments Note 3	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Noncurrent liabilities
Long-term indebtedness	1,713,199	845,142	—	F	934,490	A	3,492,831
Convertible Debt		126,617	41,383	F	—		168,000
Long term lease obligations	130,217	40,296	—	E	—		170,513
Deferred income taxes	264,041	49,533	517,813	G	—		831,387
Other noncurrent liabilities	89,264	20,323	—	F	(14,654)	A	94,933

Total liabilities	2,702,588	1,282,122	555,446		891,704		5,431,860
Shareholders’ equity
Ordinary shares at par	$85	$4,693	$(4,679)	I	$—		$99
Capital in excess of par value	1,996,758	276,450	2,790,041	I	—		5,063,249
Treasury shares	—	(70,311)	70,311	I	—		—
Retained earnings	1,872,533	572,798	(599,048)	I	(8,663)	A	1,837,620
Accumulated other comprehensive income (loss)	(2,386)	(25,249)	25,249	I	—		(2,386)

Shareholders’ equity	3,866,990	758,381	2,281,874		(8,663)		6,898,582
Noncontrolling interests	11,202	—	—		—		11,202
Total equity	3,878,192	758,381	2,281,874		(8,663)		6,909,784

Total liabilities and equity	$6,580,780	$2,040,503	$2,837,320		$883,041		$12,341,644

See the accompanying notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended December 31, 2020

(in thousands, except for per share data)

	Historical STERIS plc (as reported)	Historical Cantel (nine months ended October 31, 2020)	Reclassification and elimination adjustments Note 2	Transaction adjustments Note 4	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Net revenues	$2,233,988	$767,333	$(9,215)	$—		$—		$2,992,106
Cost of revenues	1,272,522	422,107	(9,215)	1,103	A,C	—		1,686,517
Selling, general and administrative expense	510,250	244,246	110	101,372	B,C	—		855,978
Research and development expense	48,812	24,341	—	362	C	—		73,515
Restructuring expenses	110	—	(110)	—		—		—
Interest expense and other, net	22,280	41,679	—	—		(7,816)	A	56,143
Other expense, net	—	—	—	—		—		—

Income from continuing operations before income taxes	380,014	34,960	—	(102,837)		7,816		319,953
Income tax expense	71,294	292	—	(25,710)	E	1,954	C	47,830

Net income from continuing operations	308,720	$34,668	—	(77,127)		5,862		272,123
Less net income for noncontrolling interests	171	—	—	—		—		171

Net income from continuing operations attributable to ordinary shareholders	$308,549	$34,668	$—	$(77,127)		$5,862		$271,952

Net income from continuing operations per ordinary share
Basic	$3.62	$0.81						$2.73
Diluted	$3.59	$0.80						$2.71
Weighted—average number of ordinary shares outstanding
Basic	85,153	42,800						99,441
Diluted	85,851	43,335						100,336

See the accompanying notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended March 31, 2020

(in thousands except for per share data)

	Historical STERIS plc (as reported)	Historical Cantel (twelve months ended January 31, 2020)	Historical Hu-Friedy (eight months ended September 30, 2019)	Reclassification and elimination adjustments Note 2	Transaction adjustments Note 4	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Net revenues	$3,030,895	$1,013,772	$146,189	$(11,951)	$—		$—		$4,178,905
Cost of revenues	1,710,972	558,129	55,908	(11,951)	63,598	A,C	—		2,376,656
Selling, general and administrative expense	716,731	372,055	65,122	468	265,233	B,C,D	34,591	B	1,454,190
Research and development expense	65,546	31,923	1,243		525	C	—		99,237
Restructuring expenses	673	—	—	(673)	—		—		—
Interest and other expense-net	38,292	21,241	4,434		—		20,840	A	84,807
Other expense-net	—	8	(213)	205	—		—		—

Income from continuing operations before income taxes	498,681	30,416	19,695	—	(329,346)		(55,431)		164,015
Income tax expense	90,876	9,912	985	—	(70,837)	E	(5,527)	C	25,409

Net income from continuing operations	407,805	20,504	18,710	—	(258,509)		(49,904)		138,606
Less net income (loss) for noncontrolling interests	200	—	—	—	—		—		200

Net income from continuing operations attributable to ordinary shareholders	$407,605	$20,504	$18,710	$—	$(258,509)		$(49,904)		$138,406

Net income from continuing operations per ordinary share
Basic	$4.81	$0.50							$1.40
Diluted	$4.76	$0.50							$1.38
Weighted-average number of ordinary shares outstanding
Basic	84,778	41,008							99,066
Diluted	85,641	41,008							100,092

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(All figures reported in thousands except for per share data, unless indicated otherwise)

Note 1. Basis of Presentation

The accompanying pro forma financial data and related explanatory notes were prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020. The pro forma financial data has been compiled from historical consolidated financial statements prepared in accordance with GAAP, and should be read in conjunction with STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020, as supplemented in Current Report on Form 8-K filed with the SEC on February 9, 2021, and Quarterly Report on Form 10-Q for the nine-month period ended December 31, 2020 and Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 and the Quarterly Reports on Form 10-Q for each of the three-month periods ended January 31, 2020, April 30, 2020 and October 31, 2020, each of which are incorporated by reference into this prospectus.

The pro forma financial data has been prepared to illustrate the effects of the proposed transaction involving STERIS plc’s subsidiaries and Cantel under the acquisition method of accounting with STERIS plc treated as the acquirer. The pro forma financial data is presented for illustrative purposes only and does not necessarily indicate the financial results of STERIS plc after completion of the proposed transaction had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of STERIS plc after completion of the proposed transaction. Under the acquisition method of accounting, the assets and liabilities of Cantel, as of the effective time of the proposed transaction, will be recorded by STERIS plc at their respective fair values, and the excess of the purchase consideration over the fair value of Cantel’s net assets will be allocated to goodwill.

The proposed transaction ultimately provides for Cantel Stockholders to receive the Merger Consideration for each share of Cantel Common Stock they hold immediately prior to the Pre-Closing Merger. Based on the closing trading price of ordinary shares on the NYSE on January 11, 2021 of $200.46, the value of the Merger Consideration per share of Cantel Common Stock was $84.66.

The pro forma allocation of the purchase consideration reflected in the pro forma financial data is subject to adjustment and may vary from the actual purchase consideration allocation that will be recorded at the time the proposed transaction is completed. Adjustments may include, but are not limited to, changes in (i) Cantel’s balance sheet through the effective time of the proposed transaction; Mergers; (ii) the aggregate value of purchase consideration paid if the price of ordinary shares varies from the assumed $200.46 per share, which represents the closing share price of ordinary shares on January 11, 2021; (iii) total proposed transaction related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Although no material differences were noted in the due diligence process, the accounting policies of both STERIS plc and Cantel will be reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Costs related to the proposed transaction, such as investment banker, advisory, legal, valuation and other professional fees are not included as a component of consideration transferred but are expensed as incurred. The impact of trade that existed between STERIS plc and Cantel during the pro forma periods has been adjusted in the column labeled reclassification and elimination adjustments in the pro forma statements of income data but was not material to the pro forma balance sheet data.

The pro forma financial data does not reflect potential cost savings, operating synergies or revenue enhancements that STERIS plc and Cantel may achieve as a result of the proposed transaction, the costs to combine the operations of STERIS plc and Cantel or the costs necessary to achieve such potential cost savings, operating synergies and revenue enhancements.

Note 2. Pro Forma Reclassification and Elimination Adjustments

Certain reclassifications and elimination adjustments have been recorded to adjust historical financial statements to conform to the pro forma financial data presentation.

Revenues reported by Cantel and cost of revenues reported by STERIS plc of $9,215 and $11,346 have been eliminated from the pro forma statements of income data based on the value of purchases made by STERIS plc from Cantel in the normal course of business during the nine months ended December 31, 2020 and the year ended March 31, 2020, respectively. Revenues reported by Hu-Friedy and cost of revenues reported by Cantel of $605 were eliminated from the pro forma statement of income data for the year ended March 31, 2020 based on the activity during the eight months ended September 30, 2019. The impact to the pro forma balance sheet data of trade payables and receivables was not material and has not been adjusted.

Note 3. Estimated Purchase Consideration, Allocation and Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The estimated purchase consideration, related estimated allocations and resulting excess over fair value of net assets acquired are as follows:

Total Cantel Common Stock and stock equivalents	42,288
Exchange ratio per share	0.33787

Ordinary shares to be issued to Cantel Stockholders	14,288
Per ordinary share closing trading price on January 11, 2021	$200.46

Total value of ordinary shares to be issued to Cantel Stockholders	$2,864,170
Total cash consideration paid at $16.93 per share of Cantel Common Stock and stock equivalent	715,943

Estimated purchase consideration for Cantel Common Stock and stock equivalents	3,580,113
Consideration for replacement of share based compensation awards	13,522
Consideration for equity component of Cantel Convertible Debt	188,813

Total estimated purchase consideration	$3,782,448
Fair value adjustments for other intangible assets	2,190,000
Fair value adjustments for inventory	62,000
Fair value adjustments for Convertible Debt assumed	(41,383)
Deferred tax impact of fair value adjustments	(517,813)
Adjusted book value of net assets acquired	(373,377)

Goodwill	$2,463,021

The purchase consideration allocation and adjustments shown in the table above is based on STERIS plc’s estimates of the fair value of certain Cantel assets and liabilities. Once the acquisition is completed, sufficient information is available and final valuations are performed, the purchase consideration allocation may differ materially from the estimates.

Portions of the purchase consideration will depend on the market price of ordinary shares when the proposed transaction is completed. STERIS plc believes that a 15% fluctuation in the market price of ordinary shares is reasonably possible based on volatility before and after the announcement date. The following table summarizes the impact of a 15% increase and 15% decrease in the price per ordinary share from the January 11, 2021 baseline and resulting impact on the determination of the Merger Consideration.

	15% increase	15% decrease
Total Cantel Common Stock and stock equivalents	42,288	42,288
Exchange ratio per share	0.33787	0.33787

Ordinary shares to be issued to Cantel Stockholders	14,288	14,288
Per ordinary share price	$230.53	$170.39

Total value of ordinary shares to be issued to Cantel Stockholders	$3,293,796	$2,434,545
Total cash consideration paid at $16.93 per share of Cantel Common Stock and stock equivalent	715,943	715,943

Estimated purchase consideration for Cantel Common Stock and stock equivalents	4,009,739	3,150,488
Consideration for replacement share based compensation awards	15,550	11,494
Consideration for equity component of Cantel Convertible Debt	238,157	139,733

Total estimated Merger Consideration	$4,263,446	$3,301,718

A.	Total estimated purchase consideration

The total estimated purchase consideration for Cantel Common Stock and stock equivalents of $3,580,113 is comprised of ordinary shares consideration valued at $2,864,170 and cash consideration of $715,943. Based on the closing trading price of ordinary shares of $200.46 on January 11, 2021, the total consideration ultimately received by Cantel Stockholders in the First Merger (as defined in the Merger Agreement) has a value of approximately $84.66 per share of Cantel Common Stock. Additional estimated purchase consideration of $13,522 and $188,813 related to replacement share based compensation awards and the fair value of the equity component of the Convertible Debt (as defined below), respectively, results in total estimated equity consideration of $3,782,448.

Upon completion of the proposed transaction, the holder of each share of Cantel Common Stock will be entitled to receive the Merger Consideration. Restricted stock units corresponding to Cantel Common Stock (“Cantel RSU Awards”) held by non-employee directors of Cantel outstanding under Cantel’s equity-based compensation plans immediately prior to the completion of the proposed transaction will become fully vested. These Cantel RSU Awards will be cancelled, and each share of Cantel Common Stock covered by such Cantel RSU Awards will be converted into the right to receive the same Merger Consideration as other Cantel Stockholders. Total Cantel Common Stock and stock equivalents prior to the acquisition also include additional shares that are expected to be issued prior to the Closing in connection with certain obligations of Cantel under prior transaction agreements.

Other Cantel RSU Awards outstanding under Cantel’s equity-based compensation plans immediately prior to the completion of the Mergers will be converted into STERIS plc restricted stock unit awards (“STERIS RSU Awards”) under STERIS plc’s equity-based compensation plan with vesting terms and conditions consistent with the terms of the previous Cantel RSU Awards except that performance-based vesting Cantel RSU Awards will be converted to service-based vesting STERIS RSU Awards based on 100% of the target number of shares of Cantel Common Stock covered by such Cantel RSU Award.

B.	Other intangible assets

The estimated fair values of identifiable intangible assets were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The identified intangible assets include Customer relationships, tradenames and developed technology. The estimated useful lives are based on the historical experience of STERIS plc, available similar industry data and assumptions made by STERIS plc management. These estimated fair values were prepared solely for the purposes of preparing this pro forma financial data and are subject to change upon completion of the proposed transaction and preparation of the final valuation. Changes in fair value of the acquired intangible assets may be material.

Net adjustments of $1,718,663 were made to eliminate the historical Cantel other intangibles of $471,337 and record the estimated other intangibles assets of $2,190,000 related to the proposed transaction. The average estimated useful lives of the identifiable intangible assets is 13 years.

C.	Inventory

To estimate the fair value of inventory, STERIS plc considered the components of Cantel’s inventory, as well as estimates of selling prices and selling and distribution costs.

A fair value adjustment to inventory of $62,000 was made to adjust inventory to estimated fair value.

D.	Property, plant and equipment

No adjustments to the carrying value of property, plant and equipment were estimated as STERIS plc does not have sufficient information as to the specific types, nature, age, condition or location of Cantel’s fixed assets to estimate fair value or conclude whether carrying value approximates fair value.

E.	Right of use assets and lease liabilities

No adjustments to the carrying value of right of use assets or liabilities were estimated as STERIS plc does not have sufficient information as to the specific types, nature, age, condition or location of Cantel’s leased assets and obligations to estimate fair value or conclude whether carrying value approximates fair value.

F.	Convertible debt, debt, and interest rate swaps

Before the anticipated Closing, STERIS plc intends to adopt ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” Therefore, for the purpose of this pro forma financial data, STERIS plc assumed that it would have adopted ASU 2020-06 at the respective closing dates assumed.

Cantel’s convertible debt is comprised of $168,000 aggregate principal amount of convertible senior notes due 2025 (“Convertible Debt”). The indenture governing the Convertible Debt (the “Cantel Indenture”) contains certain provisions that are triggered because of events categorized as Recapitalizations, Reclassifications and Changes of Common Stock including a merger event such as the First Merger. Further, the Cantel Indenture provides for an increased conversion rate if notes are surrendered in connection with a Make-Whole Fundamental Change (as defined in the Cantel Indenture), which includes a merger event such as the First Merger. Therefore, to estimate the fair value of the Convertible Debt at the Closing for the purposes of the preparation of this pro forma financial data, STERIS plc has assumed that the holders of the Convertible Debt would elect to convert and surrender their Convertible Debt to obtain the increased conversion rate. STERIS plc has further assumed that it would elect to settle its obligation in cash and would do so within 90 days of the date of Closing. STERIS plc has estimated the fair value of the obligation based on the conversion rate, increased by the number of additional shares specified for a Make-Whole Fundamental Change, multiplied by the Merger Consideration of approximately $84.66 per share would be $356,813. This resulted in a fair value adjustment in the estimated purchase price allocation of $230,196. Of this total, $41,383 increased the value of the Convertible Debt liability to the aggregate principal value of the Convertible Debt of $168,000 and the balance of the adjustment of $188,813 increased additional paid in capital in recognition of the equity component of the Convertible Debt.

Except for the Convertible Debt, it is STERIS plc’s intention to settle Cantel’s other debt obligations at the time of Closing. Therefore, for the purposes of this pro forma financial data, it has been assumed that Cantel’s existing debt, other than the Convertible Debt, would have been settled at the respective closing dates assumed. As a result, no fair value adjustment has been reflected in the estimated purchase consideration allocation related to those obligations.

Cantel utilized interest rate swaps to hedge against fluctuations in the interest rate associated with variable rate borrowings. The recorded fair value of the interest rate swaps as disclosed in the Quarterly Report on Form 10-Q as of and for the three months ended October 31, 2020 was used as the estimate of the fair value for the purpose of these pro forma financial data and no further change in fair value was assumed.

G.	Deferred tax impact of fair value adjustments

The estimated deferred tax liability fair value adjustments are associated with the pro forma fair value adjustments to assets to be acquired and liabilities to be assumed including inventory, identifiable intangible assets and Convertible Debt. Jurisdictional details were not available for assets. However, based on information available and the structure of the proposed transaction, STERIS plc has assumed that the majority of the transaction accounting adjustments relate to acquired assets and assumed liabilities attributable to operations in the United States. Therefore, an estimated combined U.S. federal and state statutory rate of 25.0% was applied to all fair value adjustments for the purposes of this pro forma financial data. This estimate of deferred income tax liabilities is preliminary and is subject to change after close of the proposed transaction and based upon management’s final determination of the fair value of assets and liabilities acquired or assumed by jurisdiction.

Net adjustments to deferred income tax liabilities totaling $517,813 were made in connection with the transaction accounting adjustments.

H.	Goodwill

Net adjustments totaling $1,802,600 are comprised of eliminating Cantel’s historical goodwill of $660,421 and recording the excess of the estimated purchase consideration over the estimated fair value of net assets acquired of $2,463,021.

I.	Equity

Adjustments to ordinary shares at par to eliminate Cantel Common Stock (Canyon Newco Common Stock immediately after the Pre-Closing Merger) at par of $4,693 and record the issuance of ordinary shares at par to Cantel Stockholders (Canyon Newco Common Stock immediately after the Pre-Closing Merger) of $14. Adjustments to additional paid in capital to eliminate Cantel additional paid in capital of $276,450 and record the issuance of ordinary shares in excess of par value to Cantel Stockholders (holders of Canyon Newco Common Stock) immediately after the Pre-Closing Merger) of $2,864,156, record the portion of the fair value of replacement share based compensation awards attributable to service rendered prior to the closing dates of $13,522, and to record the equity component of the Convertible Debt fair value adjustment of $188,813. Adjustment to eliminate the value of Cantel Common Stock held as treasury shares of $70,311. Adjustment to eliminate Cantel retained earnings of $572,798 offset by $26,250 of estimated transaction costs, net of tax of $3,750, expected to be incurred and recognized prior to the Closing. Adjustment to eliminate Cantel accumulated other comprehensive income of $25,249.

J.	Cash

Adjustment to cash reflecting the estimated payment of purchase price consideration to Cantel Stockholders (Canyon Newco Common Stock immediately after the Pre-Closing Merger) of $715,943 and $30,000 of estimated transaction costs, net of tax, expected to be incurred, recognized and paid prior to the Closing.

Note 4. Pro Forma Transaction Accounting Adjustments to the Unaudited Condensed Combined Statements of Income

The pro forma financial data has been prepared using Cantel’s publicly available financial statements and disclosures, as well as certain assumptions made by STERIS plc. Estimates of the fair value of assets acquired and liabilities assumed are described in Note 3.

A.	Inventory

Inventory is expected to turnover during the first-year post acquisition. Therefore, cost of revenues in the pro forma statement of income data for the year ended March 31, 2020 has been adjusted by the full amount of the fair value adjustment of $62,000.

B.	Other intangible assets

Total adjustments related to amortization expense of intangible assets are as follows:

	Nine months ended December 31, 2020	Year ended March 31, 2020
Elimination of historical intangible asset amortization of Cantel and Hu-Friedy	$(26,876)	$(26,089)

Estimated amortization of fair value of acquired intangible assets	124,986	166,648

Net adjustments to selling, general and administrative expenses	$98,110	$140,559

The amortization expense related to intangible assets acquired is based on estimated fair value amortized over the estimated useful life.

C.	Share based compensation expense

Adjustments to cost of revenues, selling, general and administrative expenses and research and development expense to recognize the post close service cost associated with replacement share based compensation awards issued in connection with the proposed transaction. The classification of expense was estimated based on the allocation of expense disclosed in historical Cantel financial statements. No adjustment to eliminate Cantel’s historical share based compensation expense was made.

	Nine months ended December 31, 2020	Year ended March 31, 2020
Cost of revenues	$1,103	$1,598
Selling, general and administrative expenses	3,262	30,164
Research and development expenses	362	525

	$4,727	$32,287

D.	Adjustment to reflect the estimated proposed transaction related transaction costs of $94,500.

E.	Income taxes

The statutory federal income tax rate for STERIS plc is the Ireland statutory rate of 12.5% and the statutory federal income tax rate for Cantel is the U.S. statutory income tax rate of 21.0%. Jurisdictional details for Cantel’s assets, liabilities and earnings were not available. Based on information available and the structure of the proposed transaction, STERIS plc has assumed that the majority of the transaction accounting adjustments relate to acquired assets, assumed liabilities, and costs that are attributable to operations in the United States. Therefore, an estimated combined U.S. federal and state statutory rate of 25.0% was used in determining the tax impact of transaction accounting adjustments. Further, an adjustment was made to increase income tax expense related to the addition of the Hu-Friedy consolidated statement of income data for the eight months ended September 30, 2019 as it was a pass-through LLC prior to acquisition by Cantel.

Although not reflected in the pro forma statements of income data, the effective tax rate of STERIS plc after completion of the proposed transaction could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

After giving consideration to the deductibility of certain transaction costs, estimated net income tax adjustments of $25,710 and $70,837 have been included in the pro forma statements of income data to decrease income tax expense for the nine-month period ended December 31, 2020 and the year ended March 31, 2020, respectively.

Note 5. Pro Forma Other Transaction Adjustments

In accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, STERIS plc has also adjusted the pro forma financial data for certain material transactions that are probable to occur in connection with the proposed transaction.

A.	Financing

To facilitate the acquisition of Cantel, STERIS plc obtained a bridge financing commitment on January 12, 2021 totaling $2,100,000, which was reduced to $1,350,000 after STERIS plc entered into the Delayed Draw Term Loan Agreement referred to below. The bridge financing commitment will be made available in a single draw on the acquisition closing date to the extent permanent financing is not obtained and utilized. STERIS plc will capitalize debt issuance costs associated with the bridge financing in prepaid expenses and other current assets and amortize the costs over the period between announcement and close or replacement. For the purposes of the pro forma financial data, it has been assumed that the bridge financing commitment will be replaced with long-term financing before closing. Therefore, adjustments of $11,550, $2,887 and $8,663 have been made to reduce cash, decrease tax liabilities and reduce retained earnings, respectively, in the pro forma balance sheet data as of December 31, 2020 for full value of the fees paid in connection with the bridge financing.

On March 19, 2021, STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited entered into a credit agreement (the “Credit Agreement”), with various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent, which replaced STERIS plc’s previous credit agreement dated March 23, 2018. The Credit Agreement provides for $1,250,000 of borrowing capacity, in the form of a revolving credit facility, which may be utilized for revolving credit borrowings, swingline borrowings and letters of credit, with sublimits for swingline borrowings and letters of credit. The Credit Agreement permits an incremental increase of commitments available thereunder in an amount not to exceed $625,000 at the discretion of the lenders.

On March 19, 2021, STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited also entered into two term loan agreements. The first term loan agreement (the “Term Loan Agreement”) provides for a term loan facility in the amount of $550,000. The Term Loan Agreement replaced STERIS plc’s previous term loan agreement dated November 18, 2020 which would have matured on November 20, 2023. The second term loan agreement (the “Delayed Draw Term Loan Agreement”), provides for a delayed draw term loan facility in the amount of $750,000. The delayed draw term loan facility cannot be utilized unless, among other conditions, the proposed transaction is consummated, and will terminate if not used at that time. No principal payments are due on the term loans in the first year. During years two and three, quarterly principal payments are due on the last business day of each fiscal quarter for a total of 5% reduction in the original principal amount each year. During years four and five, quarterly principal payments are due on the last business day of each fiscal quarter for a total of 7.5% reduction in the original principal amount each year. The remaining unpaid principal balances of the term loans, together with accrued and unpaid interest thereon, is due and payable at maturity.

The Credit Agreement, the Term Loan Agreement and the Delayed Draw Term Loan Agreement contain leverage and interest coverage covenants. The Credit Agreement and the Term Loan Agreement mature five years from inception. The Delayed Draw Term Loan Agreement matures five years after the date of consummation of the proposed transaction. Borrowings under the Credit Agreement, the Term Loan Agreement and the Delayed Draw Term Loan Agreement bear interest at variable rates based upon a credit ratings pricing grid. For the purposes of the preparation of the pro forma statements of income data, it was assumed that the term loans were outstanding as of April 1, 2019. Interest rates were based on current market interest rates and margins driven by anticipated ratings and assumed to be 1.4% annually for both the nine-month period ended December 31, 2020 and the year ended March 31, 2020.

STERIS plc also intends to issue approximately $1,350,000 of fixed-rate senior, unsecured senior notes. For the purposes of the preparation of the pro forma statements of income data, $1,350,000 in senior notes are assumed to have been issued and outstanding as of April 1, 2019. Further, the senior notes are assumed to have a maturity of 10 years from the issue date and bear an annual interest rate of 2.525% based on indicative credit spreads in December 2020.

The proceeds from various borrowings will be used to fund the cash consideration portion of the proposed transaction, as well as the refinancing, prepayment, replacement, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing indebtedness of Cantel and its subsidiaries, transaction expenses, general corporate expenses and working capital needs.

The adjustments to record pro forma interest expense for the pro forma statements of income data were based on (i) Cantel’s actual interest expense incurred during the historical nine-and twelve-month periods, (ii) Hu-Friedy’s actual interest expense incurred during the historical eight-month period ended September 30, 2019, and (iii) estimated incremental interest expense or savings associated with the additional anticipated borrowings to fund the proposed transaction and refinancing of Cantel debt as if the proposed transaction had occurred on April 1, 2019. The fair value of Cantel’s interest rate swap liabilities was estimated for the purchase price consideration and allocation. No further change in the fair value was assumed for the periods presented in the preparation of the pro forma financial data. The interest rates in effect at the time of preparation were assumed to be in effect for the entire pro forma statement of income data periods. The interest expense that STERIS plc will ultimately pay may vary greatly from what is assumed in the pro forma statements of income data and will be based on among other things, the actual future funding needs, ratings received from rating agencies in advance of the registered senior notes offering, the success of STERIS plc’s senior note offering, public debt market conditions in general, movements in U.S. Treasury rates, spreads and market interest rates, including the Base Rate or the Eurocurrency Rate, and the contractual terms of the Credit Agreement.

Net adjustments have been recorded to interest expense of ($7,816) and $20,840 to the nine months ended December 31, 2020 and the year ended March 31, 2020, respectively.

B.	Executive Compensation Arrangements

Certain members of the Cantel management team participate in the Executive Severance Plan, adopted and effective September 24, 2020 (the “Executive Severance Plan”). The Executive Severance Plan includes provisions for the determination of severance, bonus and benefit entitlements as well as acceleration of Cantel RSU Awards in the event of a qualifying resignation or termination during a Change in Control Coverage Period (as defined in the Executive Severance Plan). The actual determination of benefits under the Executive Severance Plan vary based on the individual’s specified participation tier as well as base salary and status of bonus and outstanding equity awards at the time of a qualifying resignation or termination. Because it is probable that several members of the management team participating in the Executive Severance Plan will experience a qualifying resignation or termination at the time of the proposed transaction, STERIS plc concluded that payments in connection with the Executive Severance Plan were probable. To estimate the potential cost of such actions under the Executive Severance Plan, STERIS plc made a number of assumptions including an assumption that certain members of management would experience either a qualifying resignation or termination at the Closing. Based on current base salary, bonus and outstanding equity awards, an adjustment to selling, general and administrative expenses for the estimated cost of $34,591 including the payment entitlements under the Executive Severance Plan, accelerated share-based compensation expense, and any estimated applicable make-whole payments associated with taxes under Section 4999 of the Internal Revenue Code was included in the earliest period presented in the pro forma financial information.

C.	Income tax expense

Adjustments of $1,954 and ($5,527) were made to income tax expense in the nine months ended December 31, 2020 and the year ended March 31, 2020, respectively, for the income tax effects of the other transaction accounting adjustments associated with Financing and Executive Compensation Arrangements. An assumed income tax rate of 25% was used.

D.	Net income from continuing operations per ordinary share

Pro forma net income from continuing operations per ordinary share for the nine months ended December 31, 2020 and the year ended March 31, 2020, have been calculated based on the estimated weighted-average number of ordinary shares outstanding on a pro forma basis, as described below. The pro forma weighted-average shares outstanding have been calculated as if the acquisition-related shares had been issued and outstanding as of April 1, 2019. The dilutive effective of share-based compensation awards has been calculated as if the acquisition-related replacement awards had been issued as of April 1, 2019. For additional information on calculation of acquisition-related shares, see Note 3.

	Nine months ended December 31, 2020		Year ended March 31, 2020
	STERIS plc (as reported)	Pro forma combined	STERIS plc (as reported)	Pro forma combined
Net income from continuing operations attributable to STERIS plc’s shareholders	$308,549	$271,952	$407,605	$138,406
Weighted-average number of ordinary shares outstanding – basic	85,153	99,441	84,778	99,066
Plus dilutive effect of share based compensation awards	698	895	863	1,026

Weighted-average number of ordinary shares outstanding – diluted	85,851	100,336	85,641	100,092
Net income from continuing operations per ordinary share
Basic	$3.62	$2.73	$4.81	$1.40
Diluted	3.59	2.71	4.76	1.38

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods or through any other methods of distribution described in an applicable prospectus supplement.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

The applicable prospectus supplement for any such offering will include, among other things, the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Any securities issued by STERIS plc or STERIS Irish FinCo may not be offered, sold, placed or underwritten and nothing may be done in Ireland in respect of such securities, otherwise than in conformity with the provisions of:

•

Regulation (EU) 2017/1129, Commission Delegated Regulation (EU) 2019/980, Commission Delegated Regulation (EU) 2019/979 and any Central Bank of Ireland rules issued and/or in force pursuant to Section 1363 of the Irish Companies Act;

•	the Irish Companies Act;

•	the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) of Ireland;

•

Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, the European Union (Market Abuse) Regulations 2016 and any Central Bank of Ireland rules issued and / or in force pursuant to Section 1370 of the Irish Companies Act;

•	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs); and

•	the Central Bank Acts 1942 to 2018 (as amended) of Ireland and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989 of Ireland.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offerings may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

ENFORCEMENT OF CIVIL LIABILITIES

Ireland

STERIS plc is a public limited company incorporated under the laws of Ireland and STERIS Irish FinCo is a public unlimited company incorporated under the laws of Ireland, each with their registered offices in Ireland. There is some uncertainty whether the courts of Ireland would recognize or enforce judgments obtained against STERIS plc, STERIS Irish FinCo or their respective directors or officers in a U.S. court based on the civil liabilities provisions of U.S. federal or state laws. The United States and Ireland do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in order to determine whether a judgment of the courts of the State of New York is enforceable in Ireland.

A judgment of the courts of the State of New York obtained against STERIS plc or STERIS Irish FinCo will be enforced by the courts of Ireland only if the following general requirements are met:

(i)

the courts of the State of New York must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the voluntary submission to jurisdiction by the defendant would satisfy this rule); and

(ii)	the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. However, where the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. Irish courts may also refuse to enforce a judgment of the courts of the State of New York which meets the above requirements for one of the following reasons:

(i)	the judgment is not for a definite sum of money;

(ii)	the judgment was obtained by fraud;

(iii)	the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

(iv)	the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland;

(v)

jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Rules of the Irish Superior Courts;

(vi)	the judgment is irreconcilable with an earlier judgment of the courts of the State of New York; or

(vii)	enforcement proceedings are not instituted in Ireland within six years of the date of the judgment of the courts of the State of New York.

England and Wales

STERIS Limited is a private limited company incorporated under the laws of England and Wales with registered office and principal place of business in England and Wales. As a result, it may not be possible for investors to (i) effect service of process within the United States upon STERIS Limited or (ii) recover any payments of principal, premium, interest, additional amounts or purchase price with respect to the notes or other payments or claims in the United States upon judgments of U.S. courts for any such payments or claims. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt, sum of money, payment or claim rendered by any U.S. court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In such an action, the English court would not generally reinvestigate the merits of the original matter decided by the U.S. court (subject to the below) and it would usually be possible to obtain summary judgment on such a claim (assuming there is no defense to the claim for payment). Recognition and enforcement of a U.S. judgment by an English court in such an action is conditional upon (among other things):

•	the U.S. court having had, at the time when proceedings were served, jurisdiction over the original proceedings according to English rules of international law;

•	the judgment being final and conclusive on the merits, meaning it is final and unalterable in the court which pronounced it and is for a definite sum of money; and

•

the U.S. judgment not being for a sum payable in respect of taxes, or other charges of a like nature or in respect of a penalty or fine, or otherwise based on a U.S. law that an English court considers to relate to penal, revenue or other public law.

An English court may refuse to enforce such a judgment if the judgment debtor satisfies the court that:

•	enforcement of the U.S. judgment contravenes English public policy;

•

the U.S. judgment has been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained, is otherwise specified in Section 5 of the Protection of Trading Interests Act 1980 or is based on measures designated by the Secretary of State under Section 1 of the Trading Interests Act 1980;

•	the U.S. judgment has been obtained by fraud or in breach of English principles of natural or substantial justice;

•

the U.S. judgment is a judgment on a matter previously determined by an English court or other court whose judgment is entitled to recognition in England or conflicts with an earlier judgment of such court;

•	the English enforcement proceedings were not commenced within the relevant limitation period; or

•

the U.S. judgment was obtained contrary to an agreement for the settlement of disputes under which the dispute in question was to be settled otherwise than by proceedings in a U.S. court (to whose jurisdiction the judgment debtor did not submit).

Based on the foregoing, there can be no assurance that investors will be able to enforce in England judgments obtained in any U.S. court or that such judgments will be recognized in England. In addition, there is no assurance as to when an English court would accept jurisdiction and impose civil liability if the original action was commenced in England, instead of the United States, and predicated solely upon the U.S. federal securities laws.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson and certain matters with respect to English and New York law will be passed upon for us by Jones Day. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

STERIS PLC

The consolidated financial statements of STERIS plc for the year ended March 31, 2020 (including the schedule appearing therein) appearing in STERIS plc’s Current Report on Form 8-K, and the effectiveness of STERIS plc’s internal control over financial reporting as of March 31, 2020 (excluding the internal control over financial reporting of entities that were acquired during fiscal 2020) included in its Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of STERIS plc’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of entities that were acquired during fiscal 2020 from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and STERIS plc management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020 (which did not include an evaluation of the internal control over financial reporting of entities that were acquired during fiscal 2020) have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of STERIS plc for the three-month periods ended June 30, 2020 and June 30, 2019, the three- and six-month periods ended September 30, 2020 and September 30, 2019 and the three- and nine-month periods ended December 31, 2020 and December 31, 2019, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 7, 2020, November 6, 2020 and February 9, 2021, respectively, included in STERIS plc’s Quarterly Reports on Forms 10-Q for the periods then ended, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

CANTEL

The financial statements incorporated in this prospectus by reference from Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 and the effectiveness of Cantel’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DENTAL HOLDING, LLC

The consolidated financial statements of Dental Holding, LLC and subsidiaries as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, and the consolidated financial statements of Dental Holding, LLC and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 incorporated in this prospectus by reference from Cantel’s Current Report on Form 8-K/A filed on December 16, 2019 have been audited by RSM US LLP, independent auditors, as stated in their reports thereon, incorporated herein by reference. Such consolidated financial statements have been so incorporated in this prospectus in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

$1,350,000,000

STERIS Irish FinCo Unlimited Company

$675,000,000 2.700% Senior Notes due 2031

$675,000,000 3.750% Senior Notes due 2051

Fully and unconditionally guaranteed by

STERIS plc, STERIS Corporation and STERIS Limited

Prospectus supplement

Joint book-running managers

J.P. Morgan

BofA Securities

Citigroup

PNC Capital Markets LLC

Senior co-managers

Santander

SMBC Nikko

Co-managers

US Bancorp

DNB Markets

KeyBanc Capital Markets

HSBC

Siebert Williams Shank

Academy Securities

March 24, 2021